RESTATED AND AMENDED
                          CREDIT AGREEMENT


                     Dated as of May 27, 1996
                              Among


                       RHI HOLDINGS, INC.,
                           as Borrower


                    THE FINANCIAL INSTITUTIONS
                         LISTED ON THE
                      SIGNATURE PAGES HEREOF,


                             and


                   CITICORP NORTH AMERICA, INC.,
                       as Administrative Agent

                          TABLE OF CONTENTS



                         ARTICLE IDEFINITIONS

SECTION 1.01  Certain Defined
Terms.............................2
SECTION 1.02  Computation of Time
Periods......................25
SECTION 1.03  Accounting and Commercial
Terms..................26
SECTION 1.04  Other Definitional
Provisions....................26


                ARTICLE IIRESTATEMENT OF 1992 CREDIT
AGREEMENT
SECTION 2.01  Amendment and Restatement of 1992 Credit

Agreement........................................26

                    ARTICLE IIIAMOUNTS AND TERMS OF LOANS
SECTION 3.01  Intentionally
Omitted............................27
SECTION 3.02  Intentionally
Omitted............................27
SECTION 3.03  Intentionally
Omitted............................27
SECTION 3.04  Intentionally
Omitted............................27
SECTION 3.05  Revolving Credit
Loans...........................27
SECTION 3.06  Intentionally
omitted............................28
SECTION 3.07  Procedure for Revolving Credit
Borrowings........28
SECTION 3.08  Making of Revolving Credit
Loans.................28
SECTION 3.09  Conversion or Continuation of Base Rate Loans
and
              Eurodollar Rate
Loans............................29
SECTION 3.10  Authorized Officers and Employees; Telephonic

Notices..........................................29
SECTION 3.11  Endorsement of Payments on
Note..................30
SECTION 3.12  Intentionally
omitted............................31
SECTION 3.13  Foreign Exchange Contracts; Interest Rate

Contracts........................................31
SECTION 3.14  Special Provisions Governing Eurodollar Rate

Loans............................................33
SECTION 3.15  Senior Lenders' Obligations
Several..............38

                   ARTICLE IVPAYMENTS AND PREPAYMENTS
SECTION 4.01
Prepayments......................................38
SECTION 4.02  Mandatory Prepayments of
Loans...................38
SECTION 4.03  Reductions of
Commitments........................39
SECTION 4.04  Intentionally
omitted............................39
SECTION 4.05  Manner and Time of
Payment.......................39
SECTION 4.06  Apportionment and Application of
Payments........40
SECTION 4.07  Required Additional Cash
Collateral..............42

                 ARTICLE VTHE LETTER OF CREDIT SUBFACILITY
SECTION 5.01  Obligation to
Issue..............................42
SECTION 5.02
Conditions.......................................43
SECTION 5.03  Issuance of Letters of
Credit....................43
SECTION 5.04  Reimbursement Obligations; Duties of Issuing

Banks............................................45
SECTION 5.05
Participations...................................45
SECTION 5.06  Payment of Reimbursement
Obligations.............48
SECTION 5.07
Exoneration......................................48
SECTION 5.08  Issuing Bank Reporting
Requirements..............49

                       ARTICLE VIINTEREST AND FEES
SECTION 6.01  Interest
Rate....................................49
SECTION 6.02  Default
Interest.................................50
SECTION 6.03  Computation of
Interest..........................50
SECTION 6.04  Interest
Payments................................50
SECTION 6.05  Administrative Agent's
Fee.......................50
SECTION 6.06  Intentionally
omitted............................50
SECTION 6.07  Non-Use
Fees.....................................51
SECTION 6.08  Letter of Credit Fees; Issuing Bank
Charges......51
SECTION 6.09  Payment of
Fees..................................51
SECTION 6.10  Changes; Legal
Restrictions......................52
SECTION 6.11  Increased
Capital................................53

                ARTICLE VIICONDITIONS PRECEDENT
SECTION 7.01  Conditions to
Effectiveness......................54
SECTION 7.02  Conditions Precedent to All Loans and the
Issuance
              of Letters of
Credit.............................55

            ARTICLE VIIIREPRESENTATIONS AND WARRANTIES
SECTION 8.01  Organization; Corporate
Powers...................56
SECTION 8.02  Authorization;
Enforceability....................57
SECTION 8.03  No
Conflict......................................57
SECTION 8.04  Governmental
Consents............................58
SECTION 8.05  Subsidiaries and Ownership of Capital
Stock......58
SECTION 8.06  Pledge of
Collateral.............................59
SECTION 8.07  Governmental
Regulation..........................59
SECTION 8.08  Litigation; Adverse
Effects......................59
SECTION 8.09  No Material Adverse
Change.......................60
SECTION 8.10  Payment of
Taxes.................................60
SECTION 8.11  Material Adverse
Agreements......................61
SECTION 8.12
Performance......................................61
SECTION 8.13  Securities
Activities............................61
SECTION 8.14  Requirements of
Law..............................61
SECTION 8.15  Patents, Trademarks, Permits,
etc................61
SECTION 8.16  Environmental
Matters............................62
SECTION 8.17  No
Default.......................................63
SECTION 8.18
ERISA............................................63
SECTION 8.19  Tax
Examinations.................................64
SECTION 8.20  Financial
Condition..............................65
SECTION 8.21
Guaranties.......................................65
SECTION 8.22  Senior
Indebtedness..............................65


               ARTICLE IXREPORTING COVENANTS
SECTION 9.01  Financial
Statements.............................66
SECTION 9.02  Certificates to Accompany Financial
Statements...67
SECTION 9.03  Intentionally
omitted............................68
SECTION 9.04 Officer's Certificates Regarding Investments and

Indebtedness.....................................68
SECTION 9.05  Intentionally
omitted............................69
SECTION 9.06  Other Financial
Information......................69
SECTION 9.07  Environmental
Notices............................69
SECTION 9.08  Declaration of Dividends and Other
Distributions.70
SECTION 9.09  Notices Concerning Defaults, Material Adverse
              Change and
Litigation............................70
SECTION 9.10  ERISA
Reporting..................................71
SECTION 9.11  Other
Reports....................................72
SECTION 9.12  Independent Certified Public
Accountants.........72
SECTION 9.13  TFC/RHI Consolidated
Liquidity...................73

               ARTICLE XAFFIRMATIVE COVENANTS
SECTION 10.01  Corporate Existence,
etc........................73
SECTION 10.02  Compliance with Laws,
etc.......................74
SECTION 10.03  Payment of
Taxes................................74
SECTION 10.04  Maintenance of Properties;
Insurance............74
SECTION 10.05  Inspection of Property; Books and Records;

Discussions.....................................75
SECTION 10.06  Intentionally
omitted...........................75
SECTION 10.07  Use of
Proceeds.................................75
SECTION 10.08  Intentionally
omitte............................75
SECTION 10.09  Receipt of Certain
Funds........................76
SECTION 10.10  Maintenance of Tax Allocation
Agreement.........76
SECTION 10.11  Separate Corporate
Existence....................76
SECTION 10.12  Consolidated Net Worth of the Borrower;

Liquidity.......................................77
SECTION 10.13  Future Liens for the Benefit of the Senior

Lenders.........................................77

                   ARTICLE XINEGATIVE COVENANTS
SECTION 11.01
Liens...........................................78
SECTION 11.02  Conduct of
Business.............................79
SECTION 11.03  Transactions with Shareholders and
Affiliates...79
SECTION 11.04  Restriction on Fundamental
Changes..............79
SECTION 11.05
ERISA...........................................80
SECTION 11.06  Sales and
Leasebacks............................81
SECTION 11.07  Subordinated
Indebtedness.......................81
SECTION 11.08  Amendment of Charter or By-
laws...............82
SECTION 11.09  Issuance and Disposal of
Stock..................82
SECTION 11.10  Interest Exchange
Agreements....................82
SECTION 11.11  Asset
Transfers.................................82
SECTION 11.12  Consulting
Contracts............................82
SECTION 11.13  Intentionally
omitted...........................82
SECTION 11.14  Consolidated Capital
Expenditures...............83
SECTION 11.15  Intercompany
Indebtedness.......................83
SECTION 11.16
Indebtedness....................................83
SECTION 11.17  Sales of
Assets.................................85
SECTION 11.18
Investments.....................................85
SECTION 11.19  Restricted Junior
Payments......................88
SECTION 11.20  Accommodation
Obligations.......................89
SECTION 11.21  Restriction on Operating
Leases.................89
SECTION 11.22  Sale of
Accounts................................90

               ARTICLE XIA INTENTIONALLY OMITTED

               ARTICLE XIB INTENTIONALLY OMITTED

               ARTICLE XIC INTENTIONALLY OMITTED


               ARTICLE XII INTENTIONALLY OMITTED

               ARTICLE XIII INTENTIONALLY OMITTED

           ARTICLE XIVEVENTS OF DEFAULT; RIGHTS AND REMEDIES
SECTION 14.01  Events of
Default...............................91
SECTION 14.02  Intentionally
omitted...........................95
SECTION 14.03  Rights and
Remedies.............................96


                  ARTICLE XV THE ADMINISTRATIVE AGENT
SECTION 15.01
Appointment.....................................97
SECTION 15.02  Nature of
Duties................................97
SECTION 15.03  Rights, Exculpation,
etc........................98
SECTION 15.04
Reliance........................................98
SECTION 15.05
Indemnification.................................99
SECTION 15.06  The Administrative Agent
Individually...........99
SECTION 15.07  Successor Administrative
Agents.................99
SECTION 15.08  Collateral
Management..........................100


                   ARTICLE XVIMISCELLANEOUS
SECTION 16.01  Concerning the Collateral
Documents............100
SECTION 16.02  Assignment of Loans; Participation in the

Facilities.....................................101
SECTION 16.03
Expenses.......................................104
SECTION 16.04
Indemnity......................................105
SECTION 16.05  Change in Accounting
Principles................106
SECTION 16.06  Set-
Off......................................106
SECTION 16.07  Ratable
Sharing................................107
SECTION 16.08  Amendments and
Waivers.........................108
SECTION 16.09  Independence of
Covenants......................109
SECTION 16.10
Notices........................................110
SECTION 16.11  Survival of Warranties and Certain
Agreements..110
SECTION 16.12  Failure or Indulgence Not Waiver; Remedies

Cumulative.....................................110
SECTION 16.13  Marshalling; Payments Set
Aside................110
SECTION 16.14
Severability...................................111
SECTION 16.15  Obligations
Several............................111
SECTION 16.16
Headings.......................................111
SECTION 16.17  Governing
Law..................................111
SECTION 16.18  Limitation of
Liability........................111
SECTION 16.19  Successors and Assigns; Subsequent Holders of

Notes..........................................111
SECTION 16.20  Consent to Jurisdiction and Service of
Process;
               Waiver of Jury Trial; Bankruptcy
Venue.........112
SECTION 16.21  Counterparts; Effectiveness;
Inconsistencies...112
SECTION 16.22  Performance of
Obligations.....................113
SECTION 16.23  Intentionally
omitted..........................113
SECTION 16.24  Replacement of Certain Senior
Lenders..........113
SECTION 16.25  No Default Under 1992 Credit
Agreement.........115
                           SCHEDULES


Schedule 1.01-A-Eurodollar Affiliates
Schedule 1.01-B-Excluded Dispositions
Schedule 1.01-C-Existing Investments
Schedule 1.01-D-Permitted Existing Indebtedness
Schedule 1.01-E-Subsidiary Guarantors

Schedule 8.05-Borrowers and their Subsidiaries; Ownership of
Borrowers' and Their Subsidiaries' Capital Stock
Schedule 8.08-Litigation
Schedule 8.16-Environmental Matters
Schedule 8.18-Post-Employment Employee Welfare Plans
Schedule 8.19-Tax Matters

Schedule 10.04-Insurance Policies

Schedule 11.03-Management Contracts and Service Agreements with Affiliates
Schedule 11.20-Unsecured Guaranties by Fairchild Germany,
Inc. of Indebtedness of Fairchild Convac GmbH

                            EXHIBITS


Exhibit A-Form of Assignment Agreement
Exhibit B-Form of Compliance Certificate
Exhibit C-Form of Revolving Credit Note
Exhibit D-Form of Notice of Borrowing
Exhibit E-Form of Notice of Conversion/Continuation
Exhibit F-List of Closing Documents
Exhibit G-Form of Officer's No Default Certificate
Exhibit H-Form of Officer's Certificate Regarding
Investments and Indebtedness
Exhibit I-Form of Officer's Certificate Regarding
 TFC/RHI Consolidated Liquidity


                   RESTATED AND AMENDED CREDIT AGREEMENT
                          Dated as of May 27, 1996


     THIS RESTATED AND AMENDED CREDIT AGREEMENT, dated as of May 27, 1996, among RHI Holdings, Inc., a Delaware corporation, the Senior Lenders from time to time a party hereto, the Issuing Banks from time to time a party hereto, and the Administrative Agent, sets forth the terms upon which the Senior Lenders and Issuing Banks will, among other things, (i) continue certain loans and other extensions of credit made to the Borrower under the 1992 Credit Agreement and (ii) make certain additional loans and/or otherwise extend additional financial accommodations to the Borrower.

                     W I T N E S S E T H:

     WHEREAS, pursuant to the 1992 Credit Agreement, the Borrower incurred certain obligations and indebtedness for loans and other financial accommodations extended to it and issued certain Notes evidencing such indebtedness;

     WHEREAS, the terms and provisions of the 1992 Credit Agreement as they pertain to (i) all borrower parties thereto other than the Borrower have been terminated in their entirety, except for certain indemnities thereunder, and (ii) all lender parties thereto other than Citicorp North America, Inc. in its capacity as a Senior Lender to the Borrower and Citibank, N.A. in its capacity as Issuing Bank to the Borrower have been terminated in their entirety, except as beneficiaries of the indemnities referenced in clause (i) above, in each instance, as set forth in that certain Mutual Release Agreement Agreement dated as of March 13, 1996, among VSI Corporation, Fairchild Industries, Inc., the Borrower, in its capacity as a guarantor of certain obligations owing under the 1992 Credit Agreement by VSI Corporation and Fairchild Industries, Inc., certain Subsidiaries of VSI Corporation, Shared Technologies Fairchild, Inc., and certain financial institutions parties thereto;

     WHEREAS, the Borrower has requested that Citicorp North America, Inc., as the sole Senior Lender having any commitment outstanding to the Borrower under the 1992 Credit Agreement, and Citibank, N.A., as Issuing Bank under the 1992 Credit Agreement, modify certain of the terms and provisions of the 1992 Credit Agreement and such Senior Lender and Issuing Bank are willing to modify certain terms and provisions of the 1992 Credit Agreement, in each case on the terms and conditions set forth herein; and

     WHEREAS, in view of the foregoing, the Administrative Agent, Citicorp North America, Inc., as Senior Lender, Citibank, N.A., as Issuing Bank, and the Borrower have agreed to enter into this Agreement in order to (i) restate and amend the terms and provisions of the 1992 Credit Agreement which relate to the Borrower and (ii) set forth the terms and conditions under which the Senior Lenders will, on the date hereof and hereafter, extend loans and make other financial accommodations to or for the benefit of the Borrower;

     NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Lender, the Issuing Bank, the Borrower, and the Administrative Agent hereby agree as follows:


                          ARTICLE I

                         DEFINITIONS

SECTION 1.01 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

     "Accommodation Obligation," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another Person, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

     "Accounts" shall mean and include, with respect to any Person, all of such Person's present and future rights to payment for goods, merchandise or Inventory sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance; accounts; proceeds of any letters of credit on which such Person is named as beneficiary; contract rights;
chattel paper; instruments; documents; insurance proceeds;
and all such obligations whatsoever owing to such Person, together with all instruments and all documents of title representing any of the foregoing, all rights in any goods, merchandise or Inventory which any of the same may represent, all rights in any returned or repossessed goods, merchandise and Inventory, and all right, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Administrative Agent" shall mean Citicorp, not individually, but in its capacity as administrative agent for the Senior Lenders and Issuing Banks hereunder, and any successor Administrative Agent appointed pursuant to Section
15.07.

     "Aerospace" shall mean Banner Aerospace, Inc., a
Delaware corporation.

     "Aerospace Credit Agreement" shall mean that certain Credit Agreement dated as of August 2, 1995 among Aerospace, Burbank Aircraft Supply, Inc., certain financial institutions a party thereto as lenders and issuing banks, and Citicorp USA, Inc., as administrative agent, as the same may be amended, restated, modified or supplemented from time to time.

     "Aerospace Group" shall mean Aerospace and its Subsidiaries.

     "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "Aggregate Foreign Exchange Exposure" shall mean the aggregate amount of Foreign Exchange Exposure with respect to Secured F/X Contracts to which Borrower is a party at such time.

     "Aggregate Interest Rate Exposure" shall mean the aggregate amount of Interest Rate Exposure with respect to Secured Interest Rate Contracts to which Borrower is a party at such time.

     "Agreement" shall mean this Restated and Amended Credit
Agreement, dated as of May 27, 1996, as it may be amended, supplemented, restated or otherwise modified from time to time.

     "Allocation Memorandum" shall mean that certain Memorandum for Allocating Corporate G&A Expense in FY '97 dated May 8, 1996, prepared by the Borrower and delivered to the Administrative Agent prior to the Closing Date, as amended, supplemented, restated or otherwise modified from time to time for succeeding Fiscal Years.

     "Applicable Eurodollar Rate Margin" shall mean one and one-quarter percent (1.25%) per annum.

     "Assignment Agreement" shall mean an Assignment and Acceptance in substantially the form of Exhibit A hereto pursuant to which a Senior Lender assigns all or a portion of its rights under and in connection with this Agreement and the Notes to another Person and such other Person assumes all or a portion of such Senior Lender's obligations under this Agreement, all as permitted pursuant to the provisions of Section 16.02.

     "Bankruptcy Code" shall mean Title 11 of the United
States Code (11 U.S.C 101 et seq.), as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Base Rate" shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

     (i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

     (ii) the sum (adjusted to the nearest one-quarter of one percent (1/4 of 1%) or, if there is no nearest one-quarter of one percent (1/4 of 1%), to the next higher one-quarter of one percent (1/4 of 1%)) of (A) one-half of one percent (1/2 of 1%) per annum plus (B) the rate per annum obtained by dividing (1) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeed-ing Business Day) for the three-week period ending on the previous Friday (or, if such day is not a Business Day, on the next succeeding Business Day) by Citibank on the basis of such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York, or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank by (2) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such three-week period plus (C) the Base Assessment Rate (as defined below) for such three-week period. The "Reserve Percentage" for any three-week period is the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities which consist of or which include (among other liabilities) three-month Dollar nonpersonal time deposits in the United States. The "Base Assessment Rate" for any three-week period is the average during such three-week period of the annual assess-ment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor thereto) for insuring Dollar deposits of Citibank in the United States; and

     (iii) the sum of (A) one half of one percent (1/2 of 1%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

     "Base Rate Loans" shall mean those Loans outstanding which bear interest at a rate based upon the Base Rate as provided in subsection 6.01(b).

     "Benefit Plan" shall mean, with respect to any Borrower, any employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which such Borrower or any ERISA Affiliate of such Borrower is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Borrower" shall mean RHI Holdings, Inc., a Delaware corporation.

     "Borrower Pledge Agreement" shall mean the Amended and Restated Pledge Agreement, dated as of May 27, 1996 executed by Borrower in favor of the Administrative Agent, for the benefit of the Senior Secured Creditors, relating to the pledge of the stock of certain of the Subsidiaries of Borrower as security for the Obligations, as such Amended and Restated Pledge Agreement may be amended, supplemented, restated or otherwise modified from time to time.

     "Borrower Security Agreement" shall mean that certain
Amended and Restated Security Agreement, dated as of May 27,
1996, executed by the Borrower in favor of the Administrative Agent for the benefit of the Senior Secured
Creditors, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "Borrowing" shall mean a borrowing consisting of Loans of the same type (except as otherwise provided in subsection
3.14(e)), made on the same day to the Borrower by the Senior
Lenders.

     "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the law of the State of New York or Illinois, or is a day on which banking institutions located in either such state are required or authorized by law or other governmental action to close and, with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate Loans, any day which is also a day for trading by and between banks in the London interbank Eurodollar market.

     "Capital Lease," shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

     "Cash" shall mean money, currency or a credit balance in a Deposit Account.

     "Cash Collateral Pledge Agreement" shall mean that certain Pledge and Assignment Agreement, dated as of September 5, 1995, executed by Borrower in favor of the Senior Secured Creditors, relating to the pledge and assignment of certain cash collateral as security for the Obligations, as such Cash Collateral Pledge Agreement may be amended, supplemented, restated or otherwise modified from time to time and as reaffirmed pursuant to that certain Reaffirmation Agreement and Acknowledgment dated as of May 27, 1996 executed by Borrower.

     "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or Moody's Investors Services, Inc. (or, if at any time neither Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., nor Moody's Investors Services, Inc. shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to the Agents); (iii) commercial paper maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having the highest rating from either Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or Moody's Investors Services, Inc. (or, if at any time neither Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., nor Moody's Investors Services, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to the Agents); (iv) domestic and Eurodollar certificates of deposit or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof (A) issued by any Senior Lender or (B) issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having the highest deposit rating category as published by Keefe, Bruyette & Woods (or any successor thereto)(or, if such commercial bank is not rated by Keefe, Bruyette & Woods or a successor thereto, having either Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.'s, or Moody's Investors Services, Inc.'s highest rating); and (v) any agreement involving U.S. Government securities, certificates of deposit or "eligible" bankers' acceptances which provides for the transfer of such securities against payment in funds and which contains an agreement by the seller to repurchase the securities at a specified date not more than one (1) year after the date of such agreement.

     "Citibank" shall mean Citibank, N.A., a national banking association.

     "Citicorp" shall mean Citicorp North America, Inc., a
Delaware corporation.

     "Closing Date" shall mean May 27, 1996.

     "Collateral" shall mean all property and interests in property now owned or hereafter acquired by any Person in or upon which a security interest, lien or mortgage is granted under the Collateral Documents.

     "Collateral Account" shall mean an account maintained by the Administrative Agent at Citibank.

     "Collateral Documents" shall mean, collectively, the Borrower Security Agreement, the Borrower Pledge Agreement, the Foreign Subsidiary Pledge Agreements, Cash Collateral Pledge Agreement, and any other agreement, instrument or document pursuant to which a security interest or lien is granted by the Borrower (or any of its predecessors in interest) or any Subsidiary Guarantor to the Administrative Agent (or any of its predecessors in interest) to secure the payment and performance of any of the Obligations.

     "Commercial Letter of Credit" shall mean any documen-tary Letter of Credit which is drawable upon presentation of documents evidencing the sale, storage, or shipment of goods purchased by Borrower or any of its Subsidiaries for Inventory or Equipment in the ordinary course of its business.

     "Commission" shall mean the Securities and Exchange
Commission or any Governmental Authority succeeding to its functions.

     "Commitment" shall mean, with respect to each Senior Lender the amount set forth below such Senior Lender's name under the heading "Commitment" on the signature pages of this Agreement, or, as the case may be, on the signature page of the Assignment Agreement pursuant to which such Senior Lender became a Senior Lender hereunder in accordance with the provisions of Section 16.02, as such amount may be reduced or increased (whether temporarily or permanently) from time to time pursuant to the terms of this Agreement, including any reduction resulting from the assignment of all or a portion of such Senior Lender's Commitment in accordance with Section 16.02, and "Commitments" shall mean, collectively, the aggregate amount of the Commitments, which aggregate amount shall not exceed at any time the lesser of
(a) $4,250,000 and (b) the amount of cash collateral then on deposit with the Administrative Agent.

     "Commitment Period" shall mean the period during which the Senior Lenders have committed hereunder to make, subject to the terms and conditions contained herein, Loans and the other extensions of credit provided for herein to the Borrower, which period shall each commence on the Closing Date and end on May 26, 1998.

     "Compliance Certificate" shall mean a certificate substantially in the form attached hereto as Exhibit B delivered to the Senior Lenders by Borrower pursuant to subsection 9.02(a).

     "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases which is capitalized on the balance sheet of the Borrower by the Borrower and its Subsidiaries) during such period that, in conformity with GAAP, are required to be included in the property, plant or equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding expenditures made in connection with the replacement or restoration of assets, to the extent financed from insurance proceeds paid or other recoveries or court awards received on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

     "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

     "Consolidated Net Worth" shall mean, as at any date of determination, the amount by which total assets of the Borrower and its Subsidiaries exceed total liabilities of the Borrower and its Subsidiaries (all as determined on a consolidated basis in conformity with GAAP), after deducting therefrom nonrecurring gains and adding thereto nonrecurring losses in respect of asset sales, in each case on a cumulative basis.

     "Consolidated Rental Payments" shall mean, for any period, the aggregate amount of all rents paid or, as used in Section 11.21, accrued during such period under all Operating Leases of the Borrower and its Subsidiaries as lessee (net of sublease income) (all as determined on a consolidated basis in conformity with GAAP).

     "Contractual Obligation," shall mean, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting any of the properties of such Person).

     "Customary Permitted Liens" shall mean

     (i) Liens (other than Environmental Liens) for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;

    (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;

     (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of borrowed money), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; and

     (iv) easements, rights-of-way, restrictions, municipal and zoning ordinances and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or its Subsidiaries.

     "Defined Benefit Plan" shall mean any employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA and in respect of which the Borrower or an ERISA Affiliate of the Borrower is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Deposit Account" shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

     "Determination Date" shall have the meaning ascribed to it in subsection 6.01(d).

     "Dollars" and "$" shall mean the lawful money of the United States of America.

     "Domestic Subsidiary" of a Person shall mean a Sub-sidiary of such Person organized under the laws of the United States of America, any state thereof, Puerto Rico or the District of Columbia.

     "ECRA" means the Environmental Cleanup and Respon-sibility Act, as the same may be amended from time to time, and any successor statute.

     "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, in each case arising from or relating to a breach or alleged breach of environmental laws or regulations.

     "Environmental Lien" shall mean a Lien in favor of any governmental entity for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such governmental entity in response to a release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

     "Equipment" shall mean, with respect to any Person, all of such Person's goods, except Inventory, including, without limitation, all machinery, manufacturing equipment, office equipment, data processing equipment, vehicles, vessels, aircraft, furniture, furnishings, appliances, fixtures, and tools and all other equipment of every type and description, together with any and all accessions, parts and appurtenances thereto and replacements thereof.

     "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

     "Eurodollar Affiliate" shall mean, with respect to any Senior Lender, the Senior Lender Affiliate set forth below such Senior Lender's name on Schedule 1.01-A or on the signature page of the Assignment Agreement pursuant to which such Senior Lender became a Senior Lender hereunder in accordance with the provisions of Section 16.02.

     "Eurodollar Rate" shall mean, with respect to any Interest Period applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans, an interest rate per annum obtained by dividing (i) the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1%) per annum if such average is not such a multiple) of the rate per annum determined by Citibank to be the rate per annum at which deposits in Dollars are offered by Citibank to major banks in the London interbank Eurodollar market at 11:00 A.M. (London time) on the Interest Rate Determination Date for such Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan to be outstanding during such Interest Period from Citicorp, by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Interest Rate Determination Date.

     "Eurodollar Rate Loans" shall mean those Loans out-standing which bear interest at a rate based upon the Eurodollar Rate as provided in Section 6.01.

     "Eurodollar Reserve Percentage" shall mean for any date that percentage (expressed as a decimal) which is in effect on such date, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents). The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event of Default" shall mean any of the occurrences set forth in Section 14.01, after the expiration of any applicable grace period expressly provided therein.

     "Excluded Dispositions" shall mean the sale, transfer or other disposition by Borrower or a Subsidiary of the Borrower of all or any part of the assets and properties listed on Schedule 1.01-B.

     "Excluded ERISA Affiliates" shall mean TFC and any Subsidiary of TFC other than the Borrower or a Subsidiary of the Borrower.

     "Existing Investments" shall mean, with respect to the Borrower or TFC, those Investments of the Borrower reflected on Schedule 1.01-C.

     "Facility Availability" shall mean, at any time, an amount equal to the excess, if any, of the then effective
Commitments over the Facility Outstandings at such time.

     "Facility Outstandings" shall mean, at any time, an amount equal to (i) the aggregate principal amount of all Loans outstanding at such time, plus (ii) the Letter of Credit Obligations at such time, plus (iii) the sum of the Borrower's Aggregate Foreign Exchange Exposure and Aggregate Interest Rate Exposure at such time, plus (iv) the aggregate face amount of all Letters of Credit which the Borrower has requested Issuing Banks to issue but which have not on such date been issued and which will become Letters of Credit when issued pursuant to the terms of Section 5.03, plus (v) the aggregate amount of Foreign Exchange Exposure corresponding to proposed Foreign Exchange Contracts which, on such date, have not yet been entered into between a Senior Lender and the Borrower but will become Secured F/X Contracts when entered into pursuant to the terms of subsection 3.13(a), plus (vi) the aggregate amount of Interest Rate Exposure corresponding to proposed Interest Rate Contracts which, on such date, have not yet been entered into between a Senior Lender and the Borrower but will become Secured Interest Rate Contracts when entered into pursuant to the terms of subsection 3.13(b).

     "Facility Termination Date" shall mean the last day of the Commitment Period.

     "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental
Authority succeeding to its functions.

     "FHC" shall mean Fairchild Holding Corp., a Delaware corporation and wholly-owned Subsidiary of the Borrower.

     "FHC Credit Agreement" shall mean that certain Credit Agreement dated as of March 13, 1996 among FHC, certain financial institutions as lenders, Citibank, as issuing bank, and Citicorp USA, Inc., as administrative agent, as the same may be amended, restated, or supplemented from time to time.

     "Fiscal Year" shall mean the fiscal year of the Borrower, which shall be the twelve (12) month period ending on June 30, or such other period as the Borrower may designate and the Requisite Senior Lenders may approve in writing.

     "Fixed Assets" shall mean, with respect to any Person, such Person's property plant and equipment under GAAP.

     "Foreign Exchange Contract" shall mean any contract between any Senior Lender or Senior Lender Affiliate and the Borrower or any of its Subsidiaries that requires payment in, or the delivery of, a currency other than the currency being tendered.

     "Foreign Exchange Exposure" shall mean, with respect to any Foreign Exchange Contract, an amount equal to the product of the amount of the foreign currency obligation under such Foreign Exchange Contract multiplied by a percentage determined by the contracting Senior Lender or Senior Lender Affiliate, which percentage shall be comparable to the percentages determined by such Senior Lender or Senior Lender Affiliate to apply to foreign exchange contracts of like kind and term entered into by such Senior Lender or Senior Lender Affiliate.

     "Foreign Subsidiary" of a Person shall mean a Sub-sidiary of that Person which is not a Domestic Subsidiary.

     "Foreign Subsidiary Pledge Agreements" shall mean those several pledge agreements, in each case, executed by the Borrower before, on, or after the Closing Date, relating to the pledge of certain of the stock of certain of Borrower's Foreign Subsidiaries, as such pledge agreements may be amended, supplemented, restated or otherwise modified from time to time.

     "Funding Date" shall mean the date requested by the Borrower to be the date on which a Loan is funded.

     "GAAP" shall mean generally accepted accounting prin-ciples set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of
Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination, except as otherwise provided in
Section 16.05 hereof.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hartz-Rex Associates" shall mean Hartz-Rex Associates, a general partnership formed under the laws of the State of New Jersey.

     "Hasbrouck Heights Lease" shall mean that certain Lease dated as of December 27, 1995 between Hartz-Rex Associates, as landlord, and Flaghouse, Inc., as tenant.

     "Hasbrouck Heights Real Property" shall mean that certain real property which is the subject of the Hasbrouck
Heights Lease.

     "Indebtedness" shall mean, as applied to any Person, any obligation for the payment of money created by contract (other than trade payables and normal accruals), and shall include, without limitation but without duplication, (i) all indebtedness of that Person for borrowed money or for deben-tures, bonds and other debt Securities issued; (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on the balance sheet of that Person in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit to that Person whether or not representing obligations for borrowed money; (iv) obligations owed by that Person for all or any part of the deferred purchase price of property or services; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a personal liability of that Person;
(vi) the undrawn amount of all outstanding Letters of Credit issued for the account of such Person; and (vii) all Accommodation Obligations in respect of Indebtedness, obligations or liability of others of the types described in clauses (i) through (vi) above.

     "Interest Payment Date" shall mean, with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of an Interest Period in excess of three (3) months, each day which occurs every three (3) months after the initial date of such Interest Period.

     "Interest Period" shall have the meaning ascribed to it in subsection 3.14(b).

     "Interest Rate Contracts" shall mean interest rate cap agreements, interest rate swap agreements, interest rate collar agreements, options on any of the foregoing, or any other agreements or arrangements designed to provide protection against fluctuations in interest rates.

     "Interest Rate Determination Date" shall mean the date on which the Administrative Agent determines the Eurodollar Rate applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans. The Interest Rate Determination Date shall be the second Business Day (or such later day as the Senior Lenders may permit) prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

     "Interest Rate Exposure" shall mean, with respect to any Interest Rate Contract between the Borrower and a Senior Lender or Senior Lender Affiliate, an amount equal to the product of the maximum obligation of the Borrower under such Interest Rate Contract multiplied by a percentage determined by the contracting Senior Lender or Senior Lender Affiliate, which percentage shall be comparable to the percentages determined by such Senior Lender or Senior Lender Affiliate to apply to contracts of like kind and term entered into by such Senior Lender or Senior Lender Affiliate.

     "Internal Revenue Code" shall mean the Internal Revenue
Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Inventory" shall mean and include, with respect to any Person, all of such Person's now owned and hereafter acquired inventory, goods, materials, supplies, merchandise and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, all raw materials, work in process, finished goods and materials, parts and supplies of any kind, nature or description which are used or consumed in such Person's business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, or are used in connection with the provision of services in such Person's business, all returned or repossessed goods now, or at any time or times hereafter, in the possession or under the control of such Person, the Administrative Agent or any Senior Lender, and all documents of title or documents representing the same.

     "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of stock or other Securities, or of a beneficial interest in stock or other Securities, of any other Person, and any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses and similar items made or incurred in the ordinary course of business), or capital contribution by that Person to, or note receivable from, any other Person, including all Indebtedness and Accounts owed by that other Person which are not current assets or did not arise from sales of goods or services to that Person in the ordinary course of business. The amount of any Investment shall be determined in conformity with GAAP.

     "Issuing Banks" shall mean (i) Citibank and (ii) any Senior Lender or Senior Lender Affiliate that agrees, in its sole discretion at the request of the Borrower, and on terms and conditions mutually acceptable to the Administrative Agent, such Senior Lender or Senior Lender Affiliate and the Borrower, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Article V. When a Senior Lender is referred to as an Issuing Bank hereunder, such reference to such Senior Lender as an Issuing Bank shall be interpreted to refer to such Senior Lender solely in its capacity as an Issuing Bank.

     "L/C Subfacility" shall mean $4,250,000 of Letter of Credit Obligations of the Borrower which is permitted to be outstanding under the terms of this Agreement.

     "Letter(s) of Credit" shall mean, in the singular form, any Commercial Letter of Credit or any Standby Letter of Credit, in either case issued by an Issuing Bank for the account of the Borrower pursuant to Article V and, in the plural form, all such Commercial Letters of Credit and Standby Letters of Credit issued by an Issuing Bank for the account of the Borrower.

     "Letter of Credit Obligations" shall mean, at any particular time, the sum of (i) the Borrower's Reimbursement Obligations plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of the Borrower, in each case as determined by the Administra-tive Agent.

     "Letter of Credit Reimbursement Agreement" shall mean, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which such Letter of Credit is requested may employ in the ordinary course of business for its own account, whether or not providing for collateral security, with such modifications thereto as may be agreed upon by the Issuing Bank and the account party and as are not materially adverse to the interests of the Senior Lenders; provided, that in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control; and further, provided, that any grant or purported grant of a security interest in favor of the Issuing Bank contained in any Letter of Credit Reimbursement Agreement shall be void.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a "true" lessor pursuant to 9-408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

     "Loan" shall mean (i) an advance which was made by the Senior Lenders to the Borrower under the 1992 Credit
Agreement and which remains outstanding on the Closing Date and (ii) an advance made to the Borrower by a Lender pursuant to the terms of Section 3.05; and "Loans" shall mean all of the advances described in the preceding clauses
(i) and (ii).

     "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents, the Letters of Credit (and accompanying applications and reimbursement agreements), the Secured F/X Contracts, the Secured Interest Rate Contracts, and all other security agreements, mortgages, deeds of trust, financing statements, patent and trademark security agreements, lease assignments, assumption agreements, guaranties and other agreements, instruments and written indicia of Contractual Obligations between the Borrower, TFC or any guarantor of all or any part of the Obligations and any Senior Lender, any Issuing Bank, or the Administrative Agent delivered to such Senior Lender, such Issuing Bank, or the Administrative Agent by or on behalf of the Borrower, TFC or such guarantor pursuant to or in connection with the transactions contemplated hereby.

     "Margin Stock" shall have the meaning assigned to that term in Regulation U and Regulation G.

     "Marketable Securities" shall mean any Securities which are freely deliverable (including by book-entry transfer) and readily traded on any nationally recognized United States securities exchange or the London Stock Exchange or traded overthe-counter as reported by the National Association of Securities Dealers Automated Quotations system or traded on the Paris Bourse.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding five (5) years was, contributed to by the Borrower or any ERISA Affiliate of the Borrower.

     "Net Cash Proceeds of Sale" shall mean Net Proceeds of Sale received by the Borrower or any of its Domestic Subsidiaries in Cash or Cash Equivalents, including, without limitation, the principal and interest paid under any note which constitutes Net Proceeds of Sale, but only when such principal and interest are received.

     "Net Proceeds of Sale" shall mean proceeds (including any notes, Securities, warrants and other noncash items and money paid into escrow accounts, together with (or reduced by) all interest paid thereon and capital gains (or capital losses) realized in connection with the investment thereof) received as consideration by the Borrower or any of its Domestic Subsidiaries (in the case of a Domestic Subsidiary, to the extent of such Borrower's ownership interest in such Subsidiary) from the sale, lease, assignment or other disposition outside of the ordinary course of business to any Person (other than the Borrower or a Subsidiary of the Borrower) of any assets or property of the Borrower having an aggregate fair market value in excess of $500,000, in each Fiscal Year during the period commencing on the Closing Date through the date on which this Agreement shall terminate pursuant to the terms hereof, in each case net of
(A) the cost of sale, lease, assignment or other disposition, taxes paid or payable as a result thereof, and reasonable reserves associated therewith, (B) amounts applied to the repayment of Indebtedness (other than the Obligations) or any other liability assumed, indemnified or retained by the Borrower or secured by a Lien on the asset disposed of, and (C) amounts used to purchase or lease a replacement asset. For this purpose, all proceeds of insurance paid or other recoveries or awards received on account of the loss of or damage to any such asset or property, or group of assets or properties, and awards of compensation for any such asset or property, or group of assets or properties, taken by condemnation or eminent domain shall be deemed proceeds of the disposition of that asset or property.

     "1992 Credit Agreement" shall mean that certain Restated and Amended Credit Agreement, dated as of July 27, 1992, among Borrower, the other borrowers party thereto, the financial institutions from time to time party thereto as senior lenders, Citicorp, The Bank of Nova Scotia and NationsBank, N.A. as agents for such lenders, and Citicorp, as administrative agent, as amended prior to the Closing Date.

     "Non-Facility Letter of Credit" shall mean any letter of credit which is not a Letter of Credit.

     "Non-Facility Letter of Credit Obligations" shall mean, at any time, the sum of (i) the Borrower's aggregate reimbursement obligations with respect to drawings made under Non-Facility Letters of Credit issued for the account of the Borrower and (ii) the aggregate undrawn face amount of all outstanding Non-Facility Letters of Credit issued for the account of the Borrower.

     "Non-Use Fee" shall have the meaning ascribed to it in
Section 6.07.

     "Non-Use Fee Base" shall mean, at any time, the amount, if any, by which the aggregate amount of the then effective
Commitments exceeds the sum of (i) the then aggregate outstanding principal amount of the Loans and (ii) the Letter of Credit Obligations at such time.

     "Note" shall mean a promissory note substantially in the form of Exhibit C attached hereto, issued by the Borrower and payable to a Senior Lenders evidencing Loans made to the Borrower pursuant to the terms hereof and all promissory notes issued in substitution for or replacement thereof, in each case, as the same may be modified in writing from time to time; and "Notes" shall mean all such Notes, collectively.

     "Notice of Borrowing" shall mean a notice, substantially in the form of Exhibit D, signed by a duly authorized officer or employee of the Borrower.

     "Notice of Conversion/Continuation" shall mean a notice, substantially in the form of Exhibit E, signed by a duly authorized officer or employee of the Borrower.

     "Obligations" shall mean, collectively, all present and future Indebtedness and other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to any of the Senior Lenders, Issuing Banks, the Administrative Agent, any Senior Lender Affiliate or any other Person entitled to indemnification pursuant to Section 16.04, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, whether or not for the payment of money, whether arising by reason of any extension of credit, opening or amendment of a Letter of Credit or payment or acceptance of a draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or interest rate swap transactions or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter acquired, and shall include, without limitation, (i) all liability of the Borrower for principal of and interest on Loans or under the Notes, (ii) all liability of the Borrower or any of its Subsidiaries to any Senior Lender or Senior Lender Affiliate under any Secured F/X Contract between the Borrower or any such Subsidiary and such Senior Lender or such Senior Lender Affiliate (to the extent of the Foreign Exchange Exposure with respect to such Secured F/X Contract), (iii) all liability of the Borrower or any of its Subsidiaries to any Senior Lender or Senior Lender Affiliate under any Secured Interest Rate Contract between the Borrower or any such Subsidiary and such Senior Lender or such Senior Lender Affiliate (to the extent of the Interest Rate Exposure with respect to such Secured Interest Rate Contract), (iv) all Reimbursement Obligations of the Borrower to any Senior Lender in its capacity as an Issuing Bank, and (v) all liability of the Borrower for fees payable under this Agreement to the Administrative Agent, any of the Issuing Banks or any of the Senior Lenders, expense reimbursements (including, without limitation, reasonable attorneys' fees and disbursements), indemnifications, charges and other amounts due or to become due to any of the Senior Lenders, or the Administrative Agent under or in connection with this Agreement, any Letter of Credit Reimbursement Agreement or any other Loan Document.

     "Officer's Certificate" shall mean, as to a corpora-tion, a certificate executed on behalf of such corporation by its chairman or vice-chairman of the board (if an officer) or its president, vice-president, chief financial officer, controller, treasurer or assistant treasurer.

     "Operating Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

     "PBGC" shall mean the Pension Benefit Guaranty Corpora-tion, and any Person succeeding to the functions thereof.

     "Permitted Existing Indebtedness" shall mean the Indebtedness of the Borrower and its Subsidiaries reflected on Schedule 1.01-D.

     "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

     "Potential Event of Default" shall mean an occurrence which, after the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "Prohibited Investments" shall mean any Securities issued by, or direct or indirect loans, advances or capital contributions to, any Person which is a general partnership or which has, as one of its primary activities, (i) the manufacture, transportation or sale of weapons or (ii) the ownership or management of gaming operations.

     "Pro Rata Share" shall mean, as of any date of determination, for each Senior Lender, the percentage obtained by dividing such Senior Lender's Commitment by all Commitments (or, following the termination of the Commitments pursuant to the terms of this Agreement, the percentage obtained by dividing the then outstanding principal amount under the Note held by such Senior Lender by the then outstanding principal amount under the Notes held by all Senior Lenders).

     "Purchase Money Indebtedness" shall mean Indebtedness, the proceeds of which are used by the Borrower or one of its Subsidiaries to make Consolidated Capital Expenditures permitted by Section 11.11 and which is either unsecured or secured solely by purchase money Liens of the type permitted by clause (h) of Section 11.04; provided, that the amount of such Indebtedness incurred in connection with any Consolidated Capital Expenditure of the Borrower or any of its Subsidiaries shall not exceed eighty percent (80%) of the purchase price of such Consolidated Capital Expenditure.

     "Regulation A" shall mean Regulation A of the Federal
Reserve Board as in effect from time to time.

     "Regulation D" shall mean Regulation D of the Federal
Reserve Board as in effect from time to time.

     "Regulation G" shall mean Regulation G of the Federal
Reserve Board as in effect from time to time.

     "Regulation T" shall mean Regulation T of the Federal
Reserve Board as in effect from time to time.

     "Regulation U" shall mean Regulation U of the Federal
Reserve Board as in effect from time to time.

     "Regulation X" shall mean Regulation X of the Federal
Reserve Board as in effect from time to time.

     "Reimbursement Obligations" shall mean the Borrower's reimbursement or repayment obligations to the Issuing Banks pursuant to this Agreement or Letter of Credit Reimbursement Agreements with respect to drawings made under Letters of Credit issued for the account of the Borrower.

     "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or occupational safety or health law, rule or regulation.

     "Requisite Knowledge" shall occur, with respect to any Person and any event or fact, on the date on which a Responsible Officer of such Person knew or reasonably should have known of such event or fact.

     "Requisite Senior Lenders" shall mean those Senior Lenders whose aggregate Commitments are equal to fifty percent (50%) or more of the total Commitments or, following the termination of the Commitments pursuant to the terms of this Agreement, Senior Lenders who hold fifty percent (50%) or more of the aggregate principal amount outstanding under the Notes.

     "Responsible Officer" shall mean, with respect to any Person, the Chairman of the Board, the President, any Vice
President, the Treasurer, any Assistant Treasurer, the
Controller, or any other officer of similar or higher rank of such Person.

     "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except (A) a dividend payable solely in shares of stock to the holders of that class or (B) a dividend or other distribution payable to the Borrower or to any Subsidiary of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness, (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, and (v) any payment of a claim, not reduced to final judgment after exhaustion of all available appellate remedies, for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Subordinated Indebtedness or any shares of the capital stock of the Borrower or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

     "Secured F/X Contract" shall mean a Foreign Exchange
Contract with respect to which the Foreign Exchange Exposure constitutes an Obligation secured by the Collateral.

     "Secured Interest Rate Contract" shall mean an Interest Rate Contract between any Senior Lender or Senior Lender Affiliate and the Borrower or any of its Subsidiaries with respect to which the Interest Contract Exposure constitutes an Obligation secured by the Collateral.

     "Securities" shall mean any stock, shares, voting trust certificates, limited partnership certificates, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities," including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code as in effect in the State of New York, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes, or any other evidence of the Obligations.

     "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Securities Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Selling Price of Fixed Assets" shall mean, for any period, the aggregate gross cash proceeds received by the Borrower and its Subsidiaries during such period from the disposal of Fixed Assets.

     "Senior Lender" shall mean any Person which is a holder of a Note but shall not include any Person to which a participation is sold pursuant to Section 16.02 unless such Person is also the holder of a Note.

     "Senior Lender Affiliate" shall mean any Affiliate of a Senior Lender.

     "Senior Secured Creditors" shall mean the Administrative Agent, the Senior Lenders, the Issuing Banks, and any Senior Lender Affiliate or Indemnitee to which any Obligations are owed.

     "Senior Subordinated Debenture Indenture" shall mean the Indenture between Rexnord Acquisition Corp. and Irving
Trust Company, as trustee, dated as of March 2, 1987, pursuant to which Senior Subordinated Debentures in the aggregate original principal amount of $126,000,000 were issued, as supplemented by the First Supplemental Indenture dated as of July 1, 1987 between Rexnord and Irving Trust
Company, as trustee, and the Second Supplemental Indenture dated as of August 16, 1988, between Borrower and Irving
Trust Company, as trustee, as the same may be further amended, supplemented, restated or modified from time to time.

     "Senior Subordinated Debentures" shall mean Borrower's
(as successor by merger to Rexnord, Inc., which was, in turn, successor by merger to Rexnord Acquisition Corp.)
11-7/8% Senior Subordinated Debentures due 1999 issued pursuant to the Senior Subordinated Debenture Indenture.

     "Solvent" shall mean, when used with respect to any Person, that at the time of determination:

     (i) the fair value of its assets (both at fair valuation and present fair saleable value) is in excess of the total amount of its liabilities, including, without limitation, contingent liabilities;

     (ii) it is then able and expects to be able to pay its debts as they mature;

     (iii) it owns property having a value (both at fair valuation and present fair saleable value) in excess of the total amount required to pay its debts; and

     (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

     "Standby Letter of Credit" shall mean any "clean" or standby Letter of Credit issued to support obligations
(contingent or otherwise) of the Borrower or any of its Subsidiaries.

     "Subordinated Indebtedness" shall mean, (i) the Indebtedness of the Borrower evidenced by the Senior Subordinated Debentures, (ii) any additional Indebtedness hereafter incurred by the Borrower which is subordinated in right of payment and is payable on terms and conditions no less favorable to the Senior Lenders than those set forth in the Senior Subordinated Debenture Indenture, and (iii) any refinancing of the Senior Subordinated Debentures, or any such additional Indebtedness of the Borrower which is subordinated in right of payment and is payable on terms and conditions no less favorable to the Senior Lenders than those set forth in the Senior Subordinated Debenture Indenture.

     "Subsidiary" of a Person shall mean any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled to vote in the election of directors, managers, or trustees (or the equivalent governing body) thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or any combination thereof; provided, that (i) none of FHC or any of its Subsidiaries shall be considered Subsidiaries of the Borrower, (ii) no member of the Aerospace Group shall be considered a Subsidiary of the Borrower, and (iii) solely for purposes of determining the Borrower's compliance with Article XI, any Person constituting an Existing Investment (but not a Subsidiary as of the Closing Date) of the Borrower which becomes a Subsidiary of the Borrower pursuant to an acquisition permitted hereunder shall not be considered a Subsidiary of the Borrower.

     "Subsidiary Guarantor" shall mean each Subsidiary of the Borrower listed on Schedule 1.01-E.

     "Subsidiary Guaranty" shall mean (i) the Amended and Restated Subsidiary Guaranties dated as of May 27, 1996, executed by a Subsidiary Guarantor in favor of the Senior
Secured Creditors, guaranteeing payment and performance of the Obligations, and (ii) any other guaranty of all or a portion of the Obligations executed after the Closing Date, in each case as such Subsidiary Guaranty may be amended, supplemented, restated or otherwise modified from time to time.

     "Tax Allocation Agreement" shall mean the Eighth
Amended and Restated Tax Allocation Agreement, dated as of
March 13, 1996, among TFC, Borrower and certain Affiliates thereof, as the same may be amended from time to time with the consent of the Requisite Senior Lenders.

     "Termination Event" shall mean (i) with respect to any Benefit Plan, a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Defined Benefit Plan during a plan year in which it is a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate a Defined Benefit Plan or the treatment of a Defined Benefit Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Defined Benefit Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Defined Benefit Plan.

     "TFC" shall mean The Fairchild Corporation, a Delaware corporation.

     "Unused L/C Subfacility" shall mean, at any time, the amount, if any, by which the L/C Subfacility exceeds the amount of (i) all Letter of Credit Obligations at such time, plus (ii) the aggregate face amount of all Letters of Credit which the Borrower has requested prior to such time but which have not yet been issued.

     "Virginia Real Property" shall mean the leasehold estate, together with the building and improvements located at 300 West Service Road, Chantilly, Virginia.

     SECTION 1.02  Computation of Time Periods.  In this
Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." Periods of days referred to in this Agreement shall be counted in calendar days unless
Business Days are expressly prescribed.

     SECTION 1.03 Accounting and Commercial Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Terms not otherwise defined herein which are defined in, or used in, Article 9 of the Uniform Commercial Code as in effect in the State of New York shall herein have the respective meanings given to them in Article 9 of the Uniform Commercial code as in effect in the State of New York.

     SECTION 1.04  Other Definitional Provisions.
References to "Sections," "subsections" "Schedules" and
"Exhibits" shall be to Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section
1.01 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                           ARTICLE II

              RESTATEMENT OF 1992 CREDIT AGREEMENT

     SECTION 2.01 Amendment and Restatement of 1992 Credit Agreement. The Borrower, the Senior Lender and the Issuing Bank agree that, upon (i) the execution and delivery of this Agreement by the Borrower, the Administrative Agent, and the Senior Lender and the Issuing Bank as of the Closing Date, and (ii) satisfaction (or waiver) of the conditions precedent set forth in Section 7.01, the terms and provisions of the 1992 Credit Agreement as they pertain to loans and extensions of credit and other financial accommodations made to or for the benefit of the Borrower by the Administrative Agent and/or the Senior Lenders and Issuing Bank shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement shall not constitute a novation. All Loans made to the Borrower under the 1992 Credit Agreement which remain outstanding on the Closing Date shall continue as Loans under (and shall be governed by the terms of) this Agreement. All Letters of Credit issued for the account of the Borrower, or entered into with the Borrower, under the 1992 Credit Agreement which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement. Upon and after the Closing Date, all interest, fees, charges and other amounts accruing and payable by the Borrower to the Senior Lenders, the Issuing Banks, or the Administrative Agent under the terms of the 1992 Credit Agreement shall be payable in accordance with the terms and provisions of this Agreement.

                        ARTICLE III

                  AMOUNTS AND TERMS OF LOANS

     SECTION 3.01  Intentionally Omitted.

     SECTION 3.02  Intentionally Omitted

     SECTION 3.03  Intentionally Omitted.

     SECTION 3.04  Intentionally Omitted.

     SECTION 3.05 Revolving Credit Loans. (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Senior Lender hereby severally agrees that such Senior Lender shall, from time to time during the Facility Commitment Period, upon the Borrower's request therefor, make advances of Loans in an amount which (i) with respect to each such Loan considered individually, does not exceed such Senior Lender's Pro Rata Share of the Facility Availability on the date such Loan is made and (ii) when combined with such Senior Lender's Pro Rata Share of the Facility Outstandings on the date such Loan is made, does not exceed such Senior Lender's Commitment; provided, that in no event shall the sum of (i) the Loan proposed to be made on any date pursuant to this Section 3.05, (ii) the principal amount outstanding on such date of all Loans made hereunder, (iii) Borrower's Aggregate Foreign Exchange Exposure on such date, (iv) the aggregate amount of Foreign Exchange Exposure corresponding to proposed Foreign Exchange contracts which, on such date, have not yet been entered into between a Senior Lender and the Borrower hereunder but will become Secured F/X Contracts when entered into pursuant to the terms of subsection 3.13(a), (v) the Borrower's Aggregate Interest Rate Exposure on such date and (vi) the aggregate amount of Interest Rate Exposure corresponding to proposed Interest Rate Contracts which, on such date, have not yet been entered into between a Senior Lender and the Borrower hereunder but will become Secured Interest Rate Contracts when entered into pursuant to the terms of subsection 3.13(b), exceed $4,250,000.

     (b) Loans may, on the date made and from time to time thereafter, consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as elected by the Borrower pursuant to Section 3.09. Within the limits of the Facility Availability, at any time and from time to time during the Facility Commitment Period, Borrower may borrow, repay, prepay and reborrow Loans, all in accordance with the terms and conditions hereof.

     SECTION 3.06  Intentionally omitted

     SECTION 3.07  Procedure for Revolving Credit
Borrowings. Whenever Borrower desires to make a Borrowing, Borrower shall deliver to the Administrative Agent a Notice of Borrowing (a) in the case of such a Borrowing of Base
Rate Loans, no later than 10:00 A.M. (Chicago time) on the Funding Date and (b) in the case of such a Borrowing of Eurodollar Rate Loans, no later than 11:00 A.M. (Chicago time) at least two (2) Business Days in advance of the Funding Date. Each Notice of Borrowing under this Section
3.07 shall specify (i) the Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing,
(iii) whether the proposed Borrowing will be of Base Rate
Loans or Eurodollar Rate Loans, and (iv) in the case of Eurodollar Rate Loans, the requested Interest Period.

     SECTION 3.08 Making of Revolving Credit Loans. (a) Promptly after receipt of a Notice of Borrowing given by a Borrower pursuant to Section 3.07 (or telephonic notice in lieu thereof), including, without limitation, any Notice of Borrowing relating to Loans requested to be made on the Closing Date, the Administrative Agent shall notify each Senior Lender by telecopy, telephone or other similar form of transmission, of the amount and Funding Date of the requested Loans. Except as otherwise provided in subsection 3.08(b), no later than 12:00 noon (Chicago time) on the Funding Date for the requested Loans, each Senior Lender shall transfer to such account of the Administrative Agent as the Administrative Agent may designate, same day funds in an amount equal to such Senior Lender's Pro Rata Share of such Loans. After the Administrative Agent's receipt from the Senior Lenders of the proceeds of such Loans and, upon satisfaction of the applicable conditions precedent set forth in Article VII, the Administrative Agent shall make such proceeds available to the Borrower.

     (b)  Intentionally omitted.

     (c) Unless the Administrative Agent shall have been notified by any Senior Lender prior to the Funding Date for a Loan (or, in the case of a Base Rate Loan, prior to the funding thereof as contemplated in subsection 3.08(b)) that such Senior Lender does not intend to make available to the Administrative Agent such Senior Lender's Pro Rata Share of such Borrowing, the Administrative Agent may assume that each Senior Lender has made its Pro Rata Share of each requested Borrowing available to the Administrative Agent on such Funding Date as provided herein and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by any Senior Lender, then such Senior Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount was made available by the Administrative Agent to the Borrower until the date such amount is repaid to the Administrative Agent at an interest rate per annum equal to (i) in the case of the Borrower, the interest rate applicable to the Borrowing required to be repaid and (ii) in the case of a Senior Lender, the Federal Funds Rate; provided, that the Administrative Agent shall demand repayment from the Senior Lender prior to seeking repayment from the Borrower. If the Senior Lender repays the Administrative Agent the amount owed pursuant to this subsection 3.08(c), such amount so repaid shall constitute such Senior Lender's Loan; if both the Senior Lender and the Borrower repay such amount, the Administrative Agent shall promptly return to the Borrower such amount in same day funds. Nothing in this subsection 3.08(c) shall be deemed to relieve any Senior Lender of its obligation hereunder, if any, to make Loans on any Funding Date.

     SECTION 3.09 Conversion or Continuation of Base Rate Loans and Eurodollar Rate Loans. (a) Subject to the provisions of Section 3.14, Borrower shall have the option
(i) at any time, to convert all or any part of its outstanding Base Rate Loans to Eurodollar Rate Loans and
(ii) on the expiration date of the Interest Period therefor, to convert all or any part of its outstanding Eurodollar Rate Loans to Base Rate Loans or to continue all or any portion of its outstanding Eurodollar Rate Loans as Eurodollar Rate Loans, in which case, the succeeding Interest Period(s) of such converted or continued Eurodollar Rate Loans shall commence on such expiration date. Notwithstanding the foregoing, (A) no such conversion or continuation shall be permitted with respect to Loans in an aggregate principal amount of less than $1,000,000 and (B) no outstanding Loan may be continued past the expiration date of the Interest Period therefor as, or converted into, a Eurodollar Rate Loan when any Event of Default or Potential Event of Default exists.

     (b) Whenever Borrower desires to convert or continue a Loan pursuant to the provisions of this Section 3.09, Borrower shall deliver to the Administrative Agent a Notice of Conversion/Continuation (i) in the case of a conversion to a Base Rate Loan, no later than 10:00 A.M. (Chicago time) on the proposed conversion date and (ii) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, no later than 10:00 A.M. (Chicago time) at least two (2) Business Days in advance of the proposed conversion or continuation date, as the case may be. A Notice of Conversion/Continuation shall specify (i) the proposed conversion or continuation date (which date shall be a Business Day), (ii) the amount of the Loans to be converted or continued, (iii) the nature of the proposed conversion or continuation, and (iv) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Interest Period.

     SECTION 3.10 Authorized Officers and Employees; Telephonic Notices. (a) Borrower shall notify the Administrative Agent in writing of the names of officers and employees authorized to deliver a Notice of Borrowing or a Notice of Conversion/Continuation to the Administrative Agent on behalf of the Borrower and shall provide the Administrative Agent with a specimen signature of each such officer or employee. The Administrative Agent shall be entitled to rely conclusively on such officer's or employee's authority to deliver such Notices until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any such Notice.

     (b) In lieu of delivering a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower may give the Administrative Agent telephonic notice of the proposed Borrowing or continuation or conversion of Loans by the time required for such notice pursuant to Section 3.07 and subsection 3.09(b), respectively, provided that such telephonic notice shall be confirmed in writing by promptly (but in no event later than the Funding Date of the requested Borrowing or the proposed continuation or conversion date, as the case may be) delivering to the Administrative Agent a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, containing the original signature of an authorized officer or employee of the Borrower. The Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers or employees authorized to make such request on behalf of the Borrower. Neither the Administrative Agent nor any Senior Lender shall incur any liability to the Borrower in acting upon any telephonic notice which the Administrative Agent believes in good faith to have been given by an officer or employee authorized to give such notice on behalf of such Borrower or for otherwise acting in good faith under this Section 3.10, and upon the funding of a Loan by any Senior Lender, or upon the conversion or continuation of a Loan by any Senior Lender, in each case pursuant to any such telephonic notice and in accordance with the terms of this Agreement, the Borrower shall have effected a Borrowing or a continuation or conversion of a Loan, as the case may be, hereunder.

     (c) Any Notice of Borrowing or Notice of Conver-sion/Continuation (including a telephonic notice given in lieu thereof) delivered to the Administrative Agent shall be irrevocable and the Borrower shall be bound to make a Borrowing or to convert or continue a Loan, as the case may be, in accordance therewith.

     SECTION 3.11 Endorsement of Payments on Note. Each Senior Lender is hereby authorized to, and prior to any transfer of any Note held by it a Senior Lender shall, endorse the date and amount of each payment or prepayment of principal of the Loans evidenced thereby on a schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent demonstrated error, of the accuracy of the information so endorsed, provided that failure by any such Senior Lender to make such endorsement, or any error with respect thereto, shall not affect the obligations of the Borrower under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of a Note, a Senior Lender is hereby authorized, at its option, to record such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent demonstrated error, of the accuracy of the information contained therein.

     SECTION 3.12  Intentionally omitted.

     SECTION 3.13 Foreign Exchange Contracts; Interest Rate Contracts. (a) At any time, and from time to time, each Senior Lender may, but shall have no obligation to, enter into Foreign Exchange Contracts with the Borrower; provided, that a Foreign Exchange Contract shall be a Secured F/X Contract only if the Senior Lender complies with the following terms and conditions and all other applicable provisions of this Agreement.

     (i) At least two (2) Business Days prior to entering into any Foreign Exchange Contract with the Borrower which a Senior Lender desires to be a Secured F/X Contract, such Senior Lender shall give the Administrative Agent written notice thereof, no later than 10:00 A.M. (Chicago time). Such written notice shall include a summary of all material provisions of the proposed Foreign Exchange Contract, the Foreign Exchange Exposure with respect to such Foreign Exchange Contract and the date on which such Senior Lender expects to enter into such Foreign Exchange Contract. The Administrative Agent shall determine whether, as of the close of business on the date of the Administrative Agent's receipt of written notice of the proposed Foreign Exchange Contract, the amount of Foreign Exchange Exposure related to the proposed Foreign Exchange Contract is less than or equal to the Facility Availability. On the date the Senior Lender and the Borrower enter into the proposed Foreign Exchange Contract, such Foreign Exchange Contract shall become a Secured F/X Contract unless on or before the second Business Day prior to such date, such Senior Lender shall have received written notice from the Administrative Agent that there is insufficient Facility Availability to cover the Foreign Exchange Exposure related to such Foreign Exchange Contract.

     (ii) Promptly after either entering into any Foreign Exchange Contract with the Borrower or deciding not to enter into a proposed Foreign Exchange Contract, the applicable Senior Lender shall give the Administrative Agent written notice thereof (which may be by telecopy) or telephonic notice promptly confirmed in writing. No Senior Lender other than the Senior Lender which is a party to such Foreign Exchange Contract shall be entitled to any fees and/or profits in connection with such Foreign Exchange Contract or shall have any responsibility or obligations with respect thereto, and the Foreign Exchange Exposure with respect to each Secured F/X Contract shall not constitute utilization of the Commitments for the purposes of calculating the Non-Use Fees payable by the Borrower pursuant to Section 6.07.

     (iii) Each Senior Lender which is a party to one or more Secured F/X Contracts with the Borrower shall advise the Administrative Agent on the last Business Day of each calendar month of the aggregate amount of Foreign Exchange
Exposure with respect to its Secured F/X Contracts with the Borrower and shall advise the Administrative Agent promptly of any increase, since the date of the last such report, in excess of $500,000 in the aggregate amount of such Foreign
Exchange Exposure.

     (iv) Any Senior Lender Affiliate may, upon compliance with the terms and conditions of this subsection 3.13(a), and all other applicable provisions of this Agreement, enter into Secured F/X Contracts.

     (b) At any time, and from time to time, each Senior Lender may, but shall have no obligation to, enter into Interest Rate Contracts with the Borrower; provided, that an Interest Rate Contract shall be a Secured Interest Rate Contract only if the Senior Lender complies with the following terms and conditions and all other applicable provisions of this Agreement:

     (i) At least two (2) Business Days prior to entering into any Interest Rate Contract with the Borrower which a Senior Lender desires to be a Secured Interest Rate Contract, such Senior Lender shall give the Administrative Agent written notice thereof, no later than 10:00 A.M. (Chicago time). Such written notice shall include a summary of all material provisions of the proposed Interest Rate Contract, the Interest Rate Exposure with respect to such Interest Rate Contract and the date on which such Senior Lender expects to enter into such Interest Rate Contract. The Administrative Agent shall determine whether, as of the close of business on the date of the Administrative Agent's receipt of written notice of the proposed Interest Rate Contract, the amount of Interest Rate Exposure related to the proposed Interest Rate Contract is less than or equal to the Facility Availability. On the date the Senior Lender and the Borrower enter into the proposed Interest Rate Con-tract, such Interest Rate Contract shall become a Secured Interest Rate Contract unless on or before the second Business Day prior to such date, such Senior Lender shall have received written notice from the Administrative Agent that there is insufficient Facility Availability to cover the Interest Rate Exposure related to such Interest Rate Contract.

     (ii) Promptly after either entering into any Interest Rate Contract with the Borrower or deciding not to enter into a proposed Interest Rate Contract, the applicable Senior Lender shall give the Administrative Agent written notice thereof (which may be by telecopy) or telephonic notice promptly confirmed in writing. No Senior Lender other than the Senior Lender which is a party to such Interest Rate Contract shall be entitled to any fees and/or profits in connection with such Interest Rate Contract or shall have any responsibility or obligations with respect thereto, and the Interest Rate Exposure with respect to each Secured Interest Rate Contract shall not constitute utilization of the Commitments for the purposes of calculating the Non-Use Fees payable by the Borrower pursuant to Section 6.07.

     (iii) Each Senior Lender which is a party to one or more Secured Interest Rate Contracts with the Borrower shall advise the Administrative Agent on the last Business Day of each calendar month of the aggregate amount of Interest Rate Exposure with respect to its Secured Interest Rate Contracts with the Borrower and shall advise the Administrative Agent promptly of any increase, since the date of the last such report, in excess of $500,000 in the aggregate amount of such Interest Rate Exposure.

     (iv) Any Senior Lender Affiliate may, upon compliance with the terms and conditions of this subsection 3.13(b) and all other applicable provisions of this Agreement, enter into Secured Interest Rate Contracts.

     SECTION 3.14  Special Provisions Governing Eurodollar
Rate Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     (a)  Amount of Eurodollar Rate Loans.  Each Eurodollar
Rate Loan shall be in a minimum amount of $1,000,000.

     (b) Determination of Interest Period. By giving notice as set forth in Section 3.07 (with respect to a Borrowing of Eurodollar Rate Loans) or Section 3.09 (with respect to a conversion into, or continuation of, Eurodollar Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 3.14, to specify an interest period (each, an "Interest Period") to apply to the Borrowing, conversion or continuation of Eurodollar Rate Loans described in such notice, which Interest Period shall be either a one-, two-, three-, four- or six-month period (or such intermediate periods to which the applicable Senior Lenders may agree in their sole discretion, provided that, for purposes of computing the interest due in accordance with Section 6.03, such period shall be rounded up to the nearest period of full months, for example, a 14 day period shall be rounded to a one-month period, a 45 day period shall be rounded to a two-month period, etc.). The determination of Interest Periods shall be subject to the following provisions:

     (i)  In the case of immediately successive Interest
Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires.

     (ii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to expire on the next succeeding Business Day unless, with respect to an Interest Period applicable to a Borrowing, conversion into, or continuation of Eurodollar Rate Loans, such next succeeding Business Day is not in the same month, in which case such Interest Period shall expire on the immediately preceding Business Day.

     (iii) Borrower may not elect an Interest Period for any Borrowing, conversion or continuation which terminates later than the last day of the Facility Termination Date.

     (iv) Borrower may not elect an Interest Period with respect to any portion of principal of a Eurodollar Rate Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of that portion of principal, it being understood and agreed that any Eurodollar Rate Loan the Interest Period of which ends less than one (1) month prior to such date shall be deemed converted to a Base Rate Loan as of the last day of such Interest Period for purposes of determining whether any portion of principal of any Eurodollar Rate Loan is required in order to make a mandatory payment of principal.

     (v)  There shall be no more than six (6) Interest
Periods in effect at any one time with respect to all Eurodollar Rate Loans.

     (c) Determination of Interest Rate. As soon as prac-ticable after 10:00 A.M. (Chicago time) on the Interest Rate Determination Date, the Administrative Agent shall determine with Citibank (which determination shall, absent demonstrated error, be presumptively correct) the interest rate which shall apply for the applicable Interest Period to the Eurodollar Rate Loans for which an interest rate is then being determined and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Senior Lender.

     (d)  Interest Rate Unascertainable, Inadequate or
Unfair. If with respect to any Interest Period pertaining to a Eurodollar Rate Loan:

     (i) the Administrative Agent is advised by Citibank that deposits in Dollars (in the applicable amounts) are not being offered by Citibank in the relevant market for such Interest Period; or

    (ii) Senior Lenders holding at least fifty percent (50%) of the then aggregate unpaid principal amount of the Notes advise the Administrative Agent at that the Eurodollar Rate as determined by the Administrative Agent is at least fifteen (15) basis points less than the cost to such Senior Lenders of obtaining funds in the London interbank Eurodollar market in the amount substantially equal to such Senior Lenders' Eurodollar Rate Loans and for a period equal to such Interest Period;

then, the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended, and each outstanding Eurodollar Rate Loan owing by the Borrower shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary. Nothing in this subsection 3.14(d) shall limit the right of the Borrower under Article VI to elect to have Loans bear interest based upon the Eurodollar Rate for any Interest Period not affected by the circumstances giving rise to a notice under this subsection 3.14(d).

     (e) Illegality. (i) In the event that on any date any Senior Lender shall have determined in good faith (which determination shall, absent demonstrated error, be final and conclusive and binding upon all parties) that as a result of such Senior Lender's compliance with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) the making or continuation of any Eurodollar Rate Loan has become unlawful, then, and in any such event, that Senior Lender shall promptly give notice of such determination (by telephone confirmed in writing) to the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each other applicable Senior Lender).

     (ii) Upon the giving of the notice referred to in subsection 3.14(e)(i), (A) the Borrower's rights to request, and such Senior Lender's obligation to make, convert into or continue, Eurodollar Rate Loans shall be immediately suspended, and such Senior Lender shall make, continue or convert a Loan as part of the requested Borrowing or continuation of, or conversion into, Eurodollar Rate Loans as a Base Rate Loan, which Base Rate Loan shall, for all purposes, be considered a part of such Borrowing, conversion or continuation, and (B) if the affected Eurodollar Rate Loan or Loans is/are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's written notice to the Administrative Agent and the affected Senior Lender, convert each such Loan into a Base Rate Loan.

     (iii) In the event that such Senior Lender determines at any time following its giving of the notice referred to in subsection 3.14(e)(i) that such Senior Lender may lawfully make, continue or convert into Eurodollar Rate Loans, such Senior Lender shall promptly give notice of that determination (by telephone confirmed in writing) to the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each other Senior Lender), whereupon the Borrower's right to request, and such Senior Lender's obligation to make, continue or convert into, Eurodollar Rate Loans shall be restored.

     (f) Compensation. Except for any such loss, expense or liability incurred solely as a result of the willful misconduct or gross negligence of the Administrative Agent or any of the Senior Lenders, in addition to such amounts as are required to be paid by the Borrower pursuant to Article VI, the Borrower shall compensate each Senior Lender which has made Eurodollar Rate Loans to the Borrower, upon written request by such Senior Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all losses, expenses and liabilities, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Senior Lender to fund or maintain such Senior Lender's Eurodollar Rate Loans to the Borrower,
(i) if for any reason a Borrowing, conversion or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or in a telephonic request for Borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 3.07 or 3.09, (ii) if any prepayment of any Eurodollar Rate Loan (including, without limitation, any mandatory prepayments required hereunder) occurs for any reason on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in subsection 3.14(e), or (iv) as a consequence of any other default by the Borrower in the repayment of Eurodollar Rate Loans when required by the terms of this Agreement.

     (g) Quotation of Eurodollar Rate. If on any Interest Rate Determination Date Citibank shall have failed to provide offered quotations to the Administrative Agent in accordance with the definition of "Eurodollar Rate", the Administrative Agent shall give the Borrower and each Senior Lender prompt notice thereof and the Loans requested by the Borrower shall be made or continued as, or converted into, Base Rate Loans.

     (h)  Eurodollar Rate Taxes.  The Borrower agrees that:

     (i) it will pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever, im-posed, assessed, levied or collected on or in respect of a Loan solely as a result of the interest rate being determined by reference to the Eurodollar Rate and/or the provisions of this Agreement relating to the Eurodollar Rate and/or the recording, registration, notarization or other formalization of any the foregoing and/or any payments of principal, interest or other amounts made on or in respect of a Loan when the interest rate is determined by reference to the Eurodollar Rate (all such taxes, levies, costs and charges being herein collectively called "Eurodollar Rate Taxes"); provided that Eurodollar Rate Taxes shall not include: taxes imposed on or measured by the overall net income of a Senior Lender or any foreign branch or Subsidiary of that Senior Lender by the United States of America or any taxing authority of any jurisdiction in which such Senior Lender or any such foreign branch or Subsidiary conducts business. The Borrower shall also pay such additional amounts equal to increases in taxes payable by a Senior Lender described in the foregoing proviso, which increases are attributable to payments made by the Borrower described in this sentence and in the immediately preceding sentence of this paragraph. Promptly after the date on which payment of any such Eurodollar Rate Tax is due pursuant to applicable law, the Borrower will, at the reasonable request of a Senior Lender, furnish to that Senior Lender evidence, in form and substance reasonably satisfactory to that Senior Lender, that the Borrower has met its obligation under this subsection 3.14(h)(i); and

     (ii) it will indemnify each Senior Lender against, and reimburse each on demand for, any Eurodollar Rate Taxes paid by such Senior Lender, as determined by that Senior Lender in its reasonable discretion. A Senior Lender requesting reimbursement under this subsection 3.14(h)(ii) shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this subsection 3.14(h)(ii), together with such information as may reasonably be required to indicate the basis for such Eurodollar Rate Taxes; provided that if a Senior Lender subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Eurodollar Rate Taxes previously paid by the Borrower pursuant to this subsection 3.14(h), such Senior Lender shall, within thirty (30) days after receipt of such refund, and to the extent permitted by applicable law, pay to the Borrower the amount of any such recovery or permanent net tax benefit.

     (i) Booking of Eurodollar Rate Loans. Any Senior Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices or the office of a Senior Lender Affiliate; provided, that no such Senior Lender shall be entitled to receive any greater amount under subsection 3.14(f) or 3.14(h) as a result of the transfer of any such Loan than such Senior Lender would be entitled to immediately prior thereto unless (A) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (B) such claim would have arisen even if such transfer had not occurred.

     (j) Affiliates Not Obligated. No Eurodollar Affiliate or other Senior Lender Affiliate shall be deemed a party to this Agreement or shall have any liability or obligation under or in connection with this Agreement.

       SECTION 3.15 Senior Lenders' Obligations Several. All Loans made under this Agreement shall be made by the applicable Senior Lenders, simultaneously and propor-tionately in accordance with their respective Pro Rata Shares thereof, it being understood that (a) no Senior Lender shall be responsible for any failure by any other Senior Lender to perform its obligation to make any Loan hereunder nor shall the commitment of any Senior Lender to make a Loan hereunder be increased or decreased as a result of the failure by any other Senior Lender to perform its obligation to make a Loan hereunder and (b) no failure by any Senior Lender to perform its obligation to make a Loan to a Borrower hereunder shall excuse any other Senior Lender from its obligation to make a Loan.


                       ARTICLE IV

                 PAYMENTS AND PREPAYMENTS

     SECTION 4.01 Prepayments. The Borrower shall have the right, upon notice to the Administrative Agent not later than 10:00 A.M. (Chicago time) on the date of any such intended prepayment, to prepay any Loans made as Base Rate Loans in whole or in part, provided that any partial payment shall be in an aggregate minimum amount of $500,000, or integral multiples of $100,000 in excess thereof. Any such notice of prepayment shall specify the date of such prepayment and the aggregate principal amount of Loans to be prepaid on such date.

     SECTION 4.02 Mandatory Prepayments of Loans. (a) Upon the occurrence of an Event of Default, and thereafter until such time, if any, as such Event of Default shall be waived in accordance with the terms of this Agreement, all funds received by the Administrative Agent for the benefit of the Senior Secured Creditors shall be transferred by the Administrative Agent to the Collateral Account pending application thereof to the Obligations in accordance with the terms of this Agreement.

     (b) The Borrower shall make prepayments of its Loans and/or post cash collateral with the Administrative Agent pursuant to agreements, in form and substance reasonably acceptable to the Administrative Agent, to the extent necessary to cause the sum of the Facility Availability plus the Facility Outstandings to be no greater than the sum of the Commitments plus the aggregate amount of cash collateral posted (including cash collateral then being posted as well as cash collateral previously posted) with the Administrative Agent pursuant to this subsection 4.02(b).

     (c) If any guarantor (other than a Subsidiary Guarantor) of all or any portion of the Obligations
(i) revokes its guaranty of such Obligations or such guaranty is terminated, in either case, prior to the date on which such guaranty terminates in accordance with the terms thereof or (ii) if one of the events described in subsections 14.01(g), 14.01(h) or 14.01(j) occurs with respect to such guarantor, then the Obligations which were the subject of such guaranty shall, at the option of the Requisite Senior Lenders, become immediately due and payable in a principal amount equal to the maximum amount of such guarantor's liability under such guaranty.

     (d) The Borrower shall maintain, at all times, a deposit of cash collateral with the Administrative Agent in an amount equal to at least one hundred and five percent
(105%) of the Commitments subject to the Cash Collateral
Pledge Agreement.

     (e) All payments shall be applied to payment of accrued interest before application to principal.

     SECTION 4.03 Reductions of Commitments. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the Facility Availability at such time. The Borrower shall give not less than three (3) Business Days' prior written notice to the Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Administrative Agent shall notify each Senior Lender of the proposed termination or reduction. Such termination or partial reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Senior Lender proportionately in accordance with its Pro Rata Share. Any partial reduction of a Commitment shall be in an aggregate minimum amount of $1,000,000, and integral multiples of $1,000,000 in excess of that amount.

     SECTION 4.04  Intentionally omitted.

     SECTION 4.05 Manner and Time of Payment. (a) All payments of principal, interest, Reimbursement Obligations and fees hereunder and under the Notes shall be made without condition or reservation of right and in same day funds and (except for mandatory prepayments of Loans made pursuant to subsection 4.02(a)) delivered to the Administrative Agent not later than 10:00 A.M. (Chicago time) on the date due to such account of the Administrative Agent as the Administrative Agent may designate, for the account of such Senior Lender or such Issuing Bank, as the case may be; and funds received by the Administrative Agent after that time shall be deemed to have been paid on the next succeeding Business Day. All payments of principal, interest, Reimbursement Obligations and fees, and all reimbursements for expenses pursuant to Section 16.03, may at the option of the Administrative Agent and upon reasonable notice to the Borrower, be paid from the proceeds of the Loans. The Borrower hereby irrevocably authorizes the Senior Lenders to make Loans to it for the purpose of paying principal, interest, Reimbursement Obligations and fees due from it and for the purpose of reimbursing the Administrative Agent and the Senior Lenders for expenses pursuant to Section 16.03, and agrees that all such Loans so made shall be Base Rate Loans and shall be deemed to have been requested by the Borrower.

     (b) Except as provided in the immediately following sentence, whenever any payment to be made by the Borrower hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes and of any of the fees specified in Article VI, as the case may be. If a day on which a payment relating to a Eurodollar Rate Loan is due is not a Business Day and there are no subsequent Business Days in the same month, then the due date for such payment shall be the last Business Day of such month.

     SECTION 4.06 Apportionment and Application of Payments. (a) Subject to subsection (b) below, principal and interest payments received by the Administrative Agent in respect of the Loans and payments of the Non-Use Fees shall be apportioned ratably among the Senior Lenders to which such Loans and Non-Use Fees are owed, according to such Senior Lenders' respective Pro Rata Shares in such Loans and Non-Use Fees. All proceeds of Collateral received by the Administrative Agent shall be applied, except as otherwise provided in the other provisions of this Agreement, first, to pay any fees, expense reimbursements or indemnities then due to the Administrative Agent from the Borrower hereunder; second, to pay any fees, expenses, reimbursements or indemnities then due to the Senior Lenders from the Borrower hereunder; third, to pay interest due in respect of Loans and Letter of Credit Obligations; fourth, to pay principal due in respect of all other Facility Outstandings, and to the extent such Facility Outstandings are contingent, to provide cash collateral therefor as required pursuant to subsection 14.03(b), allocated, if sufficient funds are not available to pay (or cash collateralize) all such Facility Outstandings, to the Senior Secured Creditors pro rata based on the aggregate amount of all such Facility Outstandings and the respective share of such Facility Outstandings owing to the respective Senior Secured Creditors. The Administrative Agent shall promptly distribute to each Senior Secured Creditor at the primary address set forth for the applicable Senior Lender (or, in the case of an Affiliate of a Senior Lender, the related Senior Lender) or Issuing Bank on the appropriate signature page hereof (or, in the case of a Senior Lender that is not an original signatory of this Agreement, on the signature page of the Assignment Agreement or amendment to this Agreement executed by such Senior Lender), or at such other address as such Senior Secured Creditor may request in writing, such funds as it may be entitled to receive. The foregoing apportionment of payments is solely for the purpose of determining the obligations of the Borrower hereunder and, notwithstanding such apportionment, any Senior Secured Creditor may on its books and records allocate payments received by it in a manner different from that contemplated hereby. No such different allocation shall alter the rights and obligations of the Borrower under this Agreement determined in accordance with the apportionment contemplated by this subsection 4.06(a). Except as otherwise provided in subsection 3.14(e), each payment and prepayment of principal on the Loans shall be applied first to the Eurodollar Rate Loans maturing on the date of such payment or prepayment, next to the Base Rate Loans outstanding on the date of such payment or prepayment and then to the other Eurodollar Rate Loans outstanding on such date.

     (b) Notwithstanding anything to the contrary contained in this Agreement, in the event any Senior Lender fails to fund its Pro Rata Share of any Borrowing of Loans requested by the Borrower, which such Senior Lender is obligated to fund under the terms of this Agreement (the funded portion of any such Borrowing of Loans being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Senior Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent and otherwise required to be applied to such Senior Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Senior Lender to cure, in full or in part, such failure by such Senior Lender, but shall nevertheless be deemed to have been paid to such Senior Lender in satisfaction of such Obligations. The foregoing provisions of this subsection 4.06(b) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section
3.09. A Senior Lender shall be deemed to have cured its failure to fund its Pro Rata Share of the Loans requested by the Borrower at such time as an amount equal to such Senior Lender's Pro Rata Share of the principal portion of the requested Loans is fully funded to the Borrower, whether by such Senior Lender itself or by operation of this subsection 4.06(b), and whether or not the Non Pro Rata Loan(s) with respect thereto has been repaid, converted or continued. Amounts advanced to the Borrower to cure, in full or in part, any such Senior Lender's failure to fund its Pro Rata Share of the Loans ("Cure Loans") shall bear interest at the rate then applicable to Base Rate Loans, and for all purposes of this Agreement shall be treated as if they were Base Rate Loans. Regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 4.06, would be applied to the outstanding Base Rate Loans, shall be applied first, ratably to all such Base Rate Loans constituting Non Pro Rata Loans, second, ratably to such Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to such Base Rate Loans constituting Cure Loans.

     (c) Any accounting as to Loans, fees, Letters of Credit or Letter of Credit Obligations which any Issuing Bank or any Senior Lender at its option may provide to the Borrower, including any monthly statement of account will be presumed, rebuttably, to be correct.

     SECTION 4.07 Required Additional Cash Collateral. The Borrower shall, at all times when the principal amount of its Obligations exceeds $4,250,000 due to Interest Rate Exposure or Foreign Exchange Exposure, maintain a deposit of cash collateral with the Administrative Agent (in addition to cash collateral required under Section 4.02(d)) as part of the Collateral securing the Obligations in an amount equal to the amount by which its Obligations exceed $4,250,000.


                            ARTICLE V

               THE LETTER OF CREDIT SUBFACILITY

     SECTION 5.01 Obligation to Issue. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower set forth herein or in any other Loan Document, each Issuing Bank hereby severally agrees, to issue, from time to time during the Commitment Period, for the account of the Borrower through such of the Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit in accordance with this Article V. Notwithstanding the foregoing, no Issuing Bank shall have any obligation to issue, and shall not issue, any Letter of Credit at any time at which:

     (a) the aggregate undrawn face amount of Letters of Credit theretofore issued by such Issuing Bank, after giving effect to all requested but unissued Letters of Credit, exceeds any limit imposed by law or regulation upon such Issuing Bank;

     (b) the aggregate principal amount of Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank for the account of the Borrower (which amount shall be calculated without giving effect to the participation of the Senior Lenders pursuant to Section 5.05) would exceed the L/C Subfacility; or

     (c) immediately after the issuance of such Letter of Credit, the Letter of Credit Obligations would exceed the L/C Subfacility.

No Letter of Credit shall be issued which has an expiration date (a) more than one year after the date of issuance (except for any Letter of Credit providing for automatic annual extensions of the expiration date, so long as such Letter of Credit is terminable by the Issuing Bank upon one hundred twenty (120) days notice to the beneficiary thereof) or (b) after the Business Day immediately preceding the applicable Facility Termination Date.

     SECTION 5.02 Conditions. The obligation of an Issuing Bank to issue any Letter of Credit, and of each Senior Lender to participate therein as provided in Section 5.05, is subject to the satisfaction in full of the applicable conditions precedent set forth in Section 5.01 and Article VII and each of the following conditions:

     (a)  the Borrower shall have delivered to the Issuing
Bank, at such times and in such manner as such Issuing Bank may prescribe, a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof and the terms of the proposed
Letter of Credit shall not be inconsistent with any term or provision of this Agreement and otherwise shall be satisfactory to such Issuing Bank;

     (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority having jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the proposed Letter of Credit; and

     (c) the Administrative Agent shall have notified the Issuing Bank, pursuant to Section 5.03, that the Unused L/C
Subfacility available to the Borrower is not less than the amount of the requested Letter of Credit.

     SECTION 5.03 Issuance of Letters of Credit. (a)The Borrower shall give the Administrative Agent written notice (or telephonic notice confirmed in writing by an authorized officer or employee of the Borrower not later than the requested issuance date of the Letter of Credit) of its request for the issuance of a Letter of Credit no later than 10:00 A.M. (Chicago time) two (2) Business Days prior to the date such Letter of Credit is requested to be issued. Such notice shall be irrevocable and shall specify, with respect to such requested Letter of Credit, the face amount, beneficiary, effective date of issuance, expiry date (which effective date and expiry date shall be Business Days and, with respect to the expiry date, shall be no later than the Business Day immediately preceding the Facility Termination
Date), the identity of the Issuing Bank selected by the Borrower and the purpose for which such Letter of Credit is to be issued. The Borrower shall also provide the Administrative Agent with a copy of the form of Letter of Credit that the proposed Issuing Bank has agreed to issue. If the face amount of the requested Letter of Credit is less than or equal to the Unused L/C Subfacility, as determined by the Administrative Agent as of the close of business on the date of its receipt of written notice of the requested issuance, the Administrative Agent shall so notify the proposed Issuing Bank in writing (or by telephonic notice promptly confirmed thereafter in writing) not later than the close of business on the second Business Day following the Administrative Agent's receipt of the Borrower's written notice and the Issuing Bank shall issue such Letter of Credit on the date requested by the Borrower, unless (i) on or before the Business Day prior to such issuance date, such Issuing Bank shall have received written notice from the Administrative Agent or any Senior Lender that the conditions precedent to the issuance of a Letter of Credit set forth in Section 5.02 have not been met or (ii) on the requested issuance date such Issuing Bank has actual knowledge that such conditions precedent have not been met. If an Issuing Bank receives written notice, or has actual knowledge, that the conditions precedent to the issuance of a Letter of Credit have not been met, then such Issuing Bank shall have no obligation to issue, and shall not issue, any Letter of Credit until such notice is withdrawn or such Issuing Bank receives a notice from the Administrative Agent that the condition(s) described in such notice have been waived in accordance with the provisions of this Agreement. Any letter of credit issued by an Issuing Bank in compliance with the provisions of this Section 5.03 shall be a Letter of Credit. The Issuing Bank shall give the Administrative Agent prompt written notice (or telephonic notice promptly confirmed in writing) of the issuance of any Letter of Credit.

     (b) An Issuing Bank shall not extend or amend any Letter of Credit unless the requirements of this Section
5.03 are met as though a new Letter of Credit was being requested and issued.

     (c) An Issuing Bank or any Senior Lender may issue Non-Facility Letters of Credit for its own account, and at its own risk, but without collateral security except as permitted in subsection 11.01(e). None of the provisions of this Article V shall apply to any such Non-Facility Letter of Credit.

     SECTION 5.04  Reimbursement Obligations; Duties of
Issuing Banks. (a) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

     (i) The Borrower shall reimburse the applicable Issuing Bank for drawings under a Letter of Credit issued by such Issuing Bank for the account of the Borrower no later than the earlier of (A) the time specified in the related Letter of Credit Reimbursement Agreement, and (B) three (3) Business Days after the payment of such drawings by such Issuing Bank; and

     (ii) the Borrower's Reimbursement Obligation with respect to a drawing under a Letter of Credit issued for the Borrower's account shall bear interest from the date of such drawing to the date paid in full at the higher of (A) the interest rate specified in the applicable Letter of Credit Reimbursement Agreement or (B) the interest rate for past due Base Rate Loans calculated in accordance with Section 6.02.

     (b) No action taken or omitted to be taken by an Issuing Bank in connection with any Letter of Credit shall
(i) result in any liability on the part of such Issuing Bank to any Senior Lender, unless such Issuing Bank's action or omission constitutes willful misconduct or gross negligence, or (ii) relieve any Senior Lender of any of its obligations to such Issuing Bank hereunder, unless the Letter of Credit in question was issued in contravention of the provisions of
Section 5.03 or at a time during which a notice, described in Section 5.03, from such Senior Lender to such Issuing Bank remained in effect. Each Senior Lender agrees that, prior to making any payment to a beneficiary with respect to a drawing under a Letter of Credit, the Issuing Bank shall be responsible only to confirm that documents required by the terms of such Letter of Credit to be delivered as a condition precedent to such drawing have been delivered and that the same appear on their face to conform with the requirements thereof. Each Senior Lender further agrees that the Issuing Bank may assume that documents appearing on their face to be the documents required to be delivered as a condition precedent to a drawing do in fact comply.

     SECTION 5.05 Participations. (a) Immediately upon the issuance by an Issuing Bank, for the account of the Borrower, of any Letter of Credit in compliance with the provisions of Section 5.03, each Senior Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Senior Lender's Pro Rata Share in such Letter of Credit, including, without limitation, all obligations of the Borrower with respect thereto (other than amounts owing to the Issuing Bank under subsection 6.09(b)) and any security therefor or guaranty pertaining thereto.

     (b) An Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Senior Lenders, if the Borrower fails to reimburse such Issuing Bank for payments made by such Issuing Bank in respect of drawings by a beneficiary under a Letter of Credit. Upon a Senior Lender's receipt of such notice, such Senior Lender shall unconditionally pay to the Administrative Agent, for the account of such Issuing Bank, an amount equal to such Senior Lender's Pro Rata Share of the unreimbursed payment made by such Issuing Bank under the Letter of Credit. Such payment shall be made by such Senior Lenders in Dollars and in same day funds on the day each Senior Lender receives notice from the Administrative Agent that such payment is owing, if such notice is received by such Senior Lender prior to 10:00 A.M. (Chicago time) on a Business Day; if such notice is not received by such time, then such Senior Lender shall remit its payment on the next Business Day following the day such notice is received. Any amount payable by a Senior Lender under this subsection 5.05(b) which is not paid when due pursuant to the terms hereof, shall be payable on demand, together with interest thereon at the Federal Funds Rate (or, after the first three
(3) days, at the Base Rate) from the date such payment was due until paid in full. The failure of any Senior Lender to make any payment owing by it under this subsection 5.05(b) shall neither relieve nor increase the obligation of any other Senior Lender to make any payment owing by it under this subsection 5.05(b). The Administrative Agent shall promptly remit to the applicable Issuing Bank all amounts received by the Administrative Agent, for the account of such Issuing Bank, from the Senior Lenders pursuant to this subsection 5.05(b). No payment made by a Senior Lender pursuant to this subsection 5.05(b) shall prejudice the ability of such Senior Lender to claim that the Issuing Bank to which such payment is made is subject to liability under subsection 5.04(b).

     (c) Whenever an Issuing Bank receives a payment from the Borrower with respect to a Reimbursement Obligation (including any interest thereon) for which such Issuing Bank has received payments from the Senior Lenders pursuant to subsection 5.05(b), such Issuing Bank shall promptly remit to the Administrative Agent and the Administrative Agent shall promptly remit to each Senior Lender which has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to each such Senior Lender's Pro Rata Share thereof. Each such payment shall be made by the Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 10:00 A.M. (Chicago time) on such Business Day, and otherwise on the next succeeding Business Day.

     (d) Upon the request of the Administrative Agent or any Senior Lender, an Issuing Bank shall furnish to the Administrative Agent or such Senior Lender copies of any Letter of Credit, Letter of Credit Reimbursement Agreement, and Letter of Credit application to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or such Senior Lender with respect to Letters of Credit issued by such Issuing
Bank.

     (e) The obligations of a Senior Lender under subsection 5.05(b) to make payments to the Administrative
Agent for the account of an Issuing Bank with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances
(assuming that such Issuing Bank has issued such Letter of Credit in compliance with the provisions of Section 5.03), including, without limitation, any of the following circumstances:

     (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

     (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Senior Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary thereof and the beneficiary named in any Letter of Credit);

     (iii) any draft, certificate of any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

     (v) any failure by the Administrative Agent or the Issuing Bank to make any reports required pursuant to
Section 5.08; or

    (vi) the occurrence of any Event of Default or Potential Event of Default.

     SECTION 5.06  Payment of Reimbursement Obligations.
(a) The Borrower agrees to pay to each Issuing Bank the amount of all of the Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Letter of Credit issued for the account of the Borrower immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary thereof may have at any time against any Issuing Bank or any other Person.

     (b) In the event any payment by the Borrower or any Subsidiary thereof received by an Issuing Bank with respect to a Letter of Credit and distributed by the Administrative Agent to the Senior Lenders on account of their participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Senior Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Senior Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

     SECTION 5.07 Exoneration. As between the Borrower, the Senior Lenders and each Issuing Bank issuing a Letter of Credit for the account of the Borrower, such Borrower assumes all risks of the acts and omissions of, or misuse of such Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications, the Issuing Banks and the related Senior Lenders shall not be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit, provided that the Issuing Bank complies with the provisions of subsection 5.04(b); (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (g) for the misapplication by the beneficiary of a Letter of Credit of the Letter of Credit; and (h) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Senior Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith and not constituting gross negligence or willful misconduct, shall not put the Issuing Bank, the Administrative Agent, or any Senior Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     SECTION 5.08  Issuing Bank Reporting Requirements.
Each Issuing Bank shall, no later than the tenth (10th)
Business Day following the last day of each month, provide to the Administrative Agent and the Borrower separate schedules for Commercial Letters of Credit and Standby
Letters of Credit issued as Letters of Credit, in form and substance reasonably satisfactory to the Administrative
Agent, showing the date of issue, beneficiary, face amount, expiration date and the reference number of each Letter of Credit issued for the account of the Borrower by such Issuing Bank which was outstanding at any time during such month and the aggregate amount payable by the Borrower during the month pursuant to Section 6.08.


                           ARTICLE VI

                      INTEREST AND FEES

     SECTION 6.01 Interest Rate. (a) All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full, at a rate determined by reference to the Base Rate or the Eurodollar Rate, as elected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is given pursuant to Sections 3.07 and 3.09, respectively. Notwithstanding the foregoing, the Borrower may not elect the Eurodollar Rate as the applicable basis for determining the rate of interest on a Loan if at the time of such election a Potential Event of Default or an Event of Default exists. If on any day a Loan is outstanding with respect to which the Borrower has not delivered notice to the Administrative Agent in accordance with the terms of this Agreement specifying the basis elected by the Borrower for determining the rate of interest thereon, then for that day such Loan shall be a Base Rate Loan and shall bear interest at a rate determined by reference to the Base Rate.

     (b) Loans for which the Borrower has elected an interest rate determined by reference to the Base Rate
("Base Rate Loans") shall bear interest at the Base Rate in effect from time to time; Loans for which the Borrower has elected an interest rate determined by reference to the Eurodollar Rate ("Eurodollar Rate Loans") shall bear interest at the sum of the Eurodollar Rate for the applicable Interest Period plus the Applicable Eurodollar
Rate Margin in effect on the first day of such Interest
Period.

     (c) Upon the reasonable request of the Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurodollar Rate as may be reasonably required by the Borrower.

     SECTION 6.02 Default Interest. Notwithstanding the rates of interest specified in subsection 6.01(b), effective immediately upon the occurrence of an Event of Default under subsections 14.01(a), (b)(ii), (f) (except an Event of Default under subsection 14.01(f) resulting from the gross negligence or willful misconduct of the Administrative Agent), (g) or (h) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Obligations then outstanding, including to the extent permitted by applicable law, any interest payments on any Loans not paid when due, shall bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the rate of interest otherwise payable under this Agreement.

     SECTION 6.03 Computation of Interest. Interest on the Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed in the period during which interest accrues. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

     SECTION 6.04 Interest Payments. Interest accrued on each Base Rate Loan shall be payable in arrears on (a) the first Business Day of each month, commencing with the month following the month in which such Loan was made, (b) the day of conversion thereof to an Eurodollar Rate Loan and (c) the maturity thereof. Interest accrued on each Eurodollar Rate Loan shall be payable in arrears on and to each Interest Payment Date applicable to such Loan, and in any event, at maturity.

     SECTION 6.05 Administrative Agent's Fee. The Borrower shall pay the Administrative Agent, solely for its own account, an agent's fee, in such amounts and at such times as are specified in a letter agreement dated August 15, 1988 among the Administrative Agent, Rexnord Inc., Borrower and Rexnord Corporation. No Person other than the Administrative Agent shall have any interest in the agent's fee described in this Section 6.05 and in such letter.

     SECTION 6.06  Intentionally omitted.

     SECTION 6.07 Non-Use Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the Senior Lenders, a non-use fee (together with the non-use fees referred to in the third sentence of this section, the "Non-Use Fee"), calculated on a monthly basis, equal to one-half of one percent (0.5%) per annum multiplied by the Non-Use Fee Base. The Non-Use Fee shall accrue from (and including) the Closing Date, shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall be payable in arrears on the first Business Day of the month immediately following the month for which such Non-Use Fee accrues and on the Facility Termination Date.

     SECTION 6.08 Letter of Credit Fees; Issuing Bank Charges. The Borrower agrees to pay to the Administrative Agent a letter of credit fee with respect to each of the Letters of Credit issued for the Borrower's account equal to one and one-half percent (1.50%) per annum, multiplied by the average undrawn face amount of such Letters of Credit outstanding. Such letter of credit fees shall accrue from (and including) the Closing Date, with respect to Letters of Credit outstanding on such date, or, with respect to Letters of Credit issued after the Closing Date, from and including the date of issuance of each Letter of Credit, shall be calculated on the basis of the actual number of days outstanding (exclusive of its expiry date) and a year of 360 days and shall be payable monthly in arrears. Such fees shall also be applicable to and payable with respect to Letters of Credit for which the expiry date is extended or which are modified to increase the maximum amount available for drawing thereunder. The Administrative Agent shall promptly remit all letter of credit fees, when paid, to the Senior Lenders in accordance with their Pro Rata Shares thereof.

     SECTION 6.09 Payment of Fees. The obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees described herein and expenses otherwise described in this Agreement. Fees shall be payable when due in immediately available funds, and the Administrative Agent may direct, in connection therewith, that the Borrower's loan account be debited to effect such payment or, in the alternative, the Administrative Agent may direct, and is hereby authorized to so direct, that Account No. 0000-8061 of the Borrower at Citibank in New York, New York be debited to effect such payment. All fees shall be nonrefundable. All fees specified or referred to in this Agreement due to the Administrative Agent or a Senior Lender shall bear interest, if not paid when due, at the rate then applicable to Base Rate Loans, shall constitute Obligations and shall be secured by all of the Collateral.

     (b) Each Issuing Bank shall have the right to receive solely for its own account such amounts as it and the Borrower may agree, in writing, to pay to such Issuing Bank with respect to issuance fees and for such Issuing Bank's out-of-pocket costs of issuing and servicing Letters of Credit.

     SECTION 6.10  Changes; Legal Restrictions.  Except as
provided in subsection 3.14(d) with respect to certain determinations on Interest Rate Determination Dates, in the event that (a) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority, or (b) compliance by any Senior
Lender or Issuing Bank with any request or directive
(whether or not having the force of law) from any central bank or other Governmental Authority or quasi-governmental authority:

(i) does or will (A) subject a Senior Lender or Issuing Bank (or its applicable lending office or Eurodollar Affiliate) to any tax, duty or other charge of any kind which such Senior Lender or Issuing Bank reasonably determines to be applicable to this Agreement, the Notes, the Commitments, the Loans, the Secured F/X Contracts, the Secured Interest Rate Contracts or the Letters of Credit or
(B) change the basis of taxation of payments to that Senior Lender or Issuing Bank of principal, fees, interest, or any other amount payable hereunder, except, in either case, for taxes imposed on or measured by the overall net income of that Senior Lender or Issuing Bank or its applicable lending office or Eurodollar Affiliate or franchise taxes imposed by the jurisdiction in which such Senior Lender's or Issuing Bank's principal executive office, applicable lending office or Eurodollar Affiliate is located (all such non-excepted taxes, duties and other charges being hereinafter referred to as "Taxes"); or

       (ii) does or will impose, modify, or hold applicable, in the determination of a Senior Lender or Issuing Bank, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, Commitments of, or other credit extended by, or any other acquisition of funds by, a Senior Lender or any applicable lending office or Eurodollar Affiliate of that Senior Lender or Issuing Bank (except, with respect to Base Rate Loans, to the extent that the reserve and FDIC insurance requirements are reflected in the definition of "Base Rate" and, with respect to Eurodollar Rate Loans, to the extent that the reserve requirements are reflected in the definition of "Eurodollar Rate"); or
     (iii) does or will impose on that Senior Lender or Issuing Bank any other condition materially more burdensome in nature, extent or consequence than those in existence on the Closing Date with respect to all Loans;

and the result of any of the foregoing is to increase the cost to that Senior Lender or Issuing Bank of making, renewing or maintaining the Loans, or its Commitment(s), or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, the applicable Borrower shall promptly pay to that Senior Lender or Issuing Bank, upon demand, such amount or amounts (based upon a reasonable allocation thereof by such Senior Lender or Issuing Bank to the financing transactions contemplated by this Agreement and affected by this Section 6.10) as may be necessary to compensate that Senior Lender or Issuing Bank for any such additional cost incurred or reduced amount received. Such Senior Lender or Issuing Bank shall deliver to the Borrower a written statement of the costs or reductions claimed and the basis therefor, and the reasonable allocation made by that Senior Lender or Issuing Bank of such costs and reductions shall be conclusive, absent demonstrated error. Each Senior Lender and Issuing Bank further agrees that it shall deliver to the Borrower, if applicable, either (i) a statement that it is incorporated in or organized under the laws of the United States of America or (ii) if it is not so organized or incorporated, a duly completed copy of the United States Internal Revenue Service Form 1001 or 4224 or any successor form thereto on or before the date that any such form expires or promptly after the occurrence of any event requiring a change in the most recent letter or form previously delivered to the Borrower. If a Senior Lender or Issuing Bank subsequently recovers, or receives a net benefit with respect to, any amount previously paid by a Borrower pursuant to this Section 6.10, such Senior Lender or Issuing Bank shall, within thirty (30) days after receipt in Cash of such refund or benefit and to the extent permitted by law, pay to the Borrower the amount of any such recovery or permanent net benefit.

     SECTION 6.11 Increased Capital. If either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) compliance by any Senior Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Senior Lender or any corporation controlling such Senior Lender and such Senior Lender reasonably determines that the amount of such capital is increased by or based upon the existence of such Senior Lender's Commitment(s) and other commitments of this type then, upon demand by such Senior Lender, the Borrower shall immediately pay to such Senior Lender, from time to time as specified by such Senior Lender, additional amounts sufficient to compensate such Senior Lender in the light of such circumstances, to the extent that such Senior Lender reasonably determines such increase in capital to be allocable to the existence of such Senior Lender's Commitment. A certificate as to such amounts submitted to the Borrower by such Senior Lender shall, in the absence of demonstrated error, be conclusive and binding for all purposes.

                             ARTICLE VII

                       CONDITIONS PRECEDENT

     SECTION 7.01  Conditions to Effectiveness.  The
effectiveness of this Agreement is subject to the satisfaction of the conditions precedent set forth in
Section 7.02 and the satisfaction (or waiver by each of the Senior Lenders) of the following additional conditions precedent as of the Closing Date:

     (a) The Administrative Agent shall have received all of the following, each dated the Closing Date (unless otherwise indicated) fully executed and in form and substance satisfactory to the Administrative Agent and, except for the Notes, in sufficient copies for the Administrative Agent and each Senior Lender:

     (1) certificates of the respective Secretaries or Assistant Secretaries of the Borrower and each Subsidiary Guarantor certifying (A) the authorization by the Board of Directors of such Person of the execution by such Person of this Agreement and/or each other Loan Document to be executed by such Person in connection herewith, (B) the names, incumbency and signatures of the officers of (i) the Borrower authorized to execute this Agreement and each other Loan Document to be executed by the Borrower and (ii) each Subsidiary Guarantor authorized to execute Loan Documents to be executed by such Subsidiary Guarantor, in connection herewith, and (C) the accuracy and currency of the copies of the Borrower's and each Subsidiary Guarantor's respective Certificates of Incorporation and By-laws attached thereto;

     (2)  a favorable opinion addressed to the
Administrative Agent and each of the Senior Lenders from Donald E. Miller, General Counsel to the Borrower, addressing such matters as the Senior Lenders may require;

     (3) each of the other documents described on the List of Closing Documents attached hereto as Exhibit F, including a certificate of a

     Responsible Officer of the Borrower certifying that the conditions described in subsection 7.01(b) have been satisfied.

     (b) No event shall have occurred at any time after March 31, 1996, which, in the sole discretion of any Senior
Lender materially and adversely affects (A) the business, management, ownership, operations, properties, assets, conditions (financial or otherwise) or prospects of the Borrower or any of the Borrower's material Subsidiaries individually, or of the Borrower and its Subsidiaries taken as a whole, or (B) the ability of the Borrower to perform its obligations under the Loan Documents or Collateral
Documents to which it is a party.

     (c) The Borrower shall have paid, or shall pay concurrently with the initial funding under this Agreement,
(A) all interest and fees which have accrued under the 1992
Credit Agreement from the last date such fees were paid through the Closing Date and (B) all fees referred to in
Article VI which are due and payable by the Borrower on or before the Closing Date.

Satisfaction of the condition contained in clause (b) above shall be conclusively presumed with respect to each Senior
Lender if, as of the Closing Date, such Senior Lender has failed to notify the Administrative Agent (in conformity with Section 16.10) that such Senior Lender has determined that a material adverse change has occurred.

     SECTION 7.02 Conditions Precedent to All Loans and the Issuance of Letters of Credit. (a) The obligation of each Senior Lender to make any Loan requested to be made by it and the agreement of each Issuing Bank to issue any Letter of Credit pursuant to Article V, on any Funding Date, including, without limitation, the Closing Date, is subject to the satisfaction of the following conditions precedent as of such date:

     (i) with respect to each requested Loan, the Administrative Agent shall have received a Notice of Borrowing conforming with the respective requirements of
Section 3.07 and, with respect to the issuance of any Letter of Credit, all of the conditions precedent to such issuance set forth in Sections 5.01 and 5.02 shall have been satisfied;

     (ii) the representations and warranties contained in
Article VIII shall be true and correct in all material respects on and as of such date as if made on and as of such date;

     (iii) no Event of Default or Potential Event of Default shall exist or would result from the making of the requested
Loan or issuance of the requested Letter of Credit;

     (iv) no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin or restrain, any Senior Lender or Issuing Bank from making the requested Loan or issuing or participating in the requested Letter of Credit; and

     (v) the aggregate amount of the Loans to be made on such date shall not exceed the Facility Availability as of such date and/or the aggregate amount of Letters of Credit to be issued on such date shall not exceed the Facility
Availability as of such date.

     (b) Each submission by the Borrower to the Adminis-trative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan made hereunder and each request by the Borrower for the issuance of a Letter of Credit, shall constitute a representation and warranty by the Borrower as of the date of such Loan or the issuance of such Letter of Credit that all the conditions contained in this Section 7.02 have been satisfied.

                         ARTICLE VIII

                 REPRESENTATIONS AND WARRANTIES

     The Borrower, in order to induce the Senior Lenders and the Issuing Banks to enter into this Agreement and to make Loans to, issue Letters of Credit for the account of, and enter into Foreign Exchange Contracts and Secured Interest Rate Contracts with, the Borrower, hereby represents and warrants to the Administrative Agent and each Senior Lender and Issuing Bank that, unless a representation and warranty is stated to be given on and as of a specific date (in which case such representation and warranty shall be true, correct and complete as of such date), on and as of the date hereof, and thereafter, on each Funding Date with respect to a Loan made to the Borrower and each date on which a Letter of Credit is issued, amended or extended for the account of the Borrower or a Foreign Exchange Contract or Secured Interest Rate Contract is entered into by the Borrower, the following statements are true, correct and complete.

     SECTION 8.01 Organization; Corporate Powers. Except as otherwise permitted under Section 11.04, the Borrower and each of its Subsidiaries (a) is a corporation or partnership as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified as a foreign corporation or partnership, as the case may be, and in good standing under the laws of each jurisdiction in which it owns real property or in which failure to be duly qualified and in good standing would be likely to have a material adverse effect on the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, and (c) has all requisite corporate (or partnership) power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and to execute, deliver and perform the Loan Documents to which it is a party, and all other agreements, documents and instruments, if any, to be executed in connection with any of the foregoing or with the transactions contemplated thereby.

     SECTION 8.02 Authorization; Enforceability. The execution, delivery and performance of the Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party and the consummation of the transactions contemplated thereby, have all been duly approved by the Board of Directors of the Borrower and its Subsidiaries and no other corporate, partnership or shareholder proceedings on the part of the Borrower or any of its Subsidiaries are necessary to consummate the transactions so contemplated. The Loan Documents to which the Borrower or any of its Subsidiaries is a party, have been duly executed and delivered (or filed, as the case may be) by the Borrower or such Subsidiaries and constitute the legal, valid and binding obligations of the Borrower or such Subsidiaries enforceable against the Borrower or such Subsidiaries in accordance with their respective terms.

     SECTION 8.03 No Conflict. The execution, delivery and performance by the Borrower or respective Subsidiary Guarantor, as applicable, of each Loan Document to which it is a party do not and will not, and the consummation of the transactions contemplated thereby will not (a) violate any Requirements of Law or Contractual Obligation binding upon the Borrower or such Subsidiary Guarantor, the consequences of which violation, singly or in the aggregate, would be likely to have an adverse effect on the ability of the Borrower or such Subsidiary Guarantor to perform its obligations under any such Loan Document or would be likely to have a material adverse effect on the business, management, ownership, operations, properties, assets, or condition (financial or otherwise) of the Borrower or such Subsidiary Guarantor or would be likely to subject the Administrative Agent, any of the Senior Lenders, or any of the Issuing Banks to any liability (whether criminal or civil), (b) constitute a tortious interference with any such Contractual Obligation or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any such Requirement of Law or Contractual Obligation, the consequences of which tortious interference, default or violation, singly or in the aggregate, would be likely to have a material adverse effect on the ability of the Borrower or such Subsidiary Guarantor to perform its obligations under any such Loan Document or would be likely to have a material adverse effect on the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower, any Subsidiary Guarantor, or any of Borrower's material Subsidiaries, individually, or the Borrower and its Subsidiaries taken as a whole, or would be likely to subject the Administrative Agent, any of the Senior Lenders, or any of the Issuing Banks to any liability (whether criminal or civil), or require the termination of any such Contractual Obligation, (c) result in or require the creation or imposition of any Lien whatsoever upon any of the material properties or assets of the Borrower or any Subsidiary Guarantor (other than Liens permitted in Section 11.01 and Liens in favor of the Senior Lenders or in favor of the Administrative Agent arising pursuant to the Loan Documents), or (d) require any approval of the Borrower's stockholders or any approval or consent of any Person under any material Contractual Obligation of the Borrower or any Subsidiary Guarantor, except such as have been duly obtained or will be duly obtained in accordance with applicable law.

     SECTION 8.04 Governmental Consents. The execution, delivery and performance by the Borrower and each Subsidiary Guarantor of the Loan Documents to which it is a party, the use of the proceeds of the Loans made to the Borrower and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been, or will in due course, be made, obtained or given (unless the failure to obtain any such filing, consent or notice will not have a material adverse effect on the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole) and except any consents, approvals or filings required as to a Senior Lender because of a regulatory requirement applicable to it in its capacity as a bank or a commercial lender.

     SECTION 8.05 Subsidiaries and Ownership of Capital Stock. Schedule 8.05 accurately sets forth all the Subsidiaries of the Borrower as of the Closing Date, and also sets forth as of the Closing Date the number of issued and authorized shares of each class of capital stock of the Borrower and each of its Subsidiaries and the identity of the holders of all shares of common stock (other than holders holding less than five percent (5%) in the aggregate of such shares) of any Subsidiary of the Borrower. As of the Closing Date, no capital stock (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of the Borrower or any of its Subsidiaries is subject to issuance under any security, instrument, warrant, option or purchase rights, conversion or exchange rights, call, commitment or claim of any character. The outstanding capital stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

     SECTION 8.06 Pledge of Collateral. The Borrower and each Subsidiary Guarantor has good, sufficient and legal title to the Collateral pledged by it under the Collateral Documents to which it is a party, and all such Collateral is free and clear of all Liens except as specifically permitted or contemplated by the terms and provisions of this Agreement or the Collateral Document(s) relating to such Collateral. The granting and perfecting of the security interest in the capital stock constituting a portion of the Collateral pledged by the Borrower or any Subsidiary Guarantor for the benefit of the Senior Secured Creditors as contemplated by the terms of the Collateral Documents executed by the Borrower or any Subsidiary Guarantor is not made in violation of the registration provisions of the Securities Act, any other applicable federal securities laws, applicable state securities or "Blue Sky" law, or any applicable provisions of the corporate law of any relevant state.

     SECTION 8.07  Governmental Regulation.  Neither the
Borrower nor any Subsidiary Guarantor is subject to regulation under the Public Utility Holding Company Act of
1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or to any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to conduct its business or to consummate the transactions contemplated by the Loan Documents to which it is a party is materially impaired.

     SECTION 8.08 Litigation; Adverse Effects. Except as set forth in Schedule 8.08 and except as permitted in this Agreement, on and as of the Closing Date, there is no, and on and as of any other date the Borrower does not have Requisite Knowledge of any (a) action, suit, proceeding, governmental investigation or arbitration (whether or not by its terms purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending, or to the knowledge of the Borrower, probable of assertion against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries which could reasonably be expected (i) to result in any material adverse change in the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) to adversely affect the ability of the Borrower or any of its Subsidiaries, as the case may be, to perform in any material respect its obligations under any Loan Documents to which the Borrower or such Subsidiary of the Borrower is a party, or (iii) to materially and adversely affect the ability of the Senior Lenders to enforce such obligations, and (b) there is no material loss contingency within the meaning of GAAP which has not been reflected in the financial statements of the Borrower. On and as of the Closing Date, neither the Borrower nor any of its Subsidiaries is, and on and as of any other date, the Borrower does not have Requisite Knowledge of any fact, event, condition or circumstance which would cause the Borrower or any of its Subsidiaries to be, (a) in violation of any applicable law, which violation materially and adversely affects or is likely to materially and adversely affect the business, management, ownership, operations, properties, assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority which would have a material adverse effect on the business, management, ownership, operations, properties, assets condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole. On and as of the Closing Date, there is no, and on and as of any other date, the Borrower does not have Requisite Knowledge of any action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries challenging the validity or the enforceability of any of the Loan Documents to which the Borrower or any of its Subsidiaries is a party.

     SECTION 8.09  No Material Adverse Change.  Since March
31, 1996, no event has occurred which materially and adversely affects, and there has been no material adverse change in, the business, management, ownership, operations, properties, assets or condition (financial or otherwise) or prospects of the Borrower or any of its material
Subsidiaries individually, or the Borrower and its Subsidiaries taken as a whole, or the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents to which the Borrower or any of its Subsidiaries is a party.

     SECTION 8.10 Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed, the failure of which to file is likely to have a material adverse effect on the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective properties, assets, income and franchises which are due and payable, the failure of which to pay when due and payable is likely to have a material adverse effect on the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, have been paid when due and payable. The Borrower does not have Requisite Knowledge of any proposed tax assessment against it or any of its Subsidiaries that would be material to the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower or its Subsidiaries, taken as a whole, which is not being actively contested in good faith by the Borrower or any such Subsidiary to the extent affected thereby.

     SECTION 8.11 Material Adverse Agreements. Neither the Borrower nor any of its Subsidiaries is a party to or subject to any material Contractual Obligation or other restriction contained in its Articles or Certificate of Incorporation, By-laws, a resolution of its Board of Directors, or similar governing document, as the case may be, which materially and adversely affects the ability of the Borrower or any Subsidiary of the Borrower to perform its obligations under the Loan Documents to which the Borrower or such Subsidiary is a party.

     SECTION 8.12 Performance. On and as of the Closing Date, neither the Borrower nor any of its Subsidiaries is, and on and as of any other date, the Borrower does not have Requisite Knowledge of any fact, event, condition or circumstance which would cause the Borrower or any of its Subsidiaries to be in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of the Borrower or such Subsidiary and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a material adverse effect on the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

     SECTION 8.13  Securities Activities.  Neither the
Borrower nor any of its Subsidiaries is engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     SECTION 8.14  Requirements of Law.  On and as of the
Closing Date, the Borrower, its Subsidiaries, and each Person acting on the Borrower's behalf is, and on and as of any other date, the Borrower does not have Requisite
Knowledge of any fact, event, condition or circumstance which would cause the Borrower or any Person acting on the Borrower's or any such Subsidiary's behalf not to be, in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange
Act, and the applicable rules and regulations thereunder, state securities law and "Blue Sky" law) applicable to the Borrower, its Subsidiaries or their respective businesses, in each case where the failure to so comply would have a materially adverse effect on the business, management, ownership, operations, properties or assets or condition
(financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     SECTION 8.15 Patents, Trademarks, Permits, etc. The Borrower and each of its Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its businesses as currently conducted, which are material to the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole. To the best of the knowledge of the Borrower, the use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Borrower or its Subsidiaries which is material to the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole. To the best of the Borrower's knowledge, the rights of the Borrower and its Subsidiaries to sell, franchise or license under such brand names then being used by any of them may be transferred by the Borrower and its Subsidiaries in connection with any sale of assets or stock of the related business by the Borrower and its Subsidiaries with only such exceptions as are not material to the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by the Loan Documents to which the Borrower or any of its Subsidiaries is a party will not in any material manner or to any material extent impair the ownership of or rights under (or the license or other right to use, as the case may be) any of the permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes utilized by the Borrower or any of its Subsidiaries.

     SECTION 8.16 Environmental Matters. Except as disclosed on Schedule 8.16 or fully resolved prior to the Closing Date: (a) neither the Borrower nor any Subsidiary of the Borrower has received any notice from any federal, state or local agency to the effect that its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste, substance or constituent, or other substance into the environment; (b) neither the Borrower nor any Subsidiary of the Borrower has filed any notice under any federal or state law or regulation indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment; (c) neither the Borrower nor any Subsidiary of the Borrower has received notice from any federal or state governmental agency that it is potentially liable for cleanup costs or damages in material amounts arising out of the release of a hazardous substance; and (d) neither the Borrower nor any Subsidiary of the Borrower has any material contingent liability in connection with the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.

     SECTION 8.17  No Default.  No Potential Event of
Default or Event of Default with respect to the Borrower or any Subsidiary of the Borrower has occurred and is continuing.

     SECTION 8.18 ERISA. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any Multiemployer Plan. The Borrower and each of its ERISA Affiliates have made available to the Administrative Agent copies of all Benefit Plans that are currently maintained or contributed to in respect of their respective employees or former employees and that are in existence as of the date this representation and warranty is made and copies of the most recent annual reports (Form 5500 Series), including Schedule B thereto, for such Benefit Plans. No Defined Benefit Plan of the Borrower or any of its Subsidiaries has incurred any "accumulated funding deficiency," as defined in
Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code, whether or not waived, for which the Borrower is or could be directly or indirectly liable. No other Defined Benefit Plan (other than a Defined Benefit Plan of an Excluded ERISA Affiliate) has outstanding any such accumulated funding deficiency in excess of $250,000, and the aggregate of accumulated funding deficiencies for all such Defined Benefit Plans is not in excess of $1,000,000. Each Benefit Plan currently maintained or contributed to by the Borrower or any of its Subsidiaries which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the Internal Revenue Service or by advice of counsel to be qualified under Section 401(a) of the Internal Revenue (or applications for approval are pending with the Internal Revenue Service) and the trust related thereto is exempt from federal income tax under
Section 501(a) of the Internal Revenue Code, and nothing has occurred since the dates of such letters which would cause any such Benefit Plan to cease being so qualified (except to the extent that any requirements added by such occurrence may be satisfied by adopting retroactive amendments as permitted by statute, regulation or other authority). Neither the Borrower nor any of its ERISA Affiliates has any liability to the PBGC other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither the Borrower nor any of its Subsidiaries has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Benefit Plan in respect of which the Borrower or any such Subsidiary has any material obligation to pay money or would in the future have any material obligation to pay money. No other ERISA Affiliate of the Borrower (other than an Excluded ERISA Affiliate) has committed any such breach which has given rise to, or which would in the future give rise to any obligation of such ERISA Affiliate to pay money in excess of $250,000, and the aggregate of all obligations to pay money for all such breaches is not in excess of $1,000,000. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of or any trustee to any Benefit Plan of the Borrower or any of its Subsidiaries has engaged in a nonexempt "prohibited transaction" described in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or taken any action with respect to any Benefit Plan, which would constitute or result in a Termination Event with respect to any Benefit Plan in respect of which the Borrower or any such Subsidiary has any material obligation to pay money or would in the future have any material obligation to pay money. No other ERISA Affiliate (other than an Excluded ERISA Affiliate) or fiduciary or trustee to any Benefit Plan of any such other ERISA Affiliate of the Borrower has engaged in such a transaction, or taken such action, which has given rise to, or would in the future give rise to, an obligation of such other ERISA Affiliate to pay money in excess of $250,000, and the aggregate of all obligations to pay money for all such transactions and actions is not in excess of $1,000,000. Except as provided on Schedule 8.18, neither the Borrower nor any ERISA Affiliate of the Borrower (other than an Excluded ERISA Affiliate) maintains or contributes to any welfare plan within the meaning of
Section 3(1) of ERISA, which provides benefits to employees after termination of employment other than as required by
Section 601 of ERISA. Neither the Borrower nor any ERISA Affiliate of the Borrower (other than an Excluded ERISA Affiliate) has failed to make a required installment or any other payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment. Neither the Borrower nor any ERISA Affiliate of the Borrower (other than an Excluded ERISA Affiliate) is required to provide security to a Defined Benefit Plan under
Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. With respect to all of the representations and warranties made by the Borrower in this Section 8.18, except any such representations and warranties specifically stated to be made on a particular date, such representations and warranties shall be qualified by the Requisite Knowledge of the Borrower on and as of all dates except for the Closing Date, in all of which cases, such representations and warranties are made by the Borrower on an absolute and unqualified basis.

     SECTION 8.19 Tax Examinations. As of the Closing Date, the Federal income tax returns on which the Borrower's income is reported have been examined by the Internal Revenue Service (or closed by applicable statutes) for all tax periods prior to and including the taxable years shown on Schedule 8.19, as submitted to the Senior Lenders on the Closing Date and periodically updated thereafter, and except as set forth on Schedule 8.19, as submitted to the Senior Lenders on the Closing Date and periodically updated thereafter, there are no other tax examinations in progress. All deficiencies which have been asserted against the Borrower as a result of such examinations have been fully paid or finally settled or are being contested in good faith, and, except as set forth on Schedule 8.19, no issue has been raised in any such examinations which, by application of similar principles, reasonably can be expected to result in assertion of a deficiency for any other year not so examined. The Borrower does not anticipate any further material tax liability with respect to the years which have not been closed, taken as a whole, other than liability reserved for in accordance with sound accounting practices. Except as set forth in Schedule 8.19, there are no outstanding agreements or waivers extending the statute of limitations with respect to, and the Borrower is not now subject to any extension of a period for, the assessment of any Federal income tax or other tax, domestic or foreign.

     SECTION 8.20 Financial Condition. All financial statements (other than projections and internal reports) included in materials furnished to any Senior Lender have been prepared in conformity with GAAP, except as otherwise noted therein, and fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in the financial position of the Borrower and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. The Borrower has no Accommodation Obligation, contingent liability or liability for any taxes, long-term lease or unusual or long-term commitment, which based upon circumstances presently known to management of the Borrower is materially adverse to the business, management, ownership, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole. The projected financial data of the Borrower and its Subsidiaries and operating divisions which are included in the materials delivered by the Borrower to the Senior Lenders have been prepared on a basis consistent with past practices. The internal financial reports of the Borrower and its Subsidiaries and operating divisions which were included in the materials delivered by the Borrower to the Senior Lenders are consistent with past practices of the Borrower and its Subsidiaries and operating divisions.

     SECTION 8.21  Guaranties.  The Borrower has not
guaranteed payment or performance of any of the material obligations of any of the Borrower's Subsidiaries to any Person.

     SECTION 8.22 Senior Indebtedness. The obligations of the Borrower for principal and interest on all Loans and other extensions of credit or financial accommodations made to it or for its account under this Agreement and, solely with respect to the Senior Subordinated Debentures, all fees, expenses, reimbursements, indemnities, premiums and other amounts payable by it hereunder or under any other document relating to this Agreement, in any case owing to the Administrative Agent, any Senior Lender or any Issuing Bank (whether or not such Person is then acting in its capacity as a Senior Lender or Issuing Bank) constitute "Senior Indebtedness" or "Senior Funded Indebtedness" within the respective meanings ascribed to such terms, if any, in any instrument or document governing Subordinated Indebtedness of the Borrower.

                             ARTICLE IX

                         REPORTING COVENANTS

     The Borrower covenants and agrees that so long as any Commitment shall be in effect and until payment in full of all Obligations and the expiration of all Letters of Credit, unless the Requisite Senior Lenders shall otherwise give prior written consent thereto:

     SECTION 9.01 Financial Statements. The Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver to each of the Senior Lenders:

     (a) Quarterly Financial Statements. As soon as practicable, and in any event within fifty-five (55) days after the end of each fiscal quarter in each Fiscal Year (other than the fiscal quarter ending in June), commencing with the fiscal quarter ending in September, 1996, (i) the consolidated and consolidating balance sheets of the Borrower and each of its consolidated Subsidiaries as at the end of such quarter and (ii) related consolidated and consolidating statements of income of the Borrower and its Subsidiaries and consolidated statements of cash flow of the Borrower and its consolidated subsidiaries, for such quarter, setting forth in comparative form in each case the consolidated and consolidating, as applicable, figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail.

     (b) Annual Financial Statements. As soon as practicable, and in any event within one hundred (100) days after the end of each Fiscal Year, (i) consolidated and consolidating balance sheets of the Borrower and each of its consolidated Subsidiaries as at the end of such Fiscal Year and (ii) the related consolidated and consolidating statements of income of the Borrower and its Subsidiaries and consolidated statements of stockholder's equity and cash flow of the Borrower and its consolidated subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated and consolidating, as applicable, figures for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of Arthur Andersen LLP or other independent certified public accountants of recognized national standing satisfactory to the Requisite Senior Lenders, which report shall be unqualified and shall state that such consolidated financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries, as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

     SECTION 9.02 Certificates to Accompany Financial Statements. (a) Together with each delivery of any financial statements pursuant to subsections 9.01(a) and 9.01(b) the Borrower shall also deliver (i) an Officer's Certificate of the Borrower substantially in the form of Exhibit G executed by the chief financial officer, treasurer, or controller of the Borrower, stating that (A) the officer executing such certificate has reviewed the terms of this Agreement and the other principal Loan Documents to which the Borrower is a party, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries, taken as a whole, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default with respect to the Borrower, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto and (B) such financial statements fairly present the financial condition of the Borrower and its consolidated Subsidiaries, as at the dates indicated, subject, in the case of financial statements submitted under Section 9.01(a), to changes resulting from audit and normal year-end adjustments; and (ii) a Compliance Certificate of the Borrower demonstrating in reasonable detail compliance during and at the end of such accounting periods with Sections 11.01, 11.06, 11.12, 11.14 and 11.16 through 11.22.

     (b) Simultaneously with the delivery of each set of financial statements referred to in subsection 9.01(b) above, the Borrower shall also deliver a statement of the independent public accountants which reported on such financial statements (i) as to whether anything has come to their attention to cause them to believe that there existed on the date of such financial statements any Event of Default or Potential Event of Default and (ii) confirming the calculations set forth in the Compliance Certificate delivered simultaneously therewith pursuant to subsection
9.02(a) above.

     SECTION 9.03  Intentionally omitted.

     SECTION 9.04 Officer's Certificates Regarding Investments and Indebtedness. (a) As soon as practicable, and in any event within fifty-five (55) days (or, solely for the fiscal quarter ending in June, within one hundred (100)
days) after the end of each fiscal quarter in each Fiscal Year commencing with the fiscal quarter ending in June, 1996, the Borrower shall deliver to each Senior Lender an Officer's Certificate of the Borrower, substantially in the form of Exhibit H attached hereto, setting forth, as of the last day of such fiscal quarter, (i) all outstanding Investments of the Borrower and its Subsidiaries and of TFC,
(ii) a summary of all Indebtedness of the Borrower's Foreign Subsidiaries (if any), setting forth the outstanding balances of all such Indebtedness, the changes in such balances from the last report, and the aggregate book value of the total assets of the Borrower's Foreign Subsidiaries which are located outside the territorial United States, determined on a pro forma consolidated basis, (iii) the outstanding balance of all Loans and the aggregate amount of all Letter of Credit Obligations, (iv) the balances of the Borrower's Cash and Cash Equivalents on the last day of such fiscal quarter, and (v) the value (on a mark to market basis in Dollars) of the Borrower's Marketable Securities on the last day of such fiscal quarter.

     (b) As soon as practicable, and in any event within fifty-five (55) days (or solely for the fiscal month of July, within seventy-five (75) days) after the end of each fiscal month in each Fiscal Year, commencing with May, 1996, the Borrower shall deliver to each Senior Lender an Officer's Certificate of the Borrower setting forth, (i) with respect to each Letter of Credit (other than Issuing Bank's Letter of Credit No. NY-30013537) issued or otherwise outstanding at any time during such month, or as to which there exists any Reimbursement Obligation, (A) the date of issuance, type (i.e., Commercial or Standby), face amount and tenor of such Letter of Credit and (B) all amounts available for drawing thereunder and all Reimbursement Obligations with respect thereto, (ii) with respect to each Non-Facility Letter of Credit issued or otherwise outstanding for the account of the Borrower at any time during such month, or as to which there exists any reimbursement obligation, (A) the date of issuance, type (i.e., Commercial or Standby), face amount and tenor of such Non-Facility Letter of Credit and (B) all Non-Facility Letter of Credit Obligations of the Borrower with respect thereto, and (iii) with respect to each Secured F/X Contract and Secured Interest Rate Contract entered into or otherwise in existence at any time during such month to which the Borrower is a party, (A) the date of such contract and (B) a summary of the major terms thereof; provided, however, that in the event no Indebtedness of the type described in clauses (i) through (iii) above are outstanding during any fiscal month of any Fiscal Year, no such Officer's Certificate shall be required to be delivered hereunder for such fiscal month.

     (c) Within three (3) days after the end of each week, the Borrower shall deliver to each Senior Lender, a report setting forth (i) the balances of Borrower's Cash and Cash
Equivalents on the last day of such week and (ii) the value
(on a mark to market basis in Dollars) of the Borrower's
Marketable Securities on the last day of such week.

     SECTION 9.05  Intentionally omitted.

     SECTION 9.06  Other Financial Information.  With
reasonable promptness, the Borrower shall deliver such other information, reports, filings, projections, business plans and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Senior Lender, including, without limitation, appraisals of the Borrower's assets by appraisers satisfactory to the Requisite Senior Lenders.

     SECTION 9.07  Environmental Notices.  The Borrower
shall:

     (a) Notify each Senior Lender in writing, promptly upon the learning thereof by a Responsible Officer of the Borrower, of (i) any written notice of a material claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person (including, without limitation, any individual or government, whether national, federal, state, county, city or municipal) as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment; (ii) any written notice that any operations of the Borrower or any of its Subsidiaries are not in material compliance with requirements of applicable federal, state or local environmental, health or safety statutes and regulations; (iii) any written notice that the Borrower or any of its Subsidiaries is subject to any federal or state investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, which action is likely to subject the Borrower or any of its Subsidiaries to material Environmental Liabilities and Costs; (iv) any written notice that any properties or assets of the Borrower or any of its Subsidiaries are subject to an Environmental Lien; (v) any violation by the Borrower or any of its Subsidiaries of any federal, state or local environmental, health or safety law or regulation, which would, in any case, have a material adverse effect upon the operations of the Borrower and its Subsidiaries, taken as a whole; (vi) any new or proposed changes to any existing environmental, health or safety Requirement of Law that could have a material effect on the operations of the Borrower and its Subsidiaries; (vii) any proposed acquisition by the Borrower or any of its Subsidiaries of stock, assets, real estate, or leasing of property, or any other action by the Borrower or its Subsidiaries that could subject the Borrower or its Subsidiaries to material environmental, health or safety Environmental Liabilities and Costs; or (viii) the termination, cancellation or non-renewal of any insurance policy maintained by the Borrower or any of its Subsidiaries to insure against environmental risks of the Borrower or any of its Subsidiaries, and the reason(s) for such termination, cancellation or non-renewal;

     (b) By December 31 of each calendar year, commencing with December 31, 1996, submit to the Administrative Agent a report providing an update of the status of each compliance and contingency issue and each other potential environmental liability related to the Borrower or any of its Subsidiaries identified on Schedule 8.16 and each issue identified in any report provided by the Borrower under this Section 9.07; and

     (c) Permit the Administrative Agent and any of the Senior Lenders or any of their respective agents or repre-sentatives, to inspect during normal business hours each of the facilities and premises owned or operated by the Borrower or any of its Subsidiaries to confirm the matters of which such notice is required to be given or with respect to which such report is required to be given by the Borrower or any of its Subsidiaries.

     SECTION 9.08 Declaration of Dividends and Other Distributions. The Borrower shall provide to the Administrative Agent written notification (or telephonic notice promptly confirmed in writing) of a dividend or other distribution to be made on the Borrower's capital stock within two (2) Business Days after a declaration by the Board of Directors of the Borrower of such dividend or other distribution on such Borrower's capital stock; provided, that, the Borrower shall provide no less than ninety (90) days prior written notice thereof to the Administrative Agent. The Borrower shall specify in such notice the date on which such dividend or other distribution is to be paid.

     SECTION 9.09 Notices Concerning Defaults, Material Adverse Change and Litigation. (a) Promptly upon any officer of the Borrower (i) obtaining knowledge of any condition or event which constitutes an Event of Default or Potential Event of Default or becoming aware that any Senior Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (ii) obtaining knowledge of any condition or event which would be required to be disclosed in a current report filed by the Borrower with the Commission on Form 8-K
(Items 1, 2 and 4 of such Form as in effect on the Closing
Date), or (iii) obtaining knowledge of a material adverse change in the business, management, ownership, operations, properties, assets condition (financial or otherwise) or prospects of any of the Borrower or its Subsidiaries, the Borrower shall deliver to each Senior Lender an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Senior Lender and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

     (b) Promptly upon any officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed in writing by the Borrower to the Senior Lenders, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which is likely to, in either case, materially and adversely affect the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, the Borrower shall deliver to each Senior Lender notice thereof and such other information as may be reasonably available to it to enable each Senior Lender and its counsel to evaluate such matters.

     SECTION 9.10 ERISA Reporting. (a) Promptly upon becoming aware of the occurrence of any Termination Event, or a nonexempt "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code, in connection with (i) any Benefit Plan maintained by or contributed to by the Borrower or any of its Subsidiaries or any trust created thereunder, or (ii) any other Benefit Plan or any trust created thereunder, which Termination Event or nonexempt prohibited transaction has given rise to, or would in the future give rise to, an obligation of the Borrower or any of its Subsidiaries to pay money in excess of $250,000 or to pay money in a lesser amount, which when combined with the aggregate of all other obligations to pay money for all such Events and transactions of the Borrower or any of its Subsidiaries, exceeds $1,000,000, a written notice specifying the nature thereof, what action the Borrower or any ERISA Affiliate of the Borrower, as applicable, has taken, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, will be provided to the Administrative Agent.

     (b) With reasonable promptness, copies of (i) all notices received by the Borrower or any ERISA Affiliate of the Borrower of the PBGC's intent to terminate any Defined Benefit Plan maintained by or contributed to by the Borrower or any of its Subsidiaries or to have a trustee appointed to administer any such Defined Benefit Plan; (ii) upon the reasonable request of any Senior Lender, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its Subsidiaries with the Internal Revenue Service and the most recent actuarial report with respect to any or all Benefit Plans maintained by or contributed to by the Borrower or any of its Subsidiaries; (iii) all funding waiver requests filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to any Defined Benefit Plan maintained by or contributed to by the Borrower or any of its Subsidiaries and all communications received by the Borrower or any of its ERISA Affiliates from the Internal Revenue Service with respect to any such funding waiver request; and (iv) any unfavorable determination letter received by the Borrower or any of its Subsidiaries from the Internal Revenue Service regarding the qualification of a Benefit Plan maintained by or contributed to by the Borrower or any such Subsidiary under Section 401(a) of the Internal Revenue Code, will be provided to the Administrative Agent.

     (c) Promptly upon becoming aware of any failure by the Borrower or any ERISA Affiliate to make a required installment under Section 412 of the Internal Revenue Code or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, if such failure would give rise to a Lien under Section 412(n) of the Internal Revenue Code, notice of such failure, will be provided to the Administrative Agent.

     SECTION 9.11 Other Reports. Promptly after the same are available to it, the Borrower shall deliver to the Senior Lenders (a) copies of all financial statements, reports, notices, and proxy statements, if any, sent or made available generally by the Borrower to its Securities holders, and of all regular and periodic reports and other filings made by the Borrower with any securities exchange or the Commission and of all press releases made available generally by the Borrower or a Subsidiary of the Borrower to the public concerning material developments in the business of the Borrower or any such Subsidiary and (b) copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants, including, without limitation, any management report prepared in connection with the annual audit.

     SECTION 9.12 Independent Certified Public Accountants. The Borrower authorizes (i) the Administrative Agent, after giving the Borrower reasonable prior written notice of its intent to do so, to communicate directly with the Borrower's independent certified public accountants concerning any financial statement delivered to the Administrative Agent pursuant to subsection 9.01(b), provided that the Borrower is not precluded by the Administrative Agent from being present for such communication, and (ii) such independent certified public accountants, upon the Administrative Agent's written request with a copy to the Borrower, to provide to the Administrative Agent copies of any financial schedules prepared by such accountants for the Borrower.
For each of the Fiscal Years, prior to the date on which the Borrower's independent certified public accountants begin their audit of the Borrower's financial statements with respect to the then closing Fiscal Year, the Borrower shall execute and deliver to such independent certified public accountants, a letter in form and substance satisfactory to the Administrative Agent, indicating that it is a primary intention of the Borrower in engaging such accountants that the Administrative Agent and the Senior Lenders may rely upon such financial statements.

     SECTION 9.13  TFC/RHI Consolidated Liquidity.  The
Borrower shall deliver to the Administrative Agent and the Senior Lenders, within ten (10) days after the end of each fiscal quarter of each Fiscal Year, commencing with the fiscal quarter ending on June 30, 1996, an Officer's
Certificate of the Borrower in the form attached to this Agreement as Exhibit I setting forth the calculation of the sum of the amounts set forth in Section 14.01(r) for such fiscal quarter.

                        ARTICLE X

                    AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that so long as any Commitment shall be in effect and until payment in full of all Obligations and the expiration of all Letters of Credit, unless the Requisite Senior Lenders shall otherwise give prior written consent:

     SECTION 10.01 Corporate Existence, etc. The Borrower shall, and shall cause all Subsidiary Guarantors to, at all times preserve and keep, or cause to be preserved and kept, in full force and effect its corporate existence and rights and franchises material to its businesses and the corporate existence and rights and franchises material to the business of each of its Subsidiaries, except for transactions per-mitted pursuant to Section 11.04. The Borrower may incorporate wholly owned, indirect Subsidiaries of the Borrower without the consent of the Senior Lenders so long as the aggregate amount of the capital provided to such Subsidiaries does not exceed the amount permitted pursuant to subsection 11.18(h); provided that the Borrower shall deliver to the Administrative Agent within sixty (60) days after the incorporation of such indirect Subsidiaries written notice setting forth the complete name of such Subsidiary, its relation to the Borrower, its state of incorporation and the amount of capital provided to such Subsidiary. The Borrower shall promptly provide the Administrative Agent and each of the Senior Lenders with a complete list of its Subsidiaries upon the occurrence of any change in the list of such Subsidiaries as set forth on
Schedule 8.05.

     SECTION 10.02 Compliance with Laws, etc. The Borrower shall, and shall cause its Subsidiaries to, exercise all due diligence to comply with all Requirements of Law and all restrictive covenants binding on the Borrower and its Sub-sidiaries, respectively, the noncompliance with which would materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or any of its Subsidiaries, as the case may be.

     SECTION 10.03 Payment of Taxes. The Borrower shall pay, and cause each of its Subsidiaries to pay, (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to the Borrower or any such Subsidiary, as the case may be, which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of the Borrower's or such Sub-sidiary's properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments or governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if the same are being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made by the Borrower or such Subsidiary therefor. The Borrower will not file or consent to the filing of, or permit any of its Subsidiaries to file or consent to the filing of, any consolidated tax return with any Person (other than TFC or any of its Subsidiaries or such other Person as may be reasonably acceptable to the Requisite Senior Lenders).

     SECTION 10.04 Maintenance of Properties; Insurance. The Borrower shall maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty, all Fixed Assets and other properties material to the operations of the Borrower and its Subsidiaries, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers, the insurance policies listed on Schedule 10.04 and covering the properties and assets of the Borrower and its Subsidiaries or substantially similar policies and amounts or other policies and amounts acceptable to the Administrative Agent. Within thirty (30) days after the renewal, replacement or material modification of any such policy, the Borrower shall deliver to the Administrative Agent a detailed schedule setting forth for each such policy: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, (d) the policy number of such policy, and (e) such other information as any Senior Lender shall reasonably request, which shall be provided at such Senior Lender's expense and such other information as the Administrative Agent shall reasonably request, which shall be provided at the Borrower's expense.

     SECTION 10.05 Inspection of Property; Books and Records; Discussions. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Administrative Agent, any Agent or any Senior Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection by or on behalf of (a) any Senior Lender shall be at such Senior Lender's expense and (b) the Administrative Agent shall be at the Borrower's expense.
The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which true and proper entries in conformity with GAAP (and all legal requirements) shall be made of all dealings and transactions in relation to their businesses and activities. The Borrower shall deliver to the Administrative Agent any instrument necessary for the Administrative Agent to obtain records from any service bureau maintaining records for the Borrower.

     SECTION 10.06  Intentionally omitted.

     SECTION 10.07  Use of Proceeds.  The proceeds of all
Loans made to the Borrower hereunder and all Letters of Credit issued hereunder shall be used by the Borrower for lawful and permitted corporate purposes and not for any purpose constituting a breach of this Agreement. The
Borrower and its Subsidiaries shall use Foreign Exchange
Contracts only for their respective foreign exchange needs in the ordinary course of their respective businesses. No portion of the proceeds of any credit extended under this Agreement shall be used by the Borrower in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange
Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and such use of proceeds.

     SECTION 10.08  Intentionally omitted.

     SECTION 10.09 Receipt of Certain Funds. Together with the Officer's Certificate required under subsection 4.02(a), after receipt by the Borrower or any Domestic Subsidiary of the Borrower of any Net Cash Proceeds of Sale constituting insurance proceeds, a condemnation or court award or other recovery with respect to the Borrower's or such Domestic Subsidiary's property, the Borrower shall provide to the Administrative Agent a written notice containing a description of the property damaged, lost or taken. The Borrower shall specify in such notice whether or not the property damaged, lost or taken will be restored or replaced, and if so, the Borrower shall include a description of its plans to restore or replace such property.

     SECTION 10.10 Maintenance of Tax Allocation Agreement. The Borrower shall maintain or cause to be maintained, in full force and effect, the Tax Allocation Agreement in form and substance substantially similar to that in effect on the Closing Date except for modifications required due to acquisitions and dispositions otherwise permitted by this Agreement, without amendment or modification unless consented to by the Requisite Senior Lenders.

     SECTION 10.11 Separate Corporate Existence. The Borrower shall take all reasonable steps (including, without limitation, all steps which the Administrative Agent or any Senior Lender may from time to time reasonably request) to maintain its identity as a separate legal entity and to make it apparent to third parties that the Borrower is an entity with assets and liabilities distinct from those of TFC, FHC, and each member of the Aerospace Group. Without limiting the generality of the foregoing, the Borrower shall:

     (a) require that all full-time employees of the Borrower identify themselves as such and not as employees of TFC, FHC or any member of the Aerospace Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees solely as the Borrower's employees);

     (b) compensate all employees, consultants and agents directly, from the Borrower's bank accounts, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of TFC, FHC or a member of the Aerospace Group, allocate the compensation of such employee, consultant or agent between the Borrower and such other Person on a basis which reflects the services rendered to the Borrower and such other Person in accordance with the Allocation Memorandum;

     (c) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and TFC, FHC and/or a member of the Aerospace Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use in accordance with the Allocation Memorandum;

     (d) cause the Borrower to be named as an insured on the insurance policy covering its property, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Borrower;

     (e) maintain the Borrower's books and records complete and separate from those of TFC, FHC and the Aerospace Group;

     (f)  not maintain bank accounts or other Depository
Accounts to which TFC, FHC or any member of the Aerospace
Group is an account party, into which TFC, FHC or any member of the Aerospace Group makes deposits or from which TFC, FHC or any member of the Aerospace Group has the power to make withdrawals;

     (g)  not permit TFC, FHC or any member of the Aerospace
Group to pay any of the Borrower's operating expenses
(except when paid and charged pursuant to the Allocation
Memorandum); and

     (h) (i) not permit (A) more than two-thirds of the members of the Borrower's board of directors to simul-taneously be members of the board of directors or officers or employees of TFC, FHC or any member of the Aerospace Group and (B) more than two-thirds of the officers of the Borrower to simultaneously be members of the board of directors or officers or employees of TFC, FHC or any member of the Aerospace Group and (ii) at all times have at least one member of the Borrower's board of directors who is neither an officer or employee of any of TFC, FHC or any member of the Aerospace Group, nor an officer or employee of the Borrower.

     SECTION 10.12  Consolidated Net Worth of the Borrower;
Liquidity. The Borrower shall at all times maintain its assets, liabilities and income, as reported in financial statements prepared and delivered in conformity with subsections 9.01(a) and (b), so that the Consolidated Net
Worth of the Borrower shall at all times be equal to or greater than $175,000,000.

     SECTION 10.13 Future Liens for the Benefit of the Senior Lenders. The Borrower shall execute and deliver to the Administrative Agent for the benefit of the Senior Secured Creditors, (a) immediately upon the acquisition or leasing of any real property, a mortgage, deed of trust, assignment or other appropriate instrument evidencing a Lien upon any such acquired property, lease or interest, the same to be in form and substance satisfactory to the Administrative Agent, and (b) on the eighty-fifth (85th) day after the date of its acquisition of any aircraft or aircraft engine subject to registration with the Federal Aviation Administration, if ownership of such aircraft or aircraft engine is anticipated to continue in the name of Borrower for more than ninety (90) days after such date of acquisition, an aircraft mortgage or other appropriate instrument evidencing a Lien on such property in form and substance satisfactory to the Administrative Agent; and in each instance under clauses (a) and (b), to be subject only to (i) Liens permitted under Section 11.01 and (ii) such other Liens as the Requisite Senior Lenders may reasonably approve, it being understood that the granting of such additional security for the Obligations is a material inducement to the execution and delivery of this Agreement by each Senior Lender.

                         ARTICLE XI

                      NEGATIVE COVENANTS

     The Borrower covenants and agrees that so long as any Commitment shall be in effect and until payment in full of all Obligations and the expiration of all Letters of Credit, unless the Requisite Senior Lenders shall otherwise give their prior written consent:

     SECTION 11.01  Liens.  The Borrower shall not, and
shall not permit its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist, any Lien on or with respect to any of its properties or assets
(including any Collateral in which the Borrower or any such Subsidiary has an interest) except:

     (a)  Liens granted to or held by the Administrative
Agent for the benefit of the Senior Secured Creditors;

     (b) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement;

     (c)  Intentionally omitted

     (d)  Customary Permitted Liens;

     (e)  Liens arising in connection with Commercial
Letters of Credit issued for the account of the Borrower or any such Subsidiary permitted by subsection 11.16(g) and covering only the documents and goods financed by means of such Commercial Letters of Credit;

     (f) Liens on assets of a Foreign Subsidiary of the Borrower securing Indebtedness of such Foreign Subsidiary permitted by subsection 11.16(h);

     (g) purchase money Liens (including the interest of a lessor under a Capital Lease), not in default or foreclosure, created in connection with the incurrence of Indebtedness permitted by subsection 11.16(j); and

     (h) Liens with respect to judgments which do not result in an Event of Default or a Potential Event of Default under, or other breach of, this Agreement.

For the purposes of this Section 11.01, if a Lien is permitted under one of the exceptions set forth above, but limited to a specified amount of Indebtedness, the same
Indebtedness shall not be taken into account in applying an Indebtedness limitation contained in another of the exceptions set forth in this Section 11.01.

     SECTION 11.02 Conduct of Business. The Borrower shall not engage in, or permit any of its Subsidiaries to engage in, any business other than the business engaged in by the Borrower or such Subsidiary on the Closing Date and any business or activities substantially similar or related thereto.

     SECTION 11.03 Transactions with Shareholders and Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist, any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or of any such Subsidiary, on terms that are less favorable to any such Person than those that might be obtained in an arm's-length transaction at the time from Persons who are not such an Affiliate, other than those management contracts and service agreements listed on
Schedule 11.03 to which the Borrower or any such Subsidiary of the Borrower is a party, as such contracts and agreements may be amended, supplemented or modified without materially impairing the Borrower's ability to repay its Obligations hereunder, provided, that, notwithstanding the foregoing, all allocations of costs and expenses by or among the Borrower and any of its Affiliates shall be made in accordance with the Allocation Memorandum. Nothing contained in this Section 11.03 shall prohibit any transaction expressly permitted by Section 11.19 or any other Section of this Agreement.

     SECTION 11.04  Restriction on Fundamental Changes.
(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business, property or assets, whether now or hereafter acquired, except for (i) dispositions of assets expressly permitted under Section 11.17, (ii) the merger of a Subsidiary of the Borrower with and into the Borrower or into another Subsidiary of the Borrower, provided that in the case of the merger of a Subsidiary Guarantor into a Subsidiary which is not a Subsidiary Guarantor, the surviving corporation assumes the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty, and (iii) with prior written notice to the Administrative Agent, the liquidation of a Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower, provided that in the case of the liquidation of a Subsidiary Guarantor into a Subsidiary which is not a Subsidiary Guarantor, the surviving corporation assumes the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     (b) Except as permitted pursuant to subsection 11.18, the Borrower shall not acquire, or allow any of its Subsidiaries to acquire, by purchase or otherwise, the stock or other evidence of beneficial ownership of any Person or all or substantially all of the business, property or assets of any Person, except for such acquisitions which are permitted under subsection 11.04(a).

     SECTION 11.05  ERISA.  The Borrower shall not, and
shall not permit any of its Subsidiaries to:

     (a) Engage in any prohibited transaction for which an exemption is not available or has not been previously obtained from the Department of Labor and in connection with which the Borrower or any ERISA Affiliate of the Borrower could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA in excess of $250,000 or a tax imposed by Section 4975 of the Internal Revenue Code in excess of $250,000 or the Borrower and all ERISA Affiliates could be subject to aggregate penalties and taxes in excess of $1,000,000 for all such prohibited transactions;

     (b) Fail to make full payment when due of all amounts which, under the provisions of any Defined Benefit Plan, the Borrower or any of its Subsidiaries is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Internal Revenue Code), or fail to pay any installment necessary to amortize each waived funding deficiency, with respect to any Defined Benefit Plan contributed to or maintained by the Borrower or any of its Subsidiaries;

     (c) Permit to exist any occurrence of any reportable event (described in Section 4043 of ERISA), or any other event or condition, which in the reasonable opinion of the Agents presents a material risk of a material liability of the Borrower and its ERISA Affiliates under ERISA or the Internal Revenue Code; or

     (d) Enter into any new Benefit Plan, or modify any existing Benefit Plan contributed to or maintained by the Borrower or any of its Subsidiaries, so as to materially increase the obligations of the Borrower or any of its Subsidiaries.

      SECTION 11.06 Sales and Leasebacks. The Borrower shall not become liable or permit any of its Subsidiaries to become liable, directly or by way of Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired,
(a) which the Borrower or one of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (b) which the Borrower or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease, unless, after giving effect to each such lease the Borrower is in compliance with subsection 11.16(d), Section 11.17 and Section 11.21.

     SECTION 11.07  Subordinated Indebtedness.

     (a) No Change. The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) amend, modify or otherwise change any terms contained, as of the Closing Date, in any agreement or document evidencing or related to any Subordinated Indebtedness of the Borrower or Subsidiary, if the effect of such amendment, modification or change would adversely affect the rights of the Administrative Agent or Senior Lenders or would be materially more burdensome or restrictive on the Borrower and, without limiting the generality of the foregoing, none of the provisions of such agreements or documents relating to the terms of subordination or definitions of Indebtedness to which such Subordinated Indebtedness is subordinated or to payments, whether of principal, premiums, or interest (except to defer a payment to a later date or to waive any default thereunder) shall be amended or modified in any respect or (ii) make any payment required as a result of an amendment or change thereto, in each instance, without the prior written consent of the Requisite Senior Lenders.

     (b) Notices. The Borrower shall deliver to the Administrative Agent (i) a copy of each notice or other com-munication delivered by or on behalf of the Borrower to any trustee under any Subordinated Indebtedness indenture to which the Borrower is a party, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such trustee, and (ii) a copy of each notice or other communication received by the Borrower from any trustee under any Subordinated Indebtedness indenture to which the Borrower is a party, such delivery to be made promptly after such notice or other communication is received by the Borrower.

     (c) Paying Agents. Neither the Borrower nor any of its Subsidiaries shall act as paying agent under any Subordinated Indebtedness indenture to which the Borrower is a party, nor shall the Borrower appoint any Person as such paying agent other than the trustee under any such Subordinated Indebtedness indenture.

     SECTION 11.08 Amendment of Charter or By-laws. The Borrower shall not amend, or permit any of its Subsidiaries to amend, the Borrower's or such Subsidiary's Certificate or Articles of Incorporation or By-Laws, except upon at least ten (10) days' prior written notice to the Senior Lenders, and then only if no Event of Default or Potential Event of Default then exists or would result therefrom.

     SECTION 11.09 Issuance and Disposal of Stock. Except as permitted by Section 11.17 in connection with the formation of a new Subsidiary to effect the sale of Eagle Environmental as described on Schedule 1.01-B, the Borrower will not (a) directly or indirectly issue, sell, assign, pledge, encumber or dispose of any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of its Subsidiaries, except to qualify directors if required by applicable law, or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge, encumber or dispose of any shares of capital stock or other Securities of (or warrants, rights or options to acquire shares or other securities of) such Subsidiary, or any other Subsidiary of the Borrower, except to qualify directors if required by applicable law.

     SECTION 11.10  Interest Exchange Agreements.  The
Borrower shall not enter into, or permit any of its Subsidiaries to enter into, any Interest Rate Contracts other than Secured Interest Rate Contracts.

     SECTION 11.11 Asset Transfers. Except as otherwise permitted by Sections 11.17 and 11.04, the Borrower shall not transfer, or permit any of its Subsidiaries to transfer, any assets of the Borrower or any of its Subsidiaries to any other Person, except in the ordinary course of the Borrower's or such Subsidiary's business.

     SECTION 11.12 Consulting Contracts. The Borrower shall not become obligated, or permit any of its Subsidiaries to become obligated, with respect to consulting or like contracts with Persons who have been employees or directors of the Borrower or such Subsidiary during the immediately preceding five (5) year period, in amounts aggregating in any Fiscal Year an amount in excess of $1,000,000.

     SECTION 11.13  Intentionally omitted.

     SECTION 11.14  Consolidated Capital Expenditures.
The Borrower shall not, and shall not permit any of its Subsidiaries to make or incur Consolidated Capital Expenditures in any Fiscal Year, in an aggregate amount in excess of the sum of (a) $2,000,000 plus leasehold improvements made with respect to the Virginia Real Property and (b) Borrower's Selling Price of Fixed Assets for such Fiscal Year.

     SECTION 11.15  Intercompany Indebtedness.

     (a)  Intentionally omitted.

     (b) The Borrower shall not make any payments of principal or interest on any amount of Indebtedness owing to an Affiliate of the Borrower at any time at which an Event of Default or a Potential Event of Default exists or would result therefrom and interest on any amount of such Indebtedness shall in any event not exceed at any time a per annum rate approximating the rate then being offered in the U.S. or European capital markets (as applicable to the underlying Indebtedness) for credit facilities having an equivalent commercial risk rating and tenor.

     SECTION 11.16  Indebtedness.  The Borrower shall not
directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, or permit any of its Subsidiaries to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (a)  the Obligations;

     (b) Permitted Existing Indebtedness of the Borrower or any such Subsidiary;

     (c) Subordinated Indebtedness of the Borrower, on terms and conditions satisfactory in form and substance to the Senior Lenders, the proceeds of which are applied as prepayments of the Obligations or used to refinance then existing Subordinated Indebtedness of the Borrower;

     (d) Capital Lease obligations of the Borrower or any such Subsidiary in an amount not exceeding (in the aggregate for the Borrower and all such Subsidiaries) $1,000,000;

     (e) Indebtedness of the Borrower or any such Subsidiary evidenced by industrial revenue bonds in an amount not exceeding (in the aggregate for the Borrower and all such Subsidiaries) $500,000;

    (f) Indebtedness of the Borrower to any of its Subsidiaries or of such Subsidiaries to the Borrower;

     (g) Indebtedness of the Borrower or any such Subsidiary arising from Non-Facility Letters of Credit issued for the account of the Borrower or such Subsidiary in an amount not exceeding (in the aggregate for the Borrower and all such Subsidiaries) $5,000,000;

(h)  Indebtedness of a Foreign Subsidiary of the Borrower;
provided that the proceeds of such Indebtedness are used by such Foreign Subsidiary or the Borrower in the routine conduct of its business;

     (i) trade payables, wages and other accrued expenses incurred by the Borrower or any such Subsidiary in the ordinary course of its business;

     (j) Indebtedness of the Borrower or any such Subsidiary constituting Purchase Money Indebtedness in an amount not exceeding (in the aggregate for the Borrower and all such Subsidiaries) $1,000,000;

     (k) other unsecured Indebtedness of the Borrower or any such Subsidiary not supported by a Letter of Credit in an amount not exceeding $25,000,000; provided, that the Borrower shall not issue commercial paper (i) at a time and in an amount such that the sum, after the issuance of such commercial paper, of (A) the outstanding Loans, (B) Letter of Credit Obligations outstanding, (C) the sum of the aggregate amount of the Borrower's Secured F/X Contracts outstanding and the aggregate amount of the Secured Interest Rate Contracts outstanding and (D) the aggregate outstanding amount of commercial paper issued by the Borrower, exceeds the Commitments and (ii) in any single maturity that exceeds $10,000,000;

     (l) Operating Lease obligations of the Borrower or any such Subsidiary complying with limitations thereon set forth in Section 11.21;

     (m)  if the Borrower is a member of the "The Fairchild
Corporation Group" (as defined in the Tax Allocation
Agreement), Indebtedness of the Borrower owing under the Tax
Allocation Agreement; and

     (n) any renewal, extension or refinancing of the foregoing Indebtedness of the Borrower or its Subsidiaries in an amount not in excess of the amount outstanding at the time of such renewal or extension.

No Indebtedness of the Borrower or any Subsidiary of the Borrower for borrowed money permitted hereunder, except for Permitted Existing Indebtedness of the Borrower or any such Subsidiary, to the extent otherwise provided therein, shall contain any provisions making a "default" under or in respect of some other Indebtedness for money borrowed, a "default" thereunder, unless such cross-default provisions are applicable only with respect to "defaults" which have resulted in the acceleration of payment obligations for money borrowed in an amount not less than, in any particular case, $3,000,000.

     SECTION 11.17 Sales of Assets. Except for Excluded Dispositions, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, lease, convey or otherwise dispose of any of its properties or assets, whether now owned or hereafter acquired, or any income or profits therefrom, other than pursuant to a sale, assignment, transfer, lease, conveyance or other disposition
(a) of the Borrower's or any such Subsidiary's Inventory in the ordinary course of its business or Inventory of the Borrower consisting of aircraft which has been purchased from a member of the Aerospace Group and is re-sold to such member of the Aerospace Group to the extent permitted under the Aerospace Credit Agreement, (b) involving assets of the Borrower or any such Subsidiary with a fair market value not exceeding an aggregate amount in any Fiscal Year of $2,000,000 (plus the Net Proceeds of Sale of any Excluded Dispositions), provided, that the consideration received by the Borrower, or such Subsidiary in each such transaction constitutes at least fair market value, (c) of the Borrower's or any such Subsidiary's Equipment to the extent that such Equipment is traded in for credit against the purchase price of replacement Equipment or that the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement Equipment, (d) of Accounts of Foreign Subsidiaries of the Borrower by such Subsidiaries pursuant to and in accordance with
Section 11.22, and (e) of Marketable Securities and other Investments held by the Borrower, other than such Marketable Securities on which perfected Liens exist in favor of the Administrative Agent. Notwithstanding the foregoing, sales of the Borrower's assets may be consummated provided that
(a) the Senior Lenders of the Borrower have consented thereto, which consent shall not be unreasonably withheld, and (b) the proceeds thereof are remitted to the Administrative Agent for application in accordance with the terms of this Agreement. The Borrower shall not permit Mairoll, Inc., an indirect subsidiary of the Borrower, to
(i) sell, assign, transfer, convey or otherwise dispose of all or any portion of its partnership interest in Hartz-Rex Associates or (ii) permit Hartz-Rex Associates to sell, assign, transfer, convey, lease (other than pursuant to the Hasbrouck Heights Lease) or otherwise dispose of all or any portion of the Hasbrouck Heights Real Property until the Issuing Bank's Letter of Credit No. NY-30013537 or any Letter of Credit issued hereunder in substitution therefor is cancelled or expires or, if drawn, the Reimbursement Obligations with respect thereto have been paid in full.

     SECTION 11.18  Investments.  The Borrower shall not,
and shall not permit any of its Subsidiaries to, directly or indirectly make or own, any Investment in any Person except:

     (a) Investments of the Borrower or any such Subsidiary in Cash Equivalents; provided that the Borrower shall have no limitation on the amount of Investments in Cash Equivalents held by it as long as the Administrative Agent can, if requested, perfect a security interest in all such Investments that are delivered to the Administrative Agent and any reinvestments of such Investments;

     (b) an Investment of the Borrower or any such Subsidiary resulting from the exchange of Securities consisting of capital stock of Existing Investments of the Borrower or any such Subsidiary (whether paid with respect to and by reason of any such Investment pursuant to a subscription and stock purchase agreement, warrant, option, commitment, capital calls or similar agreement or otherwise), in an amount not exceeding the amount outstanding with respect thereto on the Closing Date, as increased or decreased as required under GAAP as a result of monthly adjustments made to Investments accounted for under the equity method;

     (c) an Investment of approximately $300,000 in cash to Convac USA, Inc., a Delaware corporation and Subsidiary of Borrower, to facilitate Convac USA, Inc.'s acquisition of the balance of the issued and outstanding capital stock of Fairchild Technologies USA, Inc., formerly known as Applied Process Technology, Inc., a California corporation, a Subsidiary of Borrower, representing ten percent (10%) of all issued and outstanding capital stock of Fairchild Technologies USA, Inc.;

     (d) Investments of the Borrower or any such Subsidiary which represent defaulted or extended obligations previously contracted in the ordinary course of business and payable on terms necessary to effectuate the collection thereof, in an amount not to exceed at any one time outstanding (in the aggregate for the Borrower and all of its Subsidiaries) $2,000,000; provided that the amount of such Investments by the Borrower in any one obligor shall not exceed $1,000,000 in the aggregate at any one time outstanding;

     (e) Investments of the Borrower or any such Subsidiary arising from Indebtedness between the Borrower and its Subsidiaries permitted by subsection 11.16(f);

     (f) Investments of the Borrower in the form of notes or other Securities taken by the Borrower in connection with sales of assets by the Borrower consented to by the Requisite Senior Lenders and Investments by the Borrower in notes or other Securities or arising under royalty agreements which are proceeds of sales of Excluded Dispositions or otherwise described on Schedule 1.01-B;

     (g)  Intentionally omitted

     (h) Investments in an aggregate amount not to exceed $100,000 at any time consisting of capital contributions made by the Borrower or its Subsidiaries to wholly owned direct or indirect Subsidiaries of the Borrower formed after the Closing Date;

     (i)  Intentionally omitted;

     (j) Investments in any Indebtedness of TFC and its Subsidiaries;

     (k)  Investments (other than as permitted in subsection
11.18(b)) of up to $2,000,000 in TFC's common stock purchased from Persons other than Affiliates of TFC; and

     (l) Investments (other than Prohibited Investments) of up to $10,000,000 in the aggregate minus Investments made as permitted in subsection 11.18(k);

provided, to the extent that any such Investment would (A) result in the Borrower and its Subsidiaries, on a combined basis, owning sufficient equity in a Person to enable the Borrower or one of its Subsidiaries to control the Board of Directors (or comparable governing body) of such Person or to direct the management and operations of such Person, or
(B) require the Borrower or one of its Subsidiaries to make a public disclosure of such Investment, other than any disclosure required to be made in the financial statements of the Borrower or such Subsidiary, then the Borrower shall give the Administrative Agent, to the extent practicable, at least two (2) Business Days' notice prior to the issuance of any form of public notice, statement or other disclosure of or relating to such Investment, and provided that no provisions of Section 11.18 shall be construed to prohibit the Borrower from (a) retaining its Investment in any Person which, as of the Closing Date, was an Affiliate of the Borrower or (b) increasing its Investment in Aerospace or any Person which, as of the Closing Date, was a wholly-owned Subsidiary of the Borrower or FHC.

No provision of this Agreement shall be deemed to prohibit any Investment which is specifically permitted by this
Section 11.18 and the Borrower shall not be deemed to be in breach of, or default under, any other provision of this Agreement if such breach or default is solely attributable to the making of, or owning, an Investment which is specifically permitted by this Section 11.18. For purposes of this Section 11.18, a breach or default will be considered to be "solely attributable to the making of, or owning, an Investment" if such breach or default
(i) occurred or existed immediately upon the making of such Investment but not prior thereto, (ii) is not attributable to an event or transaction occurring subsequent to the making of such Investment and (iii) would not have occurred or would not exist if such Investment were not owned or had not been made.

     SECTION 11.19  Restricted Junior Payments.  The
Borrower shall not declare or make, or permit any of its Subsidiaries to declare or make, any Restricted Junior
Payment, except:

     (a) so long as no Event of Default or Potential Event of Default exists or would result therefrom, payments of principal and interest (including payments made to a sinking fund) due (on an unaccelerated basis in accordance with the original amortization schedule) on the Borrower's Indebtedness evidenced by the Senior Subordinated Debentures, and other Subordinated Indebtedness of the Borrower, except to the extent that any such payments are prohibited by the subordination restrictions applicable thereto;

     (b) the payment of dividends or distributions on the Borrower's or such Subsidiary's capital stock if the purpose thereof is to provide TFC with funds necessary to service Indebtedness (as defined in the Senior Subordinated Debenture Indenture) of TFC, but only to the extent TFC does not have cash, cash equivalents or readily marketable securities available to provide funds to otherwise service such Indebtedness, after taking into account reasonable working capital needs of TFC and its Subsidiaries; provided, that the exception set forth in this subsection 11.19(b) shall not be effective if and to the extent and during the period that the holders of TFC's 13-1/8% Subordinated Debentures due 2006 have waived the benefits of Section 4.05 of the Indenture dated as of March 13, 1986 pursuant to which such Subordinated Debentures were issued and the holders of TFC's Intermediate Subordinated Debentures due 2001 have waived the benefits of Section 4.05 of the Indenture dated as of October 15, 1986 pursuant to which such Intermediate Subordinated Debentures were issued; and, provided, further, that such exception shall be available in any event only so long as at least one of the Indentures described above remains in effect and continues to restrict TFC from permitting any of its subsidiaries from entering into an agreement restricting the payment of dividends or the making of other distributions on any subsidiary's capital stock which are necessary to service indebtedness of TFC;

     (c) the payment of dividends by the Borrower in an aggregate amount not in excess of $10,000,000 in any Fiscal Year; plus, in each such Fiscal Year, an amount equal to (i) the sum of (A) fifty percent (50%) of the aggregate Consolidated Net Income of the Borrower accrued on a cumulative basis subsequent to August 15, 1988 and (B) the aggregate net proceeds, including the fair market value of property other than cash received by the Borrower from the issue or sale after August 15, 1988 of capital stock of the Borrower minus (ii) its aggregate amount of all dividends paid on the capital stock of the Borrower subsequent to August 15, 1988;

     (d) dividends to the Borrower arising from the cancellation of intercompany Indebtedness upon the sale of a Subsidiary of the Borrower, which sale is permitted under
Section 11.17;

     (e) any payment in respect of Investments permitted by subsections 11.03(B)(i) or (j) or any prepayments or redemptions of Indebtedness described therein; and

     (f) dividends deemed paid by virtue of cancellation of Indebtedness of the Borrower and/or TFC after the making of an Investment therein by the Borrower as permitted by subsection 11.18(j).

Notwithstanding anything to the contrary contained herein, so long as a majority of the Borrower's capital stock is owned by TFC, any payment of a dividend or other distribution with respect to the Borrower's capital stock shall be permitted under subsection 11.19(b) only after a period of at least ninety (90) days has elapsed since the declaration of such dividend or other distribution by the Borrower's Board of Directors.

     SECTION 11.20 Accommodation Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create or become or remain liable in respect of any Accommodation Obligation except (a) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (b) any guaranty of the Obligations by a Subsidiary of the Borrower; (c) obligations, warranties and indemnities of the Borrower or any such Subsidiary, not relating to Indebtedness of any Person and not in default, which are undertaken or made in the ordinary course of its business, or in connection with Excluded Dispositions and other dispositions of assets otherwise consented to under the terms of this Agreement, and not in favor of an Affiliate of the Borrower; (d) unsecured guaranties of the Borrower guaranteeing Indebtedness of its Foreign Subsidiaries and permitted by subsection 11.16(h); (e) additional Accommodation Obligations of the Borrower or any such Subsidiary which, when combined with outstanding Indebtedness permitted under subsection 11.16(l), do not exceed the amount permitted by such subsection; (f) Accommodation Obligations of the Borrower with respect to any Operating Lease obligations of the Borrower or any Subsidiary of the Borrower to the extent permitted under
Section 11.21; and (g) unsecured guaranties of Fairchild Germany, Inc. guaranteeing Indebtedness of Fairchild Convac GmbH described on Schedule 11.20.

     SECTION 11.21 Restriction on Operating Leases. During any Fiscal Year, the Borrower shall not become liable in any way, or permit any of its Subsidiaries to become liable in any way, whether directly or by assignment or by Accommodation Obligations, for the obligations of the lessee under any Operating Lease unless, immediately after giving effect to the incurrence of liability with respect to such Operating Lease, the amount of all of the Borrower's and such Subsidiaries' Consolidated Rental Payments for such Fiscal Year (exclusive of any reimbursement for taxes, insurance, maintenance or other expenses) shall not exceed (in the aggregate) $2,000,000.

     SECTION 11.22  Sale of Accounts.  Except as otherwise
permitted hereunder:

     (a) the Borrower shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, transfer, with recourse or without, or discount or otherwise sell any of its Accounts or any of its notes or obligations receivable in any amount (other than, in the case of such Subsidiaries, the sale of Accounts owing from foreign account debtors (i) not to exceed $250,000 in the aggregate during each Fiscal Year or (ii) which are otherwise included in any asset securitization program entered into which is contemplated or permitted by the FHC Credit Agreement), and


     (b) the Borrower shall not permit any of its Foreign Subsidiaries to, directly or indirectly, sell or discount, or otherwise transfer to any Person, any of its Accounts or any of its notes or obligations receivable in any amount except (i) sales by Foreign Subsidiaries of the Borrower of Accounts, notes or obligations receivable which result in recourse obligations of such Foreign Subsidiaries in an aggregate amount not in excess of $2,500,000, (ii) sales by Foreign Subsidiaries of the Borrower of up to a total of an additional $15,000,000 in face amount of Accounts in the aggregate during the term of this Agreement, without recourse, to such Foreign Subsidiaries, and (iii) sales by Foreign Subsidiaries of the Borrower of Accounts arising from sales of Inventory to Delta Air Lines and or any of its Affiliates; provided that, with respect to all such sales of Accounts, notes or other obligations receivable, whether with or without recourse, the consideration received for such Accounts and other assets constitutes at least the fair market value thereof.

                          ARTICLE XIA

                     INTENTIONALLY OMITTED

                          ARTICLE XIB

                     INTENTIONALLY OMITTED

                         ARTICLE XIC

                     INTENTIONALLY OMITTED

                         ARTICLE XII

                    INTENTIONALLY OMITTED

                        ARTICLE XIII

                    INTENTIONALLY OMITTED

                        ARTICLE XIV

              EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     SECTION 14.01  Events of Default.  Each of the
following occurrences shall constitute an Event of Default under this Agreement:

     (a) Failure to Make Payments When Due. The Borrower shall fail to pay when due any Obligations, including, without limitation, (i) any Reimbursement Obligation,
(ii) any amount payable for principal on the Loans, includ-ing, without limitation, any mandatory prepayment payable under Section 4.02, but excluding any voluntary prepayment payable under Section 4.01, or (iii) any interest on any Loan or any fee or other amount payable hereunder (other than amounts described in clauses (i) and (ii) above), provided, that an Event of Default shall not be deemed to have occurred under this clause (iii) unless such failure shall have continued for three (3) Business Days.

     (b) Breach of Certain Covenants. The Borrower shall fail to duly and punctually perform or observe any agreement, covenant or obligation binding on the Borrower under (i) Article XI or (ii) under Section 8 of the applicable Security Agreement, other than an agreement, covenant or obligation covered by subsection 14.01(a).

     (c) Breach of Warranty. Any representation or warranty made by the Borrower or any Subsidiary of the Borrower to the Administrative Agent or a Senior Lender or Issuing Bank herein or in any Collateral Document or any of the other Loan Documents to which the Borrower or such Subsidiary is a party or in any statement or certificate at any time given by the Borrower or any of its Subsidiaries in writing pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

     (d) Other Defaults. (i) The Borrower shall default in the payment of any Obligation (other than those Obligations referred to in subsection 14.01(a)), or (ii) the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or in any of the other Loan Documents to which the Borrower or any such Subsidiary is a party or any default or event of default shall occur under any of the Collateral Documents to which the Borrower or any such Subsidiary is a party (other than as covered by subsection 14.01(b)), and such default or event of default shall continue for thirty (30) days after
(A) the Administrative Agent or any Senior Lender (acting through the Administrative Agent) notifies the Borrower or such Subsidiary of any such default, or (B) the Borrower or such Subsidiary acknowledges such default to the Administrative Agent in writing.

     (e) Default as to Other Indebtedness. The Borrower or any of its Subsidiaries shall fail to make any payment when due on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations), the aggregate amount of which Indebtedness equals or exceeds $2,000,000, or any breach, default or event of default shall occur under any instrument, agreement or indenture pertaining thereto, if the effect thereof (with or without the giving of notice or lapse of time or both) is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of the Borrower or any such Subsidiary having a value in excess of $500,000 and such foreclosure shall continue against such property to a date less than thirty
(30) Business Days prior to the date of the proposed foreclosure sale.

     (f) Collateral Documents; Failure of Security or Subordination. (i) On or after the date of the execution and delivery thereof, for any reason any Collateral Document to which the Borrower is a party ceases to be in full force and effect with respect to the Borrower or any Subsidiary Guaranty ceases to be in full force and effect or the Liens on the Borrower's or any Subsidiary Guarantor's assets intended to be created thereby cease to be or are not valid and perfected (except to the extent perfection of such Liens is not required pursuant to the terms of the applicable Collateral Document or to the extent the failure to perfect is due to the negligence of the Administrative Agent) and remains invalid or unperfected for a period of at least three
(3) Business Days after the Administrative Agent notifies the Borrower thereof or the Borrower acknowledges that such Lien has ceased to be or is not valid and perfected; or
(ii) any Lien granted by the Borrower or any Subsidiary Guarantor on its assets in favor of the Administrative Agent or to secure the Obligations which is contemplated by this Agreement or the Collateral Documents to which the Borrower is a party, or the subordination provisions of any document or instrument evidencing any Subordinated Indebtedness of the Borrower shall, at any time, be invalidated or otherwise cease to be in full force and effect, or any such Liens or Obligations shall be subordinated or shall not have the priority contemplated by this Agreement, the Collateral Documents or such subordination provisions, for any reason.

     (g) Involuntary Bankruptcy; Appointment of Receiver; etc. (i) An involuntary case shall be commenced against the Borrower or any of its Subsidiaries, unless (A) the petition is controverted within ten (10) days, and (B) the petition is dismissed within sixty (60) days, after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal or state law; or

     (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of the property of the Borrower or any of its Subsidiaries shall have been entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries or of all or a substantial part of the property of the Borrower or any of its Subsidiaries shall have been appointed; or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of its Subsidiaries shall have been issued; and in any such event not stayed, dismissed, bonded or discharged within thirty (30) days of entry, appointment or issuance.

     (h) Voluntary Bankruptcy; Appointment of Receiver; etc. The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing.

     (i) Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance, but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of $500,000 shall be entered or filed against the Borrower or any of its Subsidiaries, or any of their respective assets, and shall remain undischarged, unvacated, unbonded or unstayed for a period in excess of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder or (ii) any judgment or order of any court or administrative agency awarding material damages shall be entered against the Borrower in any action under the Federal securities laws seeking rescission of the purchase or sale of, or for damages arising from the purchase or sale of, any Subordinated Indebtedness of the Borrower or in any action seeking reimbursement, indemni-fication or contribution with respect to the payment of any such claim and such judgment or order shall have become final after exhaustion of all available appellate remedies.

     (j) Dissolution. Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist.

     (k) Change in Control. At any time a single Person or "Group" as defined by the Commission, other than Jeffrey J. Steiner and his "associates" (as defined in the Securities Exchange Act), shall acquire fifty percent (50%) or more of the stock of the Borrower (on a fully diluted basis), directly or indirectly.

     (l) Unfunded ERISA Liabilities. Any Defined Benefit Plan maintained by the Borrower or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Defined Benefit Plan of the Borrower or the PBGC (or any successor thereto) shall institute proceedings to terminate any such Defined Benefit Plan or to appoint a trustee to administer any such Defined Benefit Plan, if, as of the date of such termination, appointment or institution of proceedings, the liability (after giving effect to the tax consequences thereof) of the Borrower or a Subsidiary of the Borrower or any Excluded ERISA Affiliate to the PBGC (or any successor thereto) for the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) under the Defined Benefit Plan exceeds (i) $500,000 in the case of a Defined Benefit Plan of the Borrower or a Subsidiary of the Borrower, or
(ii) $2,500,000 in the case of a Defined Benefit Plan of such Excluded ERISA Affiliate (or in the case of a termination of a Defined Benefit Plan involving a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the Borrower's or any such Excluded ERISA Affiliate's proportionate share of such excess shall exceed
(i) $250,000 in the case of the Borrower or a Subsidiary of the Borrower, or (ii) $2,500,000 in the case of such Excluded ERISA Affiliate) or if the aggregate of all such liabilities for all such Defined Benefit Plans exceeds
(i) $1,000,000 in the case of all such Defined Benefit Plans of the Borrower or a Subsidiary of the Borrower, or
(ii) $2,500,000 in the case of all such Defined Benefit Plans of such Excluded ERISA Affiliate.

     (m)  Intentionally omitted.

     (n) Material Adverse Change. Since March 31, 1996, there shall have been a material adverse change in the business, management, ownership, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its material Subsidiaries individually, or the Borrower and its Subsidiaries taken as a whole.

     (o) Environmental Liabilities. The Borrower or any of its Subsidiaries shall become subject to any Environmental Liabilities and Costs in excess of the reserves established therefor by the Borrower plus $5,000,000 which Environmental Liabilities and Costs would have a material adverse impact on the Borrower or any such Subsidiary, arising out of or related to (i) the release of any toxic or hazardous waste, substance or constituent or other substance into the environment or any remedial action in response thereto, or
(ii) any violation of any environmental, health and safety
Requirements of Law.

     (p)  Intentionally omitted.

     (q)  Intentionally omitted.

     (r) TFC/RHI Consolidated Liquidity. The sum, as of any given date of determination, of (i) the amount of consolidated Cash and Cash Equivalents of TFC and the Borrower as of such date of determination, plus (ii) the amount of the "Revolving Credit Availability" (as defined in the FHC Credit Agreement) as of such date of determination after giving effect to any requests for loans or letters of credit received by the administrative agent under the FHC Credit Agreement on such date of determination, minus (ii) the amount of Cash and Cash Equivalents of TFC and the Borrower required to secure Contractual Obligations of TFC and the Borrower as of such date of determination shall be less than $10,000,000.

     SECTION 14.02  Intentionally omitted.

     SECTION 14.03  Rights and Remedies.

     (a) Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsection 14.01(g), 14.01(h) or 14.01(j), the Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on the Loans, and all Reimbursement Obligations shall automatically become immedi-ately due and payable, without presentment, demand, or protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of each Senior Lender to make any Loan hereunder and of each Senior Lender or Issuing Bank to issue or participate in any Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Requisite Senior Lenders may, by written notice to the Borrower, immediately terminate the Commitments and/or declare all of the Loans and all Reimbursement Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the obligation of each Senior Lender to make any Loan hereunder and of each Senior Lender or Issuing Bank to issue or participate in any Letter of Credit hereunder shall thereupon terminate.

     (b)  Intentionally omitted.

     (c) Rescission. If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal and Reimbursement Obligations which shall have become due from the Borrower to the Senior Lenders and the Issuing Banks otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 16.08, then by written notice to the Borrower, the Requisite Senior Lenders may elect, in the sole discretion of such Requisite Senior Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Senior Lenders and the Issuing Banks to a decision which may be made at the election of the Requisite Senior Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Senior Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                          ARTICLE XV

                   THE ADMINISTRATIVE AGENT

     SECTION 15.01 Appointment. Each Senior Lender hereby designates and appoints the Administrative Agent as the agent of such Senior Lender under this Agreement, the Collateral Documents and the other Loan Documents, and each Senior Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance thereof will be deemed irrevocably to authorize, the Administrative Agent to take such action on their behalf under the provisions of this Agreement, the Collateral Documents and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article XV. The provisions of this Article XV (other than Sections 15.07 and 15.08) are solely for the benefit of the Administrative Agent and the Senior Lenders, and neither the Borrower nor any Subsidiary of the Borrower shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 15.07 and 15.08). In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as the agent of the Senior Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any Subsidiary of the Borrower. The Administrative Agent may perform any of its duties hereunder, or under the other Loan Documents, by or through its agents or employees.

     SECTION 15.02 Nature of Duties. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Senior Lender or any Issuing Bank. Nothing in this Agreement, the Collateral Documents or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement, the Collateral Documents or any of the other Loan Documents except as expressly set forth herein or therein. Each Senior Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrower, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Senior Lender or Issuing Bank with any credit or other information with respect thereto. If the Administrative Agent seeks the consent or approval of the Requisite Senior Lenders to the taking or refraining from taking any action hereunder, the Administrative Agent shall send notice thereof to each Senior Lender. The Administrative Agent shall promptly notify each Senior Lender at any time that the Requisite Senior Lenders have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

     SECTION 15.03 Rights, Exculpation, etc. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable to any Senior Lender or Issuing Bank for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, except that the Administrative Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder and except that no Person shall be relieved of any liability arising solely as a result of such Person's gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Senior Lender or Issuing Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, any of the Collateral Documents or any of the other Loan Documents or the transactions contemplated hereby or thereby, or for the financial condition of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Collateral Documents or any of the other Loan Documents or the financial condition of the Borrower or any of its Subsidiaries, or the existence or possible existence of any Potential Event of Default or Event of Default. The Administrative Agent may at any time request instructions from the Senior Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until they shall have received such instructions from the Requisite Senior Lenders.
Without limiting the foregoing, no Senior Lender or Issuing Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent's acting or refraining from acting under this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents in accordance with the instructions of the Requisite Senior Lenders.

     SECTION 15.04 Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by them in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Collateral Documents or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

     SECTION 15.05 Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrower, the Senior Lenders will reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Collateral Documents or any of the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement, the Collateral Documents or any of the other Loan Documents, in proportion to each Senior Lender's Pro Rata Share; provided, that no Senior Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, the Senior Lenders hereby authorize the Administrative Agent to enter into any indemnification agreement(s) that may be required by the Borrower's independent certified public accountants as a condition to access to such accountants' work papers, books and records, and hereby agree to reimburse and indemnify the Administrative Agent against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in connection therewith. The obligations of the Senior Lenders under this Section 15.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

     SECTION 15.06  The Administrative Agent Individually.
With respect to its Pro Rata Share of the Commitments hereunder, the Loans made by it and any Notes issued to or held by it, the Administrative Agent shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Senior Lender or holder of a Note. The terms "Senior Lenders" or "Requisite
Senior Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as Senior
Lenders or as one of the Requisite Senior Lenders.  The
Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if it were not acting as Administrative Agent pursuant hereto.

     SECTION 15.07 Successor Administrative Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and the Senior Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to subsection 15.07(b) or (c) below.

     (b)  Upon any such notice of resignation, the Requisite
Senior Lenders shall appoint a successor Administrative
Agent which shall be satisfactory to the Borrower and shall be an incorporated bank or trust company.

     (c) If a successor Administrative Agent shall not have been so appointed within such thirty (30) Business Day notice period, the retiring Administrative Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as an Administrative Agent until such time, if any, as the Requisite Senior Lenders, with the consent of the Borrower, appoint a successor Administrative Agent as provided above.

     SECTION 15.08 Collateral Management. The Administra-tive Agent is hereby authorized on behalf of all of the Senior Lenders and Issuing Banks, without the necessity of any notice to or further consent from any Senior Lender or Issuing Bank, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents, which may be necessary (i) to perfect and maintain perfected the security interest in and liens upon the Collateral; and (ii) to release portions of the Collateral from the security interests and liens imposed by the Collateral Documents in connection with any dispositions of such portions of the Collateral permitted by this Agreement. In the event that the Borrower desires to sell or otherwise dispose of any assets comprising part of the Collateral and such sale or disposition is permitted by this Agreement, the Administrative Agent shall, upon timely receipt from the Borrower of an Officer's Certificate of the Borrower setting forth in reasonable detail the circum-stances of such proposed sale or disposition (including a description of the Collateral of the Borrower to be sold or otherwise disposed of, the consideration to be received and such information as may be required regarding compliance with the relevant provisions of Article XI), the Administrative Agent may release such portions of the Collateral from the security interests and Liens imposed by the Collateral Documents as may be specified by the Borrower in order for the Borrower to consummate such proposed sale or disposition.

                           ARTICLE XVI

                           MISCELLANEOUS

     SECTION 16.01 Concerning the Collateral Documents. Each Senior Lender and each Issuing Bank which is also a Senior Lender consents and agrees to the terms of the Collateral Documents and authorizes and directs the Administrative Agent to enter into such Collateral Documents to which the Administrative Agent is a party. Each Senior Lender and each Issuing Bank which is also a Senior Lender hereby agrees, and each holder of any Note, by the acceptance thereof, will be deemed to agree, that any action taken by the Requisite Senior Lenders in accordance with the provisions of this Agreement or the Collateral Documents and the exercise by the Requisite Senior Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Senior Lenders and Issuing Banks and the holders of any Note.


     SECTION 16.02 Assignment of Loans; Participation in the Facilities. (a) Each Senior Lender shall have the right (i) at any time to contract to sell, assign, transfer or negotiate all or any part of its Commitment and its interest in the Obligations hereunder to one or more Senior Lenders, commercial banks or other financial institutions and (ii) at any time (A) upon written notice to the Administrative Agent of its intent to do so, (1) to sell, assign, transfer or negotiate all or any part of its Commitment and its interest in the Obligations hereunder to one or more Senior Lenders and (2) to sell, assign, transfer or negotiate all or any part of its Commitment and its interest in the Obligations hereunder to one or commercial banks or other financial institutions (other than Senior Lenders), if such sale, assignment, transfer or negotiation consists of (i) an assignment by such Senior Lender of all of its rights and obligations with respect to this Agreement, (ii) an assignment by such Senior Lender of all of its rights and obligations with respect to its Commitment, if the aggregate outstanding principal balance of the Loans made by such Senior Lender is $5,000,000 or less, and (B) with respect to any such sale, assignment, transfer or negotiation which is not otherwise covered by clause (A) above, with the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably delayed or withheld), to sell, assign, transfer or negotiate its Commitment and its interest in the Obligations of the Borrower, to one or more commercial banks or other financial institutions (other than Senior Lenders); provided, that, any such sale, assignment, transfer or negotiation under this clause (B) by a Senior Lender of any part of its Commitment and its interest in the Obligations hereunder to a commercial bank or other institution (other than a Senior Lender) shall be in a minimum amount of $5,000,000. In the case of any sale, assignment, transfer or negotiation by any Senior Lender of all or part of its Commitment and its interest in the Obligations hereunder authorized under this Section 16.02, (i) such Senior Lender shall promptly (A) notify the Borrower thereof and deliver, or cause to be delivered, to the Borrower a statement executed by the assignee, transferee or recipient (other than a Senior Lender) that such assignee, transferee or recipient is incorporated in, or organized under, the laws of the United States of America or, if it is not so organized or incorporated, a duly completed copy of United States Internal Revenue Service Form 1001 or 4224 or any successor form thereto and (B) pay to the Administrative Agent a fee in the amount of $3,000 in consideration of its processing such assignment and (ii) the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Senior Lender hereunder and a holder of a Note, including, without limitation, (A) the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Senior Lenders or Requisite Senior Lenders, and (B) the right to enter into Secured F/X Contracts and Secured Interest Rate Contracts.

     (b) Each Senior Lender may grant participations in all or any part of its Commitment, the Loans made by it hereunder, or the Notes held by it or the Letters of Credit issued by it to one or more other Persons; provided, that
(i) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Commission or apply to qualify the Loans or the Notes under the "Blue Sky" law of any state; (ii) the applicable participation agreement shall contain provisions requiring ratable sharing by such participant with all Senior Lenders of any funds obtained by such participant as a result of the exercise by such participant of any right of counterclaim, set-off, banker's lien or similar right with respect to any Obligations, (iii) such Senior Lender shall make and receive all payments for the account of its participant and shall retain exclusively, and shall continue to exercise exclusively, all rights of approval and administration available hereunder with respect to such Senior Lender's Commitment and Pro Rata Share of the Loans and Letters of Credit, even after giving effect to the sale of any such participation, and such Senior Lender shall make such arrangements with its participants as may be necessary to accomplish the foregoing, except that any such participant may be given the right to require such Senior Lender to vote such participant's interest with respect to any amendment, modification or waiver of any provision relating to the principal amount of the Loans and Letters of Credit, the time or amount of any mandatory prepayments pursuant to Section 4.02, the maturity dates of the Loans and the Reimbursement Obligations, the interest rates borne by the Loans or the amount of fees payable hereunder, in any case by which such participant would be affected, and with respect to the release of all or substantially all of the Collateral. No holder of a participation in all or any part of the Loans or the Notes shall be a "Senior Lender" for any purpose under this Agreement; provided, that subject to the following sentence, each holder of a participation shall have the rights of a Senior Lender (including any right to receive payment) under Sections 6.10 and 6.11 and subsections 3.14(f) and 3.14(h). The right of each holder of a participation to receive payment under Sections 6.10 and 6.11 and subsections 3.14(f) and 3.14(h) shall be limited to the lesser of (i) the amounts actually incurred by such holder for which payment is provided under said Sections and (ii) the amounts that would have been payable under said Sections by the Borrower to the Senior Lender granting the participation to such holder, had such participation not been granted.

     (c) It is expressly agreed that, in connection with offers for the sale and transfer of all or any part of any Senior Lender's Commitment or any Senior Lender's interest in any of the Obligations or any participation in any of the Loans or the Notes or the Letters of Credit pursuant to this
Section 16.02, each Senior Lender may provide such informa-tion pertaining to the Borrower or any Affiliate of the Borrower as such Senior Lender may deem appropriate.

     (d)  Notwithstanding the foregoing provisions of this
Section 16.02 and the provisions of subsection 16.02(e) below, each Senior Lender may at any time (i) sell, assign, transfer, or negotiate all or any part of the Loans or its interest in the L/C Subfacility to any Affiliate of such Senior Lender and (ii) create a security interest in all or any portion of its rights hereunder (including, without limitation, the Loans owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided, that such Senior Lender and not the Affiliate to whom such disposition has been made shall be considered a "Senior Lender" for purposes of
Section 16.08, but such Affiliate shall be considered a "Senior Lender" for purposes of Sections 16.06 and 16,07; and provided, further, that the Borrower shall not incur any additional expenses solely as a result of such sale, assignment, transfer or negotiation.

     (e) No Senior Lender shall, as between the Borrower and that Senior Lender, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of the Loans or the Notes or the L/C Subfacility of such Senior Lender or other
Obligations owed to such Senior Lender.

     (f) Upon its receipt of an Assignment Agreement executed by an assigning Senior Lender and an assignee, together with the payment of the aforesaid $3,000 fee and, in the event the assignment is an assignment of all of the assigning Senior Lender's Loans and Commitment, the Note evidencing such assigning Senior Lender's Loans, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment Agreement, (ii) record the information contained therein, and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after the Borrower's receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent, a Note payable to the order of such assignee in an amount corresponding to the interest in the Loans acquired by it pursuant to such Assignment Agreement, which Note, if the assigning Senior Lender has retained no interest in the Loans, shall be executed and delivered in exchange for the assigning Senior Lender's Note. Upon exchange of any Note issued to the assignee Senior Lender for the Note of an assigning Senior Lender as aforesaid, the surrendered Note shall be cancelled by the Administrative Agent and returned to the Borrower.

     SECTION 16.03  Expenses.

     (a) Generally. The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all the Administrative Agent's reasonable internal and external audit, legal, appraisal, valuation and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys, including allocated costs of internal counsel, legal assistants, auditors, accountants, appraisers, investment bankers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent in connection with (A) its own audit and investigation of the Borrower and its Subsidiaries; (B) the negotiation, preparation and execution of this Agreement, the Collateral Documents to which the Borrower is a party and the other Loan Documents to which the Borrower is a party, any amendments, modifications or waivers thereto or thereof, the satisfaction or attempted satisfaction of the conditions set forth in Article VII or Section 5.02 and the making of the Loans to the Borrower hereunder; (C) the creation, perfection, protection or satisfaction of the Administrative Agent's Liens on the Collateral of the Borrower (pursuant to the terms of the Collateral Documents to which the Administrative Agent is a party or otherwise) and the search for other liens (including, without limitation, fees and expenses for title and lien searches, local counsel in various jurisdictions, survey costs, title commitment and insurance fees, filing and recording fees and taxes, duplication costs and corporate search fees); and (D) the protection, collection or enforcement of any of the Obligations or the Collateral of the Borrower. In addition, the Borrower shall also pay, or reimburse the Administrative Agent, the Issuing Banks, and the Senior Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees (including allocated costs of internal counsel, and costs of settlement) incurred by the Administrative Agent, any Issuing Bank or Senior Lender prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower and arising out of or in connection with any of the Loan Documents.

     (b) After Default. The Borrower further agrees to pay, or reimburse the Administrative Agent, the Issuing Banks and the Senior Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees (including allocated costs of internal counsel, and costs of settlement) incurred by the Administrative Agent, any Issuing Bank or Senior Lender after the occurrence of an Event of Default (i) in enforcing any Obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower; (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Borrower; (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents.

     SECTION 16.04 Indemnity. The Borrower agrees to defend, protect, indemnify, and hold harmless the Senior Lenders, the Issuing Banks and the Administrative Agent and their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for each such Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not any such Indemnitee shall be designated a party thereto), imposed on, incurred by, or asserted against any such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement, the 1992 Credit Agreement or any predecessor agreement thereto, the Collateral Documents or other Loan Documents, or any act, event or transaction related or attendant thereto, the Commitments, the making of and participation in the Loans is the obligor and the issuance of and participation in Letters of Credit issued hereunder, the entering into of Secured F/X Contracts and Secured Interest Rate Contracts with the Borrower, the management of such Loans or Letters of Credit (including any liabilities or claims under Federal, state or local environmental laws or regulations), or the use or intended use of the proceeds of such Loans or Letters of Credit hereunder, including, without limitation, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent, the Senior Lenders, the Issuing Banks, or any of them, in connection with any indemnification agreement(s) which may be required by the Borrower's independent certified public accountants as a condition to access to such accountant's work papers, books and records (collectively, the "Indemnified Matters"); provided, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to Section 6.10 or (ii) Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. An Indemnitee will promptly notify the Borrower of the commencement of any legal proceedings which may give rise to an Indemnified Matter, shall permit the Borrower to participate in the defense of the Indemnitee in such legal proceeding and shall not settle or compromise any Indemnified Matter unless the Borrower shall consent to such settlement or compromise. To the extent that the Borrower's undertaking to indemnify, pay and hold harmless set forth herein may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of the Indemnified Matters and the Indemnitees.

     SECTION 16.05 Change in Accounting Principles. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 8.20 are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) which result in a change in the method of calculation of any of the financial covenants, standards or terms found in Article X,
Article XI, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made.

     SECTION 16.06 Set-Off. Subject to the rights of the Senior Secured Creditors with respect to any Collateral in which the Borrower has an interest, and in addition to any Liens granted by the Borrower to the Administrative Agent or any Senior Lender or Issuing Bank and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of any Event of Default, each Senior Lender (including each Person to whom such Senior Lender has granted a participation pursuant to subsection 16.02(b)) and each subsequent holder of any Note and each Issuing Bank, is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits of the Borrower (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Senior Lender, participant or subsequent holder or that Issuing Bank to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to that Senior Lender or that subsequent holder or the Issuing Bank including, but not limited to, all Loans made and Letters of Credit issued and all claims against the Borrower of any nature or description arising out of or connected with this Agreement or the Notes, irrespective of whether or not (i) that Senior Lender (or participant) or that subsequent holder or that Issuing Bank shall have made any demand hereunder or (ii) the Requisite Senior Lenders shall have declared the principal of and interest on such Loans and Notes and other amounts due from the Borrower hereunder to be due and payable as permitted by Article XIV and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Senior Lender and each Issuing Bank agrees that it shall not, without the express consent of the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Senior Lenders, exercise its set-off rights hereunder against any accounts of the Borrower now or hereafter maintained with such Senior Lender or the Issuing Bank.

     SECTION 16.07 Ratable Sharing. Subject to subsection 4.06(b), the Senior Lenders and each subsequent holder by acceptance of a Note and each Issuing Bank agree among themselves that (a) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably and in the order of priority set forth in Section 4.06(a), whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations or any rights with respect to the Collateral, (b) if any of them shall exercise any right of counterclaim, set-off, banker's lien or similar right with respect to any Obligations owed to that Senior Lender or holder or that Issuing Bank, as the case may be, such Person shall apply the amount recovered as a result of the exercise of such right first to the payment of any Loans made to the extent lawful, and thereafter to all amounts otherwise owed by the Borrower to it, and (c) notwithstanding anything to the contrary contained herein, if, following the occurrence and during the continuance of an Event of Default, any of them shall receive, whether received by voluntary payment, by the exercise of the rights of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations or any rights with respect to the Collateral, payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the proportion received by any other of them, the one receiving such proportionately greater payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Obligations of such Borrower owed to the others so that all such recoveries with respect to the Obligations shall be applied ratably and in the order of the priority set forth in Section 4.06; provided, that if all or part of such proportionately greater payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.

     SECTION 16.08 Amendments and Waivers. (a) No amendment or modification of any provision of this Agreement or of the Notes shall be effective without the written agreement of the Borrower and the Requisite Senior Lenders, and no termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Senior Lenders, which the Requisite Senior Lenders shall have the right to grant or withhold at their sole discretion; except that

     (i) any amendment, modification, or waiver of any provision relating to (A) any renewal of the Commitments,
(B) the principal amount of the Loans made and Letters of Credit issued, (C) the manner in which the Pro Rata Shares of the Senior Lenders are calculated, (D) the maturity dates of the Loans or the Reimbursement Obligations (other than as a result of a change in the calculation or application of prepayments, which shall only require Requisite Senior Lender consent), (E) any reduction of the interest rates borne by the Loans, (F) the dates interest is payable with respect to the Loans, (G) any reduction of the amount of fees payable to the Senior Lenders hereunder or the dates on which such fees are payable, (H) the provisions contained in
Section 5.02 and Section 5.03, (I) the conditions set forth in Article VII with respect to the making of Loans and the issuance of Letters of Credit, and (J) the maximum duration of Interest Periods shall be effective only if evidenced by a writing signed by or on behalf of all Senior Lenders;

     (ii) any amendment, modification or waiver of Section
11.18 (other than subsection 11.18(k)), Section 11.19(e), clause (iii) of the proviso to the first paragraph of
Section 14.01 and subsection 14.01(p) (other than subsections 14.01(p)(i) and 14.01(p)(ii)(K)), shall be effective only if evidenced by a writing signed by or on behalf of the Requisite Senior Lenders; and

     (iii) any amendment, modification, or waiver of any provision relating to (A) the definitions of "Requisite Senior Lenders", (B) the maximum duration of Interest Periods, (C) subsections 14.01(a), (g), (h) and (j) and this
Section 16.08, and (D) the number of Senior Lenders of any Borrower or required to take any action hereunder (E) the release of all or substantially all of the Collateral, shall be effective only if evidenced by a writing signed by or on behalf of all Senior Lenders.

No amendment, modification, termination or waiver of any provision of any Note (other than provisions included therein by cross-reference to this Agreement the amendment, modification, termination or waiver of which is otherwise governed by the terms of this Agreement) shall be effective without the written concurrence of the holder of that Note. No amendment, modification, termination, or waiver of any provision of Article XV hereof or any other provision identifying or referring to the Administrative Agent shall be effective without the written concurrence of the Administrative Agent. The Administrative Agent may, with the concurrence of any of the Senior Lenders, but shall have no obligation to, execute amendments, modifications, waivers or consents on behalf of that Senior Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 16.08 shall be binding on each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by the Borrower, on the Borrower.

     (b) Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Senior Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement, and such Senior Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it amy specify) within thirty (30) days of such request, then such Senior Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent's sole discretion, to such requests on behalf of such Senior Lender as such Senior Lender's attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Senior Lender's duly authorized agent for such purposes.

     SECTION 16.09 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

     SECTION 16.10 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to the Administrative Agent shall not be effective until received by the Administrative Agent.
For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 16.10) shall be as set forth below each party's name on the signature pages hereof (or, in the case of a Senior Lender which became a party hereto pursuant to Subsection 16.02(a), on the signature page of the Assignment Agreement pursuant to which such Senior Lender became a Senior Lender); provided, that Borrower shall not be required to send copies of notices given by the Borrower under Article III, IV, or V to any Person designated to receive copies of notice on the signature pages hereof.

     SECTION 16.11 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents, the making and repayment of the Loans and issuance and discharge of Letters of Credit hereunder.

     SECTION 16.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Senior Lender, any holder of a Note or any Issuing Bank in the exercise of any power, right or privilege under this Agreement, any of the Collateral Documents or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Collateral Documents and the other Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

     SECTION 16.13  Marshalling; Payments Set Aside.
Neither any Senior Lender nor the Administrative Agent shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Senior Lenders, or the Administrative Agent or any Senior Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudu-lent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

     SECTION 16.14  Severability.  In case any provision in
or obligation under this Agreement or the Notes or the Collateral Documents or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 16.15 Obligations Several. The obligation of each Senior Lender is several, and no Senior Lender shall be responsible for the obligation or Commitment of any other Senior Lender hereunder. Nothing contained in this Agreement and no action taken by any Senior Lender pursuant hereto shall be deemed to constitute the Senior Lenders to be a partnership, an association, a joint venture or any other kind of entity.

     SECTION 16.16  Headings.  Article, section and
subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     SECTION 16.17  Governing Law.  This Agreement and the
Notes shall be governed by, and shall be construed and enforced in accordance with, the law of the State of New
York.

     SECTION 16.18  Limitation of Liability.  No claim may
be made by the Borrower or any Senior Lender against the Administrative Agent or any other Senior Lender or the Affiliates, directors, officers, employees, attorneys or agents of the Administrative Agent or any other Senior
Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and each Senior
Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     SECTION 16.19 Successors and Assigns; Subsequent Holders of Notes. This Agreement, the Collateral Documents and the other Loan Documents shall be binding upon the parties thereto and their respective successors and assigns and shall inure to the benefit of the parties thereto and, to the extent that any Senior Lender is a party thereto, to the successors and permitted assigns of such Senior Lender. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Notes, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Senior Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Neither the Borrower's rights nor any interest therein hereunder may be assigned without the written consent of all of the Senior Lenders.

     SECTION 16.20 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial; Bankruptcy Venue. (a) All judicial proceedings brought against the Borrower with respect to this Agreement or any Note may be brought in any state or federal court of competent jurisdiction in the State of New York, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. The Borrower irrevocably designates and appoints TFC as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the Borrower to be effective and binding service in every respect. The Borrower irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its notice address specified pursuant to Section 16.10, such service to become effective ten (10) days after such mailing.

     (b)  THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY AND
ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION
OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON
CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE
BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH
JURISDICTION. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Senior
Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.

     SECTION 16.21 Counterparts; Effectiveness; Inconsis-tencies. This Agreement shall become effective and the 1992 Credit Agreement shall be of no further effect with respect to the Borrower and the Senior Lenders on the Closing Date. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement, the Collateral Documents and the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any Collateral Document or any other Loan Document, this Agreement shall govern.

     SECTION 16.22 Performance of Obligations. The Borrower agrees that the Administrative Agent, the Senior Lenders and the Issuing Banks, or any one or more of them, may, but shall have no obligation to, make any payment or perform any act required of the Borrower under the Loan Documents to which the Borrower is a party or any of them, or take any other action which such party in its reasonable discretion deems necessary or desirable to protect or preserve the Collateral in which the Borrower has an interest, including, without limitation, any action to
(i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any such Collateral and (ii) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof.

     SECTION 16.23  Intentionally omitted.

     SECTION 16.24 Replacement of Certain Senior Lenders. In the event a Senior Lender ("Affected Lender") shall have:
(i) failed to fund its Pro Rata Share of any Loans requested by the Borrower which such Senior Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) failed to issue a Letter of Credit requested hereunder which such Senior Lender is obligated to issue as an Issuing Bank under the terms of this Agreement, (iii) has requested compensation from the Borrower under Sections 6.10 or 6.11 to recover increased costs incurred by such Senior Lender which are not being incurred generally by the other Senior Lenders, or
(iv) delivered a notice pursuant to Section 3.14(e) claiming that such Senior Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Senior Lenders, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more assignees which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender's rights and obligations under this Agreement (including, without limitation, its Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with this Section
16.24.  Further, with respect to such assignment:

     (A) the Borrower shall have taken, or arranged for, one or more of the following actions (as the Borrower may elect in respect of each such Letter of Credit) with respect to each outstanding Letter of Credit with respect to which the Affected Lender is the Issuing Bank:

     (I)  the Borrower shall have provided the Affected
Lender with Cash Collateral in an amount equal to the aggregate undrawn face amount of such Letter of Credit (such
Cash Collateral to be governed by terms and conditions as shall be mutually agreed to by such Borrower and such Affected Lender); or

     (II) the beneficiary or beneficiaries of such Letter of Credit shall have surrendered such Letter of Credit in exchange for the issuance of a substitute Letter of Credit by an Issuing Bank other than the Affected Lender or a substitute letter of credit by another Person (not a Senior
Lender) otherwise qualifying as an assignee; or

     (III) the Borrower shall have arranged for a letter of credit with respect to such Letter of Credit (v) to be issued by an Issuing Bank other than the Affected Lender or another Person (not a Senior Lender) otherwise qualifying as an assignee, (w) naming such Affected Lender as beneficiary thereof, (x) in a face amount equal to the aggregate undrawn face amount of such Letter of Credit, (y) having the same expiry date (plus ten (10) days) as such Letter of Credit issued by such Affected Lender and (z) becoming effective on the date of replacement of the Affected Lender; or

     (IV) such other arrangement in respect of such Letter of Credit as shall be mutually acceptable to the Borrower and such Affected Lender; and

     (B) the Affected Lender shall have concurrently received, in Cash, all amounts owed to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Senior Lender, together with accrued interest thereon through the date of such assignment.

Upon the replacement of any Affected Lender pursuant to this
Section 16.27, (x) each Letter of Credit issued by such Affected Lender shall cease to be a Letter of Credit under this Agreement, shall cease to have any participation in, entitlement to, or other right to share in the security interests and liens of the Administrative Agent and the Senior Lenders in the Collateral and shall no longer be subject to the participation provisions of Section 5.05, all of which participations shall be deemed to have terminated and been repurchased by the Issuing Banks hereunder and (y) the provisions of Section 4.06(b) shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

     SECTION 16.25 No Default Under 1992 Credit Agreement. Notwithstanding anything to the contrary contained herein or in the 1992 Credit Agreement, the Administrative Agent and each of the Senior Lenders hereby acknowledge and agree that satisfaction of any of the conditions precedent set forth in
Article VII by the Borrower, including, without limitation the transactions described in subsections 7.02(b) and 7.02(c), shall not constitute an Event of Default.


     IN WITNESS WHEREOF, this Agreement has been duly executed on the dates set forth below.



                     RHI HOLDINGS, INC.



                     By: Karen L. Schneckenburger
                         Title:  Treasurer



                              Notice Address:
                          300 West Service Road
                        Chantilly, Virginia 22021
                       Attn:  Michael T. Alcox

               CITICORP NORTH AMERICA,
                 INC., as Administrative
                 Agent and as
                 a Senior Lender


               By:  Colin M. Cohen
                    Managing Director

               Notice Address:

               Citicorp North America, Inc.
               200 South Wacker Drive
               Chicago, Illinois 60606
               Attn:  Colin M. Cohen

               With copies to:

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Attn: DeVerille A. Huston

               Eurodollar Affiliate:
                 Citibank, N.A.


          Pro Rata Share  Commitment

                    100%      $4,250,000